PRELIMINARY COPIES

                                  SCHEDULE 14C
                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

               INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No.        )


     Check the appropriate box:

     /X/ Preliminary Information Statement       / / Confidential, for Use of
                                                     the Commission Only (as
                                                     permitted by Rule
                                                     14c-5(d)(2))
     / / Definitive Information Statement

                        AMATI COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

   / / No Fee required

   /X/ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies:

                    COMMON STOCK, PAR VALUE $0.20 PER SHARE
--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

                        4,478,597 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rules 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                        $20.00 per share of Common Stock
--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

                                 $89,571,940.00
--------------------------------------------------------------------------------
     (5) Total fee paid:

                                   $17,914.39
--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     /X/ Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

                                   $99,940.21
--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

                                 SCHEDULE 14D-1
--------------------------------------------------------------------------------
     (3) Filing Party:
                         Texas Instruments Incorporated
                          DSL Acquisition Corporation
--------------------------------------------------------------------------------
     (4) Date Filed:

                               November 25, 1997
--------------------------------------------------------------------------------

PRELIMINARY COPIES


                        AMATI COMMUNICATIONS CORPORATION
                              2043 SAMARITAN DRIVE
                           SAN JOSE, CALIFORNIA 95124

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 27, 1998

To the Stockholders of
 Amati Communications Corporation:

     A Special Meeting of Stockholders (the "Special Meeting") of Amati Communications Corporation, a Delaware corporation (the "Company"), will be held on February 27, 1998 at 10:00 a.m. (local time) at 100 Crescent Court, Suite 1300, Dallas, Texas, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of November 19, 1997 (the "Merger Agreement"), between the Company, DSL Acquisition Corporation, a Delaware corporation ("Purchaser"), and Texas Instruments Incorporated, a Delaware corporation ("Parent"), in connection with the proposed merger (the "Merger") of Purchaser with and into the Company. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent and each issued and outstanding share of the Company's common stock, par value $0.20 per share (a "Share") (other than those Shares owned by Parent, Purchaser or any other wholly-owned subsidiary of Parent, or by stockholders who have validly perfected their appraisal rights under Delaware law) will be converted into the right to receive $20.00, in cash, without interest. The Merger and the Merger Agrement are more fully described in the attached Information Statement which forms a part of this notice.

     2. To transact such other business as may properly come before the meeting.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     On November 18, 1997 the Board of Directors of the Company determined that the Merger Agreement and the transactions contemplated thereby, including the Offer (as defined below) and the Merger, are fair to and in the best interests of the stockholders of the Company, and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

     The Merger is the second step of a two-step transaction pursuant to which Parent, as the owner of all of the capital stock of Purchaser, will acquire the entire equity interest in the Company. The first step was a tender offer for the outstanding Shares at $20.00 per Share net to the seller in cash (the "Offer"). Purchaser acquired 15,290,381 Shares upon the consummation of the Offer on December 24, 1997, representing approximately 77.3% of the issued and outstanding Shares.

     As a result of the consummation of the Offer, Purchaser has the right to vote a sufficient number of outstanding Shares at the Special Meeting to approve and adopt the Merger Agreement without the affirmative vote of any other holder of Shares, thereby assuring such approval and adoption. Pursuant to the Merger Agreement, Purchaser is obligated to vote the Shares owned by it in favor of approving and adopting the Merger Agreement. THE COMPANY CURRENTLY ANTICIPATES THAT THE MERGER WILL BE CONSUMMATED ON FEBRUARY 27, 1998, OR AS PROMPTLY AS PRACTICABLE THEREAFTER.

     Under Delaware law, holders of Shares who do not vote to approve the Merger Agreement and who otherwise strictly comply with applicable requirements of
Section 262 ("Section 262") of the General Corporation Law of the State of Delaware may dissent from the Merger and demand payment in cash from the Company of the fair value of their Shares. This notice constitutes notice of appraisal rights to holders of Shares pursuant to Section 262. Holders of Shares who wish to assert appraisal rights, if available, should comply with the procedures set forth in Section 262 (a copy of which is attached as Annex II to the enclosed Information Statement). Appraisal rights under Section 262 are also discussed in the Information Statement under the heading "Appraisal Rights."


                                          By Order of the Board of Directors,

                                          TERESITA MEDEL
                                          Secretary


February 6, 1998
San Jose, California

PRELIMINARY COPIES


                      AMATI COMMUNICATIONS CORPORATION
                            2043 SAMARITAN DRIVE
                         SAN JOSE, CALIFORNIA  95124

                               --------------
                            INFORMATION STATEMENT

                               --------------
                               February 6, 1998
                               --------------

         This Information Statement is being furnished by the Board of Directors (hereinafter the "Board" or "Board of Directors") of Amati Communications Corporation, a Delaware corporation (the "Company"), to the holders of the outstanding shares of common stock, par value $0.20 per share (the "Shares"), of the Company, in connection with the proposed merger (the "Merger") of DSL Acquisition Corporation, a Delaware corporation ("Purchaser"), with and into the Company pursuant to an Agreement and Plan of Merger, dated as of November 19, 1997 (the "Merger Agreement"), by and among the Company, Purchaser, and Texas Instruments Incorporated, a Delaware corporation ("Parent"), a copy of which is attached hereto as Annex I. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent and each issued and outstanding Share (other than those Shares owned by Parent, Purchaser or any other wholly-owned subsidiary of Parent, or by stockholders who have validly perfected their appraisal rights under Delaware law) will be converted into the right to receive $20.00, in cash, without interest (the "Merger Consideration").

         The Merger is the second step of a two-step transaction pursuant to which Parent, as the owner of all of the capital stock of Purchaser, will acquire the entire equity interest in the Company. The first step was a tender offer for the outstanding Shares at $20.00 per Share net to the seller in cash (the "Offer"). Purchaser acquired 15,290,381 Shares upon the consummation of the Offer on December 24, 1997, representing approximately 77.3% of the issued and outstanding Shares.

         This Information Statement accompanies a Notice of a Special Meeting of Stockholders (the "Special Meeting") of the Company to be held on February 27, 1998, at which time the Company's stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and such other business as may properly come before the meeting.

         As a result of the consummation of Offer, Purchaser has the right to vote a sufficient number of outstanding Shares at the Special Meeting to approve and adopt the Merger Agreement without the affirmative vote of any other holder of Shares, thereby assuring such approval and adoption. Pursuant to the Merger Agreement, Purchaser is obligated to vote the Shares owned by it in favor of approving and adopting the Merger Agreement. THE COMPANY CURRENTLY ANTICIPATES THAT THE MERGER WILL BE CONSUMMATED ON FEBRUARY 27, 1998, OR AS PROMPTLY AS PRACTICABLE THEREAFTER.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         This Information Statement is first being mailed to stockholders on or about February 6, 1998.

            This Information Statement is dated February 6, 1998.

                               TABLE OF CONTENTS

                                                                                                                      PAGE
                                                                                                                      ----
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

GENERAL; SPECIAL MEETING OF STOCKHOLDERS; REQUIRED VOTE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6

PAYMENT FOR SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7

APPRAISAL RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11

THE MERGER AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21

FINANCIAL ARRANGEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30

BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33

SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45

CERTAIN PROJECTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    53

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    54

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    56

INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-1

ANNEX I --       AGREEMENT AND PLAN OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   I-1

ANNEX II --      SECTION 262 OF THE GENERAL CORPORATION LAW
                 OF THE STATE OF DELAWARE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  II-1

ANNEX III --     OPINION OF DEUTSCHE MORGAN GRENFELL INC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . III-1

                                    SUMMARY

         The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained, or incorporated by reference, in this Information Statement and the Annexes hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Information Statement.

         STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THIS INFORMATION STATEMENT AND THE ANNEXES HERETO IN THEIR ENTIRETY. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                 THE COMPANIES

         The Company. The Company is a leading developer of advanced transmission equipment utilizing Discrete Multi-tone ("DMT") technology for the Asymmetrical Digital Subscriber Line ("ADSL") and Very high-speed Digital Subscriber Line ("VDSL") markets. The Company holds DMT, ADSL and VDSL patents and has entered into agreements covering its technology with companies like Alcatel, Analog Devices, Inc., Motorola, NEC, Northern Telecom, Siemens and Parent. The Company's DMT/ADSL products were recently selected by British Columbia Telephone, Canada for a proposed roll-out of the first standards based commercial ADSL services for transmitting high-speed data over existing copper phone lines, making internet access, interactive services, broadcast quality video and video-on-demand realizable to subscribers. The Company is also a provider of network connectivity systems for the internetworking and Original Equipment Manufacturer markets. The Company's principal executive offices are located at 2043 Samaritan Drive, San Jose, California, 95124. The telephone number of the Company at such offices is 408-879-2000.

         Purchaser. The Purchaser is a newly incorporated Delaware corporation and a direct wholly- owned subsidiary of Parent. To date the Purchaser has not conducted any business other than in connection with the Offer and the Merger. The principal executive offices of the Purchaser are located at 13500 North Central Expressway, P. O. Box 655474, Dallas, Texas 75265-5474. The telephone number of Purchaser at such offices is (972) 995-2551.

         Parent. Parent is a global semiconductor company and the world's leading designer and supplier of digital signal processing solutions, the engines driving the digitization of electronics. Headquartered in Dallas, Texas, Parent's businesses also include calculators, productivity products, controls and sensors, metallurgical materials and digital light processing technologies. Parent has manufacturing or sales operations in more than 25 countries. The principal executive offices of Parent are located at 13500 North Central Expressway, P. O. Box 655474, Dallas, Texas 75265-5474. The telephone number of Parent at such offices is (972) 995-2551.


                                    GENERAL

         This Information Statement is being delivered in connection with the merger of Purchaser into the Company pursuant to the Merger Agreement. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent, each issued and outstanding Share (other than Shares owned by

Parent, Purchaser or any other wholly-owned subsidiary of Parent, or by stockholders who have validly perfected their appraisal rights under Delaware law) will be converted into the right to receive the Merger Consideration (i.e., $20.00 in cash), and the equity interest of all pre-Merger stockholders in the Company will be terminated.

         The Merger is the second step of a two-step transaction pursuant to which Parent, as the owner of all of the capital stock of Purchaser, will acquire the entire equity interest in the Company. The first step was the Offer. Purchaser acquired 15,290,381 Shares upon the consummation of the Offer on December 24, 1997, representing approximately 77.3% of the issued and outstanding Shares.

         Pursuant to the Merger Agreement, and effective upon the consummation of the Offer, three of the five members of the Board of Directors of the Company resigned as directors and three persons designated by Parent were appointed as members of such Board of Directors.

                 SPECIAL MEETING OF STOCKHOLDERS; REQUIRED VOTE

         A Special Meeting of Stockholders will be held on February 27, 1998, at 10:00 a.m. (local time) at 100 Crescent Court, Suite 1300, Dallas, Texas 75201. At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and such other proposals as may be properly brought before the Special Meeting.

         Under Delaware law and the Company's amended and restated certificate of incorporation, the affirmative vote of a majority of the issued and outstanding Shares is required to approve and adopt the Merger Agreement at the Special Meeting. Only holders of record of Shares at the close of business on February 4, 1998 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. At such date there were 19,768,978 Shares outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting.

         As a result of the Offer, Purchaser was the holder of record of 15,290,381 Shares on the Record Date, constituting approximately 77.3% of the 19,768,978 Shares issued and outstanding on the Record Date. Pursuant to the terms of the Merger Agreement, Purchaser is obligated to vote all such Shares in favor of approving and adopting the Merger Agreement, which under Delaware law and the Company's amended and restated certificate of incorporation will be a sufficient number of Shares to approve and adopt the Merger Agreement without the affirmative vote of any other holder of Shares, thereby assuring such approval and adoption.


                               PAYMENT OF SHARES

         Upon consummation of the Merger, the Company will make available to ChaseMellon Shareholder Services, L.L.C., as paying agent (the "Paying Agent") for the holders of record of Shares, as needed, the aggregate amount of cash to be paid in respect of the Shares converted into the right to receive the Merger Consideration pursuant to the Merger. Holders of record should use the Letter of Transmittal to be provided under separate cover to effect the surrender of certificates evidencing Shares in exchange for the Merger Consideration. All certificates so surrendered will be cancelled. Upon consummation of the Merger and surrender of a certificate evidencing Shares, together with a duly executed Letter of Transmittal, the holder thereof will receive the Merger Consideration. Any cash held by the Paying Agent that remains unclaimed by stockholders for one year after the effective time of the Merger will be returned to the Company, as the surviving corporation
(the "Surviving Corporation") in the Merger, upon demand and thereafter stockholders may look, subject to applicable abandoned property, escheat and other similar laws, only to the Company for payment thereof.

         A Letter of Transmittal will be sent to all stockholders of the Company under separate cover. The Letter of Transmittal will advise such holder of the terms of the Merger and the procedures for surrendering to the Paying Agent certificates evidencing Shares in exchange for the Merger Consideration. See "Payment for Shares."

                                APPRAISAL RIGHTS

         Under Delaware law, holders of Shares who do not vote to approve the Merger and who otherwise strictly comply with applicable requirements of the General Corporation Law of the State of Delaware may dissent from the Merger and demand payment in cash from the Company of the fair value of their Shares. See "Appraisal Rights."

                                   THE MERGER

         Background of the Merger. For a description of the events leading up to the approval of the Merger Agreement by the Board of Directors of the Company, see "The Merger -- Background of the Offer and the Merger."

         Approval of the Board of Directors. On November 18, 1997, the Board of Directors of the Company (the "Board of Directors") determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company, and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. See "The Merger -- Background of the Offer and the Merger."

         Interests of Certain Persons in the Merger. Prior to commencement of the Offer, Parent entered into a retention agreement, dated as of November 19, 1997, with James E. Steenbergen, the Company's Chief Executive Officer, President and Chief Financial Officer. See "The Merger -- Interests of Certain Persons in the Merger -- Steenbergen Retention Agreement." In addition, Parent entered into similar retention agreements on such date with Mr. Ronald Carlini, the Company's Vice President of Corporate Development, and Mr. James D. Hood, the Company's Vice President of Engineering. See "The Merger -- Interests of Certain Persons in the Merger -- Other Retention Agreements."

         Opinion of Financial Advisor. Deutsche Morgan Grenfell Inc. ("DMG"), the Company's financial advisor, has delivered to the Company its written opinion that, as of November 19, 1997, the cash consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair for such stockholders (other than Parent and its affiliates) from a financial point of view. DMG was not requested to, and has not, updated its opinion.
The complete opinion of DMG which sets forth the assumptions made, matters considered and limits of its review, is attached to this Information Statement as Annex III and should be read in its entirety. See "The Merger -- Opinion of Financial Advisor."

         Purpose of the Merger. The purpose of the Merger is to enable Parent, through Purchaser, to acquire the remaining equity interest in the Company not currently owned by Purchaser.

         Conditions to the Merger. The Merger is subject to the satisfaction of certain conditions. See "The Merger Agreement -- Conditions to the Merger." Assuming the satisfaction of such conditions, it is expected that the Merger will be consummated on February 27, 1998, or as promptly as practicable thereafter.

         Regulatory Matters. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), expired on December 5, 1997. The Company is not aware of any federal, state or foreign regulatory requirements that remain to be complied with in order to consummate the Merger. See "The Merger -- Regulatory Matters."

         Federal Income Tax Consequences of the Merger. The receipt of cash pursuant to the Merger Agreement or the exercise of appraisal rights will be a taxable transaction for federal income tax purposes. See "The Merger -- Certain Federal Income Tax Consequences of the Merger." Stockholders are urged to consult their own tax advisors as to the particular tax consequences of the Merger to them, including the applicability and the effect of federal, state, local, foreign and other tax laws.

                 SELECTED FINANCIAL INFORMATION OF THE COMPANY

         The selected financial information of the Company set forth below has been derived from the audited financial statements and other financial information of the Company. Such information should be read in conjunction with the audited financial statements and other financial information of the Company included elsewhere herein.

                                               Fiscal Years Ended                          Three Months Ended
                              -----------------------------------------------------       -------------------------
                              July 31,   July 30,  July 29,  July 27,   August 2,         November 2,   November 1,
                                1993      1994      1995      1996        1997               1996          1997
                              -------   --------  --------   --------   ------------      -----------   -----------
                                                  (in thousands, except per share amounts)
 SELECTED INCOME STATEMENT
 DATA:
 Net Sales . . . . . . . . .  $12,307    $ 8,236   $12,040   $ 12,085   $ 13,200          $  4,513      $   4,702
 Income (Loss) before Income
 Taxes . . . . . . . . . . .   (5,963)       530     1,933    (34,035)   (12,243)             (746)        (4,442)
 Provision for Income Taxes        --         27        97         43         --                --             --
                              -------    -------   -------   --------   --------          --------      ---------
 Net Income (Loss) . . . . .  $(5,963)   $   503   $ 1,836   $(34,078)  $(12,243)         $   (746)     $  (4,442)
 Net Income (Loss) Per Share     (.46)       .04       .16      (2.21)      (.66)             (.04)          (.23)


 SELECTED BALANCE SHEET
 DATA:
 Current Assets  . . . . . .  $11,188    $ 9,463   $ 7,793   $  5,182   $  9,282                --      $   9,611
 Current Liabilities . . . .    2,598      2,171     1,591      2,467      5,517                --         10,206
 Working Capital . . . . . .    8,590      7,292     6,202      2,715      3,765                --           (595)
 Total Assets  . . . . . . .   12,936     11,391    12,111      6,241     15,083                --         15,579
 Long-term Liabilities . . .    1,099        428       294      2,094      4,540                --          4,587
 Stockholders' Equity  . . .    9,239      8,792    10,226      1,680      5,026                --            786

 OTHER DATA:
 Book Value Per Share  . . .       --         --        --         --        .26                --            .04

                          MARKET PRICES AND DIVIDENDS

         The Shares are listed on The Nasdaq Stock Market ("Nasdaq") under the symbol "AMTX". The following table sets forth, for the quarters indicated, the high and low sales price per Share on Nasdaq. All prices set forth below are as reported in published financial sources:

                                                                                                     MARKET PRICE
                                                                                                 --------------------
                                                                                                   HIGH         LOW
                                                                                                 --------     -------
     1996
             Quarter ended March 31, 1996  . . . . . . . . . . . . . . . . . . . . . .           $ 9 .500     $ 5.125
             Quarter ended June 30, 1996 . . . . . . . . . . . . . . . . . . . . . . .             36.500       8.375
             Quarter ended September 30, 1996  . . . . . . . . . . . . . . . . . . . .             25.375       9.375
             Quarter ended December 31, 1996 . . . . . . . . . . . . . . . . . . . . .             25.125      12.625

     1997
             Quarter ended March 31, 1997  . . . . . . . . . . . . . . . . . . . . . .             16.125       9.375
             Quarter ended June 30, 1997 . . . . . . . . . . . . . . . . . . . . . . .             15.500       7.125
             Quarter ended September 30, 1997  . . . . . . . . . . . . . . . . . . . .             19.250      10.250
             Quarter ended December 31, 1997 . . . . . . . . . . . . . . . . . . . . .             19.813      10.750

     1998
             Quarter ended March 31, 1998 (through February 5, 1998) . . . . . . . . .

         On November 18, 1997, the last full trading day prior to the public announcement of the terms of the Merger Agreement, the reported closing sales price per Share on Nasdaq was $15.188. On November 24, 1997, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on Nasdaq was $19.75. On February 5, 1998, the last full trading day prior to the commencement of mailing of this Information Statement, the reported closing sales price per Share on Nasdaq was $______.

         The Company has not paid cash dividends on the Shares. The Merger Agreement prohibited the Company from declaring or paying any dividends until such time as the directors designated by Parent have been elected to, and shall constitute a majority of, the Board of Directors, which occurred on December 24, 1997.

            GENERAL; SPECIAL MEETING OF STOCKHOLDERS; REQUIRED VOTE

         This Information Statement is being delivered in connection with the merger of Purchaser into the Company pursuant to the Merger Agreement. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent, each issued and outstanding Share (other than Shares owned by Parent, Purchaser or any other wholly-owned subsidiary of Parent, or by stockholders who have validly perfected their appraisal rights under Delaware law) will be converted into the right to receive the Merger Consideration (i.e., $20.00 in cash), and the equity interest of all pre- Merger stockholders in the Company will be terminated.

         The Merger is the second step of a two-step transaction pursuant to which Parent, as the owner of all of the capital stock of Purchaser, will acquire the entire equity interest in the Company. The first step was the Offer. Purchaser acquired 15,290,381 Shares upon the consummation of the Offer on December 24, 1997, representing approximately 77.3% of the issued and outstanding Shares.

         Pursuant to the Merger Agreement, and effective upon the consummation of the Offer, three of the five members of the Board of Directors of the Company resigned as directors and three persons designated by Parent were appointed as members of such Board of Directors.

         The Special Meeting will be held on February 27, 1998, at 10:00 a.m. (local time) at 100 Crescent Court, Suite 1300, Dallas, Texas 75201.
At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and such other proposals as may be properly brought before the Special Meeting.

         Under Delaware law and the Company's amended and restated certificate of incorporation, the affirmative vote of a majority of the issued and outstanding Shares is required to approve and adopt the Merger Agreement at the Special Meeting. Only holders of record of Shares at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. At such date there were 19,768,978 Shares outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting.

         As a result of the Offer, Purchaser was the holder of record of 15,290,381 Shares on the Record Date, constituting approximately 77.3% of the 19,768,978 Shares outstanding on the Record Date. Pursuant to the terms of the Merger Agreement, Purchaser is obligated to vote all such Shares in favor of approving and adopting the Merger Agreement, which under Delaware law and the Company's amended and restated certificate of incorporation will be a sufficient number of Shares to approve and adopt the Merger Agreement without the affirmative vote of any other holder of Shares, thereby assuring such approval and adoption. THE COMPANY CURRENTLY ANTICIPATES THAT THE MERGER WILL BE CONSUMMATED ON FEBRUARY 27, 1998, OR AS PROMPTLY AS PRACTICABLE
THEREAFTER.

         The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware. As used in this Information Statement, "Effective Time" means the effective time of the Merger under the General Corporation Law of the State of Delaware.

                               PAYMENT FOR SHARES

         General. Upon consummation of the Merger, the Company will make available to the Paying Agent for the holders of record of Shares, as needed, the aggregate amount of cash to be paid in respect of the portions of Shares converted into cash pursuant to the Merger. Holders of record should use a Letter of Transmittal to effect the surrender of certificates evidencing Shares in exchange for the Merger Consideration. All certificates so surrendered will be cancelled. Upon consummation of the Merger and surrender of certificates evidencing Shares, together with a duly executed Letter of Transmittal, the holder of record thereof will receive in exchange for each Share surrendered the Merger Consideration. Any cash held by the Paying Agent that remains unclaimed by stockholders for one year after the Effective Time will be returned to the Surviving Corporation upon demand and thereafter stockholders may look, subject to applicable abandoned property, escheat and other similar laws, only to the Surviving Corporation for payment thereof.

         Letter of Transmittal. A Letter of Transmittal will be sent to all stockholders of the Company under separate cover. The Letter of Transmittal will advise such holder of the terms of the Merger and the procedures for surrendering to the Paying Agent certificates evidencing Shares in exchange for cash.

         Valid Surrender of Shares. For Shares to be validly surrendered pursuant to the Merger, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, must be received by ChaseMellon Shareholder Services, L.L.C., as the paying agent (the "Paying Agent"), at one of its addresses set forth in the Letter of Transmittal and either (i) certificates representing Shares must be received by the Paying Agent or (ii) such Shares must be delivered by book-entry transfer.

         Book-Entry Transfer. The Paying Agent will establish an account with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") for purposes of the Merger. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Paying Agent's account at such Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedure for such transfer.

         Signature Guarantee. Signatures on Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act) or of the National Association of Securities Dealers, Inc. (the "NASD"), or by a commercial bank or trust company having an office or correspondent in the United States or by any other "Eligible Guarantor Institution" (as defined in Rule 17Ad-15 under the Exchange
Act) (each of the foregoing constituting an "Eligible Institution"), unless the Shares delivered therewith are delivered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made to a person other than the registered holder, then the certificates representing Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above and as provided in the Letter of Transmittal.

         THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE STOCKHOLDER. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

         Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding of 31% of the aggregate Merger Consideration payable to a stockholder, such stockholder must provide the Paying Agent with his correct taxpayer identification number and certify that he is not subject to backup federal income tax withholding by completing the substitute Form W-9 included in the Letter of Transmittal.

                                APPRAISAL RIGHTS

         Stockholders of the Company are entitled to appraisal rights under
Section 262 of the General Corporation Law of the State of Delaware ("Section 262") as to Shares owned by them. Set forth below is a summary description of
Section 262. Section 262 is reprinted in its entirety as Annex II to this Information Statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the Shares as to which appraisal rights are asserted. A person having a beneficial interest in Shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

         THE FOLLOWING SUMMARY IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX II. THIS SUMMARY AND ANNEX II SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH HEREIN AND THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

         In accordance with Section 262, any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of this Information Statement, demand in writing from the Company the appraisal of the fair value of such stockholder's Shares. Such demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of the fair value of such stockholder's Shares. Any stockholder (other than a record owner who is acting as a nominee holder for different beneficial owners) seeking to exercise appraisal rights for a portion, but not all, of such stockholder's Shares should consult with legal counsel before taking any such action. The Company believes that Delaware law has not clearly addressed the ability of such a stockholder to exercise appraisal rights with respect to a portion, but not all, of such stockholder's Shares. Stockholders should be aware of the risk that should a stockholder seek to exercise appraisal rights with respect to a portion, but not all, of such stockholder's Shares, the Company may assert that by doing so such stockholder has waived such stockholder's appraisal rights and a Delaware court may find that such stockholder has so waived such stockholder's appraisal rights. A stockholder who elects to exercise appraisal rights must mail or deliver such stockholder's written demand to the President of the Company at 2043 Samaritan Drive, San Jose, California 95124.

         A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate or certificates representing his Shares. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

         A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which such person is the record owner. In such case, the written demand must set forth the number of

Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

         Within 120 days after the Effective Time, either the Surviving Corporation or any stockholder who has complied with the required conditions of
Section 262 may file a petition in the Delaware Court of Chancery (the "Delaware Chancery Court") demanding a determination of the fair value of the Shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the Shares formerly owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Delaware Chancery Court is to take into account all relevant factors.

         Stockholders considering seeking appraisal should note that the "fair value" of their Shares determined under Section 262 could be more than, the same as or less than $20.00 per Share, and that opinions of investment banking firms as to fairness, from a financial point of view, are not opinions as to fair value under Section 262. The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed against the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal.

         From and after the Effective Time, no stockholder who has duly demanded appraisal in compliance with Section 262 will be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

         At any time within 60 days after the Effective Time, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered in the Merger Agreement; after this period, a stockholder may withdraw such stockholder's demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all stockholders who had previously demanded appraisal shall thereafter be entitled to receive the Merger Consideration in cash, without interest thereon, upon surrender of the certificates that formerly represented their Shares. Inasmuch as the Company has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Chancery Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

                                   THE MERGER

BACKGROUND OF THE OFFER AND THE MERGER

         In October 1996, Parent and the Company entered into a Cooperative Development and Product Sale Agreement pursuant to which the Company agreed to develop and sell to Parent certain software to be incorporated into Parent's digital signal processing products. Pursuant to such agreement, the Company granted to Parent certain licenses to use, copy, sell and manufacture certain of the Company's intellectual property included in the software to be developed by the Company. Such agreement was not related to the subsequent contacts between Parent and the Company in connection with the Offer and the Merger.

         Set forth below is a description of the background of the Offer and the Merger, including a brief description of the material contacts between Parent and its affiliates and the Company and its affiliates regarding the transactions described herein. Until the consummation of the Offer, the Board of Directors of the Company consisted of the following individuals: Dr. James Gibbons, Donald L. Lucas, James E. Steenbergen, Dr. John Cioffi and Aamer Latif.

         In May 1997, the Company's Board of Directors began to consider possible strategic transactions involving the Company, including the possibility of an acquisition by a larger company. The Board of Directors determined to retain an independent financial advisor to investigate possible business combinations and strategic alternatives and to advise the Board of Directors with respect thereto. The Board authorized a committee composed of its outside directors to select a financial advisor.

         In June 1997, this committee selected Deutsche Morgan Grenfell Inc. ("DMG") to be retained as the Company's financial advisor. Thereafter, DMG contacted over fifteen companies, including Parent, to determine interest in a possible business combination or other transaction with the Company. The companies included a large number of domestic and international semiconductor, telephone equipment and data communications equipment manufacturers.

         Effective as of July 22, 1997, the Company and Parent entered into the Confidentiality Agreement for the purpose of investigating and further discussing a possible business combination. The Company also entered into similar confidentiality agreements with four other parties, including Westell Technologies, Inc. ("Westell"), for the same purpose. In addition, DMG and the Company made management presentations to six possible transaction candidates, including Parent and Westell. Following these presentations and further discussions, only Parent and Westell indicated interest in a business combination with the Company. During September 1997, Parent conducted a due diligence review of the Company, while Westell, but not Parent, had active and continuous negotiations with the Company regarding an acquisition proposal. These negotiations culminated in the execution of the Agreement and Plan of Merger among the Company, Westell and Kappa Acquisition Corp., a wholly-owned subsidiary of Westell, dated September 30, 1997 (the "Westell Merger Agreement"), pursuant to which the stockholders of the Company would receive Class A Common Stock of Westell in exchange for their Shares based on a conversion ratio of 0.9 shares of Westell Class A Common Stock for each Share of Company Common Stock (the "Westell Ratio"). One day before those negotiations were finalized, Parent submitted a preliminary written proposal regarding an acquisition of the Company. Due to Westell's requirement that the Westell Merger Agreement be executed prior to

October 1, 1997, or its offer would be withdrawn, and the preliminary and conditional nature of Parent's proposal, the Board of Directors decided to proceed with the execution of the Westell Merger Agreement. Execution of the Westell Merger Agreement was publicly announced on October 1, 1997.

         On November 4, 1997, the Company received a letter from Parent proposing a cash tender offer to purchase all of the outstanding Shares for $18 per share. On November 4, and again on November 6, the Board of Directors met to discuss this proposal. After consultation with DMG and the Company's legal counsel, the Board of Directors determined that this proposal constituted a "Superior Proposal" as defined in the provision of the Westell Merger Agreement relating to the Company's right to negotiate with an alternate bidder, and determined to enter into negotiations with Parent.

         On November 5, 1997, representatives of the Company informed Westell and its representatives of the proposal made by Parent and initiated discussions with representatives of Westell to determine whether, in light of the Parent proposal, Westell was prepared to improve its offer.

         On November 7, 1997, the Company and its representatives initiated negotiations with Parent and its representatives regarding the Parent proposal, and Parent began to conduct an additional due diligence review of the Company, by, among other things, holding discussions with certain of the Company's executives and representatives. As a result of these negotiations, on November 12, 1997, Parent increased its proposal to $20 per share, eliminated or modified certain conditions and advised the Company that it had completed its due diligence review. The Board of Directors met to consider the increased proposal by Parent and to review the terms of the proposed Merger Agreement.

         On November 13, 1997, the Company notified Westell that it had determined to accept the Offer and to terminate the Westell Merger Agreement in accordance with its terms, which required the Company to provide at least three business days notice of termination to Westell and pay to Westell a fee of approximately $14.8 million (the "Termination Fee").

         On November 18, 1997, the Board of Directors again met to consider and review the terms of the proposed Merger Agreement. At the meeting DMG made a presentation to the Board of Directors and delivered its oral opinion, subsequently confirmed in writing (the "Fairness Opinion"), that as of such date, the $20 per share cash consideration proposed to be received by the stockholders of the Company pursuant to the Offer and the Merger was fair to such stockholders (other than Parent and its affiliates) from a financial point of view. The full text of the Fairness Opinion is attached as Annex III to this Information Statement. STOCKHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. After discussion (which, among other things, took note of information the Company's advisors had received that Westell was unlikely to make any proposal to improve the terms of the Westell Merger Agreement), the Board of Directors unanimously approved the Merger Agreement and the transactions contemplated thereby and unanimously recommended that stockholders of the Company accept the Offer and tender their shares.

         On November 19, 1997, subsequent to the expiration of the three business day notice period required by the Westell Merger Agreement, the Company arranged to pay to Westell the Breakup Fee and the amounts outstanding under the Westell loan agreement with the proceeds received from Parent, effecting the termination of the Westell Merger Agreement. See "Financial Arrangements--The Commitment and the Loans." Effective November 19, 1997, the Company, Parent and Purchaser executed and delivered the Merger Agreement. On November 19, 1997, Parent and the Company issued a press release announcing the execution of the Merger Agreement.

         In arriving at its decision regarding its recommendation set forth above, the Board of Directors considered (among other things) the following:

         o The opinion of DMG, dated November 18, 1997, to the effect that, as of the date of the Fairness Opinion, the $20 per Share cash consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger was fair to such stockholders (other than Parent and its affiliates) from a financial point of view.

         o The determination that the Offer and the Merger were superior to the transaction contemplated by the Westell Merger Agreement insofar as the $20 per Share price was payable in cash, compared with the consideration offered by Westell in the form of Westell Class A Common Stock, and represented a premium of approximately 25% over the effective price per Share being offered under the Westell Merger Agreement (based on the closing price per share of the Westell Class A Common Stock on the Nasdaq National Market on November 18, 1997).

         o The determination that the Offer and the Merger presented less risk to the stockholders of the Company than the merger contemplated by the Westell Merger Agreement insofar as, under the latter agreement, the Westell Ratio was fixed and not subject to adjustment in the event of any increase or decrease in the market price of the Westell Class A Common Stock, resulting in possible fluctuations in the value of the consideration to be received by the Company's stockholders under the Westell Merger Agreement.

         o The determination that the $20 per Share cash consideration offered fair value to the Company's stockholders for their Common Stock and exceeded the market price that the Company's stockholders could reasonably expect to realize in the foreseeable future, taking into account the following factors:
                 (a) information presented to the Board of Directors relating to the recent financial condition and results of operations of the Company and management's evaluation of the Company's prospects, as well as the Board of Directors' general familiarity with the Company's business, operations, financial condition and earnings on both an historical and a prospective basis; (b) the relationship of the $20 per Share price to the historical market prices for Company Common Stock, including that the $20 per Share represented a premium of approximately 31% over the closing price of the Company Common Stock on the Nasdaq National Market on November 18, the day on which the Board of Directors approved the Merger Agreement; (c) the vigorous arms-length nature of the negotiations that resulted in Parent offering the $20 per Share price in the Offer and the Merger, and (d) the results of the process undertaken by DMG to approach and contact potential transaction candidates and the fact that, despite these contacts, only Westell and Parent had made written proposals regarding a business combination prior to the public announcement of the Westell Merger Agreement and that, since the public announcement of the Westell Merger Agreement on October 1, 1997, no unsolicited expressions of interest had been received by the Company or DMG from any other third party.

         o The fact that, even though the Company encouraged Westell to improve its proposal for acquiring the Shares in light of the Offer, Westell declined to do so on November 18, 1997.

         o The terms and conditions of the Parent Merger Agreement, including the amount and form of the consideration being offered to the Company's stockholders, the conditions to the Purchaser's obligations to consummate the Offer and the Merger, which the Board of Directors believes provides greater, or no less, certainty to the Company's stockholders than the Westell Merger Agreement, and Parent's agreement to loan funds to the Company for the Company's payment of the Westell Termination Fee and repayment of amounts loaned to the Company by Westell in connection with the execution of the Westell Merger Agreement.

         The foregoing discussion of factors considered by the Board of Directors is not intended to be exhaustive. It summarizes all material factors considered. The Board of Directors did not assign any relative or specific weights to the foregoing factors, nor did it specifically characterize any factor as positive or negative (except as described above), and individual directors may have given differing weights to differing factors and may have viewed certain factors more positively or negatively than others. Throughout its deliberations, the Board of Directors received the advice of its financial and legal advisors. The Board of Directors viewed its recommendation as being based upon the totality of the information presented and considered by them.

         On November 25, 1997, Purchaser commenced the Offer. The Offer expired at 12:00 midnight, New York City time, on December 23, 1997. Following the expiration of the Offer, Purchaser accepted for payment 15,290,381 Shares (approximately 77.3% of the issued and outstanding Shares) validly tendered and not withdrawn pursuant to the Offer, which number gives effect to the failure of a number of Shares to be delivered in accordance with guaranteed delivery procedures. On December 24, 1997, the resignations of three of five existing directors of the Company became effective and three persons designated by Purchaser were elected to the Board of Directors.

OPINION OF FINANCIAL ADVISOR

         The Company retained DMG to act as financial adviser to the Company for the purpose of evaluating the fairness, from a financial point of view, of the cash consideration to be received by the Company's stockholders pursuant to the Offer and the Merger. DMG had previously been retained by the Company to provide similar financial advisory services in connection with the Westell Merger Agreement. As compensation for DMG's services as financial adviser, the Company has agreed to pay DMG a retainer of $50,000 and a transaction fee of approximately $7.5 million upon consummation of the Merger, against which the retainer would be credited. In addition, the Company has agreed to reimburse DMG for its reasonable out-of-pocket expenses (including fees and expenses of its legal counsel) incurred in connection with its engagement, and to indemnify DMG and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

At the meeting of the Company's Board on November 18, 1997, DMG rendered its oral opinion, subsequently confirmed in writing on November 19, 1997 (the "DMG Opinion"), that, as of such date, based upon and subject to the various considerations set forth in the DMG Opinion, the cash consideration to be received by the holders of the Company's Common Stock (other than Parent and its affiliates) in the Offer and the Merger is fair from a financial point of view to such holders. DMG has consented to the inclusion of the DMG Opinion as Annex III to this Information Statement.

         THE FULL TEXT OF THE DMG OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY DMG IN RENDERING THE DMG OPINION, IS ATTACHED AS ANNEX III HERETO AND IS INCORPORATED HEREIN BY REFERENCE. THE COMPANY'S STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE DMG OPINION CAREFULLY AND IN ITS ENTIRETY. THE DMG OPINION ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF THE COMPANY'S COMMON STOCK (OTHER THAN PARENT AND ITS AFFILIATES) AS OF THE DATE OF THE DMG OPINION OF THE CASH CONSIDERATION TO BE RECEIVED BY SUCH HOLDERS IN THE OFFER AND THE MERGER, AND DOES NOT CONSTITUTE A RECOMMENDATION TO THE STOCKHOLDERS OF THE COMPANY AS TO WHETHER OR NOT TO TENDER SHARES OF THE COMPANY'S COMMON STOCK PURSUANT TO THE OFFER OR AS TO HOW SUCH HOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. THE SUMMARY OF THE DMG OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE DMG OPINION.

         In rendering the DMG Opinion, DMG, among other things: (i) analyzed certain publicly available financial statements and other information of the Company and Parent, respectively; (ii) analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company; (iii) analyzed certain financial projections relating to the Company prepared by the management of the Company;
(iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company; (v) reviewed the reported prices and trading activity for the Company's Common Stock; (vi) compared the financial performance of the Company and the prices and trading activity of the Company's Common Stock with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions; (viii) participated in discussions and negotiations among representatives of the Company and Parent and their respective financial and legal advisors; (ix) reviewed the Merger Agreement and certain related agreements; and (x) performed such other analyses and considered such other factors as DMG deemed appropriate.

         In rendering the DMG Opinion, DMG assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of the DMG Opinion. DMG assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. DMG has not made any independent valuation or appraisal of the assets, liabilities or technology of the Company nor has DMG been furnished with any such appraisals. DMG has assumed that the Offer and the Merger will each be consummated in accordance with the terms set forth in the Merger Agreement. The DMG Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to DMG as of, the date of the DMG Opinion.

         The following is a summary of the analysis performed by DMG in preparation of the DMG Opinion.

         Comparative Stock Price Performance: As part of its analysis, DMG reviewed the recent stock price performance of the Company and compared such performance with that of other companies involved in the data networking and telecommunications equipment industries. DMG observed that during the period from January 1, 1997, to November 17, 1997, the market price of the Company's Common Stock increased 24.8% compared with increases of 7.4% for Aware, Inc. ("Aware"), 89.7% for Orckit Communications, Ltd. ("Orckit") and 25.0% for the NASDAQ composite and decreases of 16.4% for Westell Technologies, Inc. ("Westell") and 19.7% for Pairgain Technologies, Inc. ("Pairgain"). DMG noted that over such period, the Company's Common Stock had underperformed relative to the common stock of Orckit, performed comparably to the NASDAQ composite and outperformed Pairgain, Westell and Aware. DMG also observed that during the period from October 1, 1997 (the date of the announcement of the proposed transaction between Westell and the Company), to November 17, 1997, the market price of the Company's Common Stock decreased by 14.4%, compared with decreases of 17.5% for Westell, 22.0% for Aware, 14.1% for Pairgain, 0.7% for Orckit and 4.5% for the NASDAQ composite. DMG noted that over such period the Company's Common Stock had underperformed relative to the common stock of Orckit and the NASDAQ composite, performed comparably to the common stock of Pairgain and outperformed relative to the common stock of Westell and Aware.

     Peer Group Comparison: DMG compared certain information relating to the Company with a group of companies involved in the digital subscriber line industry including Westell, Orckit and Aware; the data networking industry including Cisco Systems, Inc., 3Com Corporation, Newbridge Networks Corporation, Ascend Communications, Inc., Bay Networks, Inc., Cabletron Systems, Inc., Fore Systems, Inc., Xylan Corporation and Madge Networks, N.V. (together, the "Data Networking Companies"); the telecom switching industry including Lucent Technologies, Inc., Ericsson LM, Siemens AG, Northern Telecom, Ltd., Alcatel Alsthom, SA and Nokia Corporation (together, the "Telecom Switching Companies"); and the telecom equipment industry including Tellabs, Inc., ADC Telecommunications, Ciena Corporation, DSC Communications Corporation, Advanced Fibre Communications, Inc., Pairgain and Adtran, Inc. (together, the "Telecom Equipment Companies"). Such information included, among other things, market valuation, stock price as a multiple of earnings per share and aggregate market capitalization as a multiple of revenues. The multiples are based on a compilation of publicly available information and consensus forecasts by securities research analysts. In particular, such comparison showed that as of November 17, 1997, the Company traded at 25.1 times last twelve months' ("LTM") revenue and 20.2 times projected calendar year 1998 revenue. Westell traded at
11.3 times LTM revenue and 7.3 times projected calendar year 1998 revenue; Orckit traded at 10.9 times LTM revenue and 8.1 times projected calendar year 1998 revenue; Aware traded at 25.4 times LTM revenue and 20.4 times projected calendar year 1998 revenue; the Data Networking Companies traded at a median of
3.7 times LTM revenue, 2.5 times projected calendar year 1998 revenue and 41.5 times projected calendar year 1998 earnings; the Telecom Switching Companies traded at a median of 1.3 times LTM revenue, 1.3 times projected calendar year 1998 revenue and 30.6 times projected calendar year 1998 earnings; and the Telecom Equipment Companies traded at a median of 5.8 times LTM revenue, 4.6 times projected calendar year 1998 revenue and 38.3 times projected calendar year 1998 earnings. DMG noted that as a multiple of both LTM and projected calendar year 1998 revenue, the Company traded at a premium to Westell, Orckit, the Data Networking Companies, the Telecom Switching Companies and the Telecom Equipment Companies and traded comparably to Aware.

         Selected Precedent Transactions: DMG reviewed 90 acquisition transactions involving companies in the data networking industry. DMG observed for the 55 of such transactions for which such information was publicly available the median of the range of multiples of aggregate value to LTM revenue and operating income was 4.0 times and 27.9 times, respectively, and the median price to earnings multiple was 28.3 times estimated next twelve months' earnings. DMG also observed that for this group of transactions, the median of the share price paid in such acquisitions expressed as a premium over the trading price of the stock of the acquired companies on the day prior to announcement was 28.2% DMG compared these multiples to the multiples of the aggregate Offer value to LTM revenue of 33.9 times and to the Company's estimated next twelve months' revenue of 11.2 times. DMG also compared the median premium paid in these transactions to the premium implied by the Offer to the price of the Company's Common Stock on November 18, 1997 of 31.7%.

         Terminal Value Analysis: DMG performed an analysis of the present value per share of the implied future trading prices of the Company's Common Stock for the Company on a stand alone basis. Such analysis was based on a range of revenue and earnings estimates for the Company for the fiscal year ending July 31, 1999 using management and publicly available securities analyst estimates and for the fiscal year ending July 31, 2000 based on assumed growth rates of 0%, 25% and 30%. The analysis was also based on an illustrative range of one-year forward revenue multiples of 2, 3, 4 and 5 times and one-year forward price earnings multiples of 30, 35, 40, 45 and 50 times. Equivalent share prices were then computed for the Company one year and two years from the date of the analysis which were then discounted back to the present at illustrative discount rates of 20% and 30%. Based on the information described above, this analysis resulted in a present value per share to holders of the Company's Common Stock ranging from $3.51 to $13.20, based on the fiscal year ending July 31, 1999 earnings estimates and $4.50 to $16.50, based on the fiscal year ending July 31, 2000 earnings estimates, and $4.84 to $21.41, based on the fiscal year ending July 31, 1999 revenue estimates and $6.14 to $26.71, based on the fiscal year ending July 31, 2000 revenue estimates.

         In connection with the preparation of the DMG Opinion, DMG performed a variety of financial and comparative analyses. While the foregoing summary describes all material analyses performed by DMG, it does not purport to be a complete description of the analyses performed by DMG in arriving at the DMG Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. DMG believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the DMG Opinion. In performing its analyses, DMG made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained therein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. Furthermore, the analyses performed by DMG are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of DMG's analysis of whether the cash consideration to be received by the holders of the Company's Common Stock (other than Parent and its affiliates) pursuant to the Offer and the Merger is fair from a financial point of view to such holders and were provided to the Board of Directors of the Company in connection with the delivery of the DMG Opinion.

         DMG is an internationally recognized investment banking and advisory firm. DMG, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, DMG may actively trade the securities and loans of the Company and Parent for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities and loans.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Information with respect to certain contracts, agreements, arrangements or understandings between the Parent and certain of the Company's executive officers, directors or affiliates is set forth below.

         Steenbergen Retention Agreement. Prior to the commencement of the Offer, Parent entered into a retention agreement, dated as of November 19, 1997, with James E. Steenbergen, the Company's Chief Executive Officer, President and Chief Financial Officer (the "Retention Agreement"). The following summary of the Retention Agreement is qualified in its entirety by reference to the Retention Agreement, a copy of which has been filed as an exhibit to the Company's Schedule 14D-9 filed with the Commission. See "Available Information." Under the Retention Agreement, Parent agreed that in the event the Company or Parent terminates without cause Mr. Steenbergen's full-time employment with the Company or Parent following the Merger, then Parent will retain Mr. Steenbergen as an employee on an approved leave of absence until such time as all of his options to purchase common stock of the Company that were granted prior to the Merger (and which will be converted into options to purchase stock of Parent) become fully exercisable. In addition, under the Retention Agreement Mr. Steenbergen has agreed to certain non-competition and non-solicitation covenants in favor of Parent.

         Other Retention Agreements. Parent entered into similar retention agreements with Mr. Ronald Carlini, the Company's Vice President of Corporate Development, and Mr. James D. Hood, the Company's Vice President of Engineering. A copy of those agreements have been filed as an exhibit to the Company's Schedule 14D-9 filed with the Commission. See "Available Information."

         Consulting Agreement. At the time of the commencement of the Offer, Parent was in discussions with Dr. John Cioffi, the Company's Chief Technical Officer, regarding the terms of a proposed consulting agreement. Since such time, Parent and Dr. Cioffi have mutually determined that, in lieu of entering into such proposed consulting agreement, Dr. Cioffi's existing employment arrangements with the Company would be continued.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following is a summary of the material federal income tax consequences of the Merger to stockholders of the Company whose Shares are converted into the right to receive the Merger Consideration in the Merger (as well as any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights). The discussion applies only to stockholders of the Company holding Shares as capital assets, and may not apply to stockholders who received their Shares pursuant to the exercise of employee stock options or otherwise as compensation, or who are not citizens or residents of the United States.

         The federal income tax consequences set forth below are included for general informational purposes only and are based upon present law. Because individual circumstances may differ, each stockholder should consult such stockholder's own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the Merger, including the application and effect of state, local and foreign tax laws.

         Receipt of the Merger Consideration. The receipt by a stockholder of the Merger Consideration (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights) in exchange for Shares will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between such stockholder's adjusted tax basis in the Shares exchanged for cash in the Merger and the amount realized in such exchange (i.e., generally the amount of cash received therefor). Such gain or loss will be capital gain or loss. In the case of non-corporate taxpayers, any such capital gain will be long-term capital gain and subject to a maximum federal income tax rate of 20% if the stockholder's holding period in the Shares at the Effective Time of the Merger is greater than eighteen months; if such holding period is more than one year but not more than eighteen months, then any such capital gain will be mid-term capital gain and will be subject to a maximum federal income tax rate of 28%. Dissenting stockholders who do not receive cash in the taxable year in which the Effective Time of the Merger occurs (i.e., the year of the sale of Shares) are urged to consult their own tax advisors regarding the amount of their "amount realized" (and resulting amount of gain recognized) in such taxable year and the potential application (if at all) of the "open transaction doctrine" pending the determination of the amount of cash to which dissenting stockholders are entitled.

         Backup Withholding. Payments in connection with the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder (a) fails to furnish his social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN,
(c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Any amounts withheld from a payment to a stockholder under the backup withholding rules will be allowed as a credit against such stockholder's federal income tax liability, provided that the required information is provided to the Internal Revenue Service. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualification for exemption from withholding and the procedure for obtaining such exemption.

REGULATORY MATTERS

         The waiting period under the HSR Act expired on December 5, 1997. The Company is not aware of any federal, state or foreign regulatory requirements that remain to be complied with in order to consummate the Merger.

         The Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice frequently scrutinize the legality under the U.S. antitrust laws of transactions such as Purchaser's acquisition of the Company. At any time, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

                              THE MERGER AGREEMENT

         The following is a summary of the material terms of the Merger Agreement, a copy of which is attached as Annex I to this Information Statement and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Capitalized terms used and not otherwise defined herein have the meaning ascribed to them in the Merger Agreement.

DIRECTORS

         The Merger Agreement provides that promptly upon Parent's purchase of and payment for Shares which represent at least a majority of the outstanding Shares (on a fully diluted basis), Parent shall be entitled to designate a number of directors, rounded up to the next whole number, on the Company Board, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser, Parent and any of their affiliates (including Shares accepted for payment) bears to the total number of Shares then outstanding. The Company shall, upon request of the Purchaser, on the date of such request, either increase the size of the Company Board or secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be elected to the Company Board, and shall cause Parent's designees to be so elected. Notwithstanding the foregoing, until the Effective Time, the Company shall retain as members of the Company Board at least two directors who were directors of the Company on the date of the Merger Agreement; provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent shall always have its designees represent at least a majority of the entire Company Board. Pursuant to the Merger Agreement, and effective upon the consummation of the Offer, three of the five members of the Board of Directors of the Company resigned as directors and three persons designated by Parent were appointed as members of such Board of Directors.

         The Merger Agreement also provides that from and after the time, if any, that Parent's designees constitute a majority of the Company Board, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or the Purchaser under the Merger Agreement, and any waiver of any condition or any of the Company's rights under the Merger Agreement or other action by the Company in connection with the rights of the Company under the Merger Agreement may be effected only by the action of a majority of the directors of the Company then in office who were directors on the date of the Merger Agreement, which action shall be deemed to constitute the action of the full Company Board; provided, that if there are no such directors, such actions may be effected by unanimous vote of the entire Company Board.

THE MERGER

         The Merger Agreement provides that, subject to the terms and conditions thereof, the Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation and a direct wholly owned subsidiary of Parent. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares, each issued and outstanding share (other than Shares owned by Parent, the Purchaser or any other wholly-owned subsidiary of Parent, which shall be cancelled, and Shares held by stockholders who have demanded and perfected dissenters' rights under the General Corporation Law of the State of Delaware (the "DGCL")) shall be converted into the right to receive the Merger Consideration (i.e. $20.00), without interest. Each issued and outstanding share of common stock, par value $0.01 per share, of the Purchaser shall be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation. The Merger Agreement also provides that (i) the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation; (ii) the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation; and (iii) the By-laws of the Company (the "By- laws") will be the initial By-laws of the Surviving Corporation.

TREATMENT OF OPTIONS AND WARRANTS

         The Merger Agreement provides that the options to purchase Shares under the Company's 1981 Stock Option Plan, 1981 Supplemental Stock Option Plan, 1990 Stock Option Plan, Old Amati 1992 Stock Option Plan, 1990 Non-Employee Directors' Stock Option Plan and 1996 Stock Option Plan (the "Option Plans") shall, pursuant to the terms of such Option Plans, not automatically vest as a consequence of the transactions contemplated by the Merger Agreement and that the Company Board shall not exercise any discretionary authority to vest such options in connection with the Transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, options ("Director Options") granted to non- employee directors under the 1990 Non-Employee Directors' Stock Option Plan shall vest immediately prior to the Effective Time pursuant to their terms and Director Options granted under any of the other Option Plans shall vest immediately prior to the Effective Time by action of the Company Board. At the Effective Time, each outstanding Director Option shall be converted into the right to receive cash in an amount equal to the product of (i) the number of Shares subject to such Director Option and (ii) the excess of (A) the Merger Consideration over (B) the per share exercise price of such Director Option.

         Holders of outstanding options (other than Director Options) that are vested at the Effective Time shall be given the opportunity to make an irrevocable election, on a grant by grant basis to be effective immediately following the Effective Time, to receive in exchange for the cancellation of each such vested option either (i) cash in an amount equal to the product of
(a) the number of Shares subject to such option and (b) the excess of (1) the Merger Consideration over (2) the per share exercise price of such option or
(ii) a substitute option to purchase Parent common stock (a "Substitute Option") (a) which will be exercisable for a number of shares of Parent's common stock equal to (1) the number of Shares subject to the option multiplied by (2) the ratio obtained by dividing the Merger Consideration by the average closing price per share of Parent's common stock on the New York Stock Exchange for the five consecutive trading days ending immediately prior to the closing date of the Merger (the "Option Ratio"), rounded down to the next whole number of shares, (b) the exercise price for which shall equal the exercise price for the Shares otherwise purchasable pursuant to the option divided by the Option Ratio, rounded to the nearest hundredth of a cent, and (c) which shall be subject to substantially the same terms and conditions as applicable to the option.

         Holders of outstanding options (other than Director Options) that are not vested as of the Effective Time shall, at the Effective Time, receive in substitution and cancellation for each such nonvested option a Substitute Option, which Substitute Option shall be subject to the same vesting schedule as applicable to the option.

         As of the Effective Time, by virtue of the merger and without any action on the part of the holders thereof, each unexpired and unexercised warrant to purchase Shares shall be converted into the right to receive an amount in cash equal to the product of (i) the number of Shares subject to such warrant and (ii) the excess of (a) the Merger Consideration over (b) the per share exercise price of such warrant, upon surrender of the certificate representing such warrant; provided, that any warrant as to which the per share exercise price is equal to or greater than the Merger Consideration shall be cancelled and terminated as of the Effective Time without payment of any consideration thereof.

STOCKHOLDERS' MEETING

         Pursuant to the Merger Agreement, if the Company owns less than 90% of the Shares following the purchase of Shares by the Purchaser pursuant to the Offer, the Company shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement. In accordance with this provision, the Company has called the Special Meeting.

         The Merger Agreement also provides that the Company shall, in accordance with applicable law, prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement, obtain and furnish the information required to be included by the Commission in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders and obtain the necessary adoption of the Merger Agreement by its stockholders. The Merger Agreement also provides that the Company shall, subject to the fiduciary obligations of the Company Board under applicable law as advised by the Company's outside counsel, include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the adoption of the Merger Agreement. In the event that the Purchaser shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's stockholders in accordance with Section 253 of the DGCL.

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains representations and warranties of the Company with respect to, among other things (i) organization and good standing, certificate of incorporation, by-laws and minute books, (ii) capitalization (including the ownership of subsidiaries), (iii) authority of the Company, validity of the Merger Agreement and Company action, (iv) consents and approvals and absence of violations, (v) Commission reports and financial statements, (vi) no undisclosed liabilities, (vii) absence of certain changes (including material adverse changes), (viii) certain contracts (including material agreements), (ix) employee benefit plans and ERISA, (x) litigation,
(xi) permits, absence of defaults and compliance with applicable laws, (xii) taxes, (xiii) certain property, (xiv) intellectual property,

(xv) environmental matters, (xvi) employee and labor matters, (xvii) information in tender offer documents, (xviii) brokers and finders, (xix) insurance and (xx) opinion of financial advisor.

         The Merger Agreement contains joint and several representations and warranties of Parent and the Purchaser with respect to, among other things (i) organization and good standing, (ii) authority of Parent, validity of the Merger Agreement and necessary action, (iii) consents and approvals and absence of violations, (iv) Commission reports and financial statements, (v) information in the tender offer documents and the proxy statement pertaining to the Merger, (vi) sufficiency of funds, (vii) Share ownership and (viii) the Purchaser's operations.

INTERIM OPERATIONS

         In the Merger Agreement, the Company has agreed that, among other things, between the date of the Merger Agreement and prior to the time the Purchaser's designees have been elected to, and constitute a majority of, the Company Board, unless Parent otherwise agrees in writing and except as otherwise contemplated by the Merger Agreement, (i) the business of the Company and its subsidiaries shall be conducted only in the ordinary course of business and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its reasonable best efforts to preserve in all material respects its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates; (ii) neither the Company nor any of its subsidiaries shall, directly or indirectly, amend its certificate of incorporation or bylaws or similar organizational documents or split, combine or reclassify its outstanding capital stock; (iii) neither the Company nor any of its subsidiaries shall (a) declare, set aside or pay any dividend or other distribution (whether payable in cash, stock or property) with respect to its capital stock (other than dividends from any subsidiary of the Company to the Company or any other subsidiary of the Company); (b) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than issuances pursuant to the exercise of options and warrants of the Company outstanding on the date of the Merger Agreement; (c) sell, lease or dispose of any assets or properties, other than in the ordinary course of business; (d) incur or modify any material debt, other than in the ordinary course of business consistent with past practice; (e) license or sublicense any asset or property of the Company or any of its subsidiaries except in the ordinary course of business consistent with past practice on a basis that results in a positive current royalty net of any royalties due by the Company or any of its subsidiaries on account of sales by the licensee or sublicensee; or (f) redeem, purchase or otherwise acquire, directly or indirectly, any of its or its subsidiaries' capital stock; (iv) neither the Company nor any of its subsidiaries shall enter into, adopt or materially amend or terminate any employee benefit plans, amend any employment or severance agreement or increase in any manner the compensation or other benefits of its officers or directors or increase in any manner the compensation of any other employees (except for normal increases in the ordinary course of business); (v) neither the Company nor any of its subsidiaries shall (a) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person (other than subsidiaries of the Company), except pursuant to contractual indemnification agreements entered into in the ordinary course of business; (b) make any loans, advances or capital contributions to, or investments in, any other person (other than to subsidiaries of the Company and payroll, travel and similar advances made in the ordinary course of business); or (c) make capital expenditures other than pursuant to the Company's current capital expenditure budget; (vi) neither the Company nor any of its subsidiaries shall change any of the accounting methods used by it unless required by generally accepted accounting principles or applicable law, (vii) the Company shall not settle or compromise any claim (including arbitration) or litigation involving payments by the Company in excess of $250,000 individually which are not subject to insurance reimbursement without the prior written consent of Parent, which consent shall not be unreasonably withheld; (viii) the Company shall not amend, modify or terminate in any material respect or enter into any new agreement material to the business of the Company without the prior written consent of Parent, which consent shall not be unreasonably withheld; or (ix) neither the Company nor any of its subsidiaries shall authorize or enter into an agreement to do any of the foregoing.

APPROVALS AND CONSENTS; COOPERATION; NOTIFICATION

         Parent, the Purchaser and the Company have agreed to use their respective reasonable best efforts, and cooperate with each other, to (i) determine as promptly as practicable all governmental and third party authorizations, approvals, consent or waivers, including pursuant to the HSR Act, advisable (in Parent's and Purchaser's discretion) or required in order to consummate the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (ii) obtain such authorizations, approvals, consents or waivers as promptly as practicable. The Company, Parent and the Purchaser have agreed to take all actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, including under the HSR Act, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and any other governmental entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any governmental entity in connection therewith. The Company is required to give prompt notice to Parent of (i) the occurrence of any event, condition or development material to the Company and its subsidiaries, taken as a whole, and (ii) any notice from any Person claiming its consent is required in connection with the transactions contemplated by this Agreement. Each of the Company and Parent have agreed to give prompt notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would cause any condition to the consummation of the Offer or the Merger not to be satisfied.

EMPLOYEE BENEFITS

         Parent and the Purchaser have agreed that the Surviving Corporation and its subsidiaries and successors shall provide those persons who, immediately prior to the Effective Time, were employees of the Company or its subsidiaries ("Retained Employees") with employee plans and programs that provide benefits that are no less favorable in the aggregate than those provided to such Retained Employees immediately prior to the date of the Merger Agreement. With respect to such employee programs provided by the Surviving Corporation and its subsidiaries and successors, service accrued by such Retained Employees during employment with the Company and its subsidiaries prior to the Effective Time shall be recognized for all purposes, except to the extent necessary to prevent duplication of benefits. Parent and the Purchaser have also agreed to honor, and cause the Surviving Corporation to honor, without modification, all employment and severance agreements and arrangements, as amended through the date of the Merger Agreement, with respect to employees and former employees of the Company disclosed to Parent and the Purchaser pursuant to the Merger Agreement. Parent and the Company have agreed that prior to the Effective Time, they shall reasonably cooperate to develop and adopt an employee retention plan for key employees of the Company, which plan shall be subject to Parent's approval.





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





NO SOLICITATION

         Pursuant to the Merger Agreement, the Company has agreed that it and its subsidiaries shall not (and shall use their best efforts to cause their respective officers, directors, employees and investment bankers, attorneys or other agents retained by or acting on behalf of the Company or any of its subsidiaries not to), (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined below); (ii) engage in negotiations or discussions (other than to advise as to the existence of the restrictions described in this paragraph) with, or furnish any information or data to, any third party relating to an Acquisition Proposal; or
(iii) enter into any agreement with respect to any Acquisition Proposal or approve any Acquisition Proposal. Notwithstanding the foregoing or anything to the contrary in the Merger Agreement, the Company and the Company Board may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") or approve an unsolicited Acquisition Proposal if the Company Board is advised by its financial advisor that such Potential Acquiror has the financial wherewithal to be reasonably capable of consummating such an Acquisition Proposal, and the Company Board determines in good faith (i) after receiving advice from its financial advisor, that such third party has submitted to the Company an Acquisition Proposal which is a Superior Proposal (as defined below), and (ii) based upon advice of outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve an Acquisition Proposal would violate the Company Board's fiduciary duties under applicable law.

         "Acquisition Proposal" means any bona fide proposal, whether in writing or otherwise, made by a third party to acquire beneficial ownership (as defined under Rule 13d-3 of the Exchange Act) of all or a material portion of the assets of, or any material equity interest in, the Company or its material subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving the Company or its material subsidiaries including any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of any material portion of the assets of, or any material portion of the equity interest in, the Company or its material subsidiaries. "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Company Board determines in good faith to be more favorable to the Company and its stockholders than the Offer and the Merger (based on advice of the Company's financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger), for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Company Board, after receiving advice from its financial advisor, is reasonably capable of being financed by such third party.

         The Merger Agreement also provides that the Company shall (i) in the event the Company shall determine to provide any information as described above or shall receive any Acquisition Proposal, promptly inform Parent in writing as to the fact that information is to be provided and shall furnish to Parent the identity of the recipient of such information and/or the Potential Acquiror and the terms of such Acquisition Proposal, except, in either case, to the extent that the Company Board determines in good faith, based upon the advice of outside legal counsel that any such action would violate the

Company Board's fiduciary duties under, or otherwise violate, applicable law. The Company has agreed that any non- public information furnished to a Potential Acquiror will be pursuant to a confidentiality agreement containing confidentiality and standstill provisions substantially similar to the confidentiality and standstill provisions of the Confidentiality Agreement entered into between the Company and Parent, a copy of which has been filed with the Commission as an exhibit to the Company's Schedule 14D-1. See "Available Information."

         Pursuant to the Merger Agreement, the Company has agreed that the Company Board shall not (i) withdraw or modify, or propose to withdraw or modify, in any manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal unless, in each case, the Company Board determines in good faith, after receiving advice from its financial advisor, that such Acquisition Proposal is a Superior Proposal and, based upon advice of its outside legal counsel, that the failure to take such action would violate its fiduciary duties under applicable law.

INDEMNIFICATION

         The Company shall, and from and after the consummation of the Offer, Parent and the Surviving Corporation shall jointly and severally, indemnify, defend and hold harmless the present and former directors and officers of the Company and its subsidiaries (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by the Merger Agreement to the fullest extent permitted or required under applicable law. All rights to indemnification existing in favor of the directors and officers of the Company as provided in the Company's certificate of incorporation or by-laws, as in effect as of the date of the Merger Agreement, with respect to matters occurring through the Effective Time, shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years after the consummation of the Offer in any manner that would adversely affect the rights of the individuals who at or prior to the consummation of the Offer were directors or officers of the Company with respect to occurrences at or prior to the consummation of the Offer and Parent shall cause the Surviving Corporation to honor all such rights to indemnification.

SHAREHOLDER LITIGATION

         The Merger Agreement provides that in connection with any litigation which may be brought against the Company or its directors relating to the transactions contemplated thereby, the Company will keep Parent, and any counsel which Parent may retain at its own expense, informed of the course of such litigation, to the extent Parent is not otherwise a party thereto. The Company has also agreed that it will consult with Parent prior to entering into any settlement or compromise of any such shareholder litigation and will not enter into any such settlement or compromise without Parent's prior written consent, which consent shall not be unreasonably withheld.

FURTHER ASSURANCES

          Pursuant to the Merger Agreement, each of the parties has agreed to use its respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

CONDITIONS TO THE MERGER

         The Merger Agreement provides that the respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions: (i) the Merger Agreement shall have been adopted by the requisite vote of the Company's stockholders if required by applicable law and the Company's certificate of incorporation; (ii) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated; (iii) no statute, rule, regulation, order, decree or injunction shall have been enacted, promulgated or issued by any Governmental Entity or court which prohibits consummation of the Merger; and
(iv) Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer.

         The Merger Agreement provides that the obligation of the Company to effect the Merger is further subject to the conditions that the representations and warranties of Parent and the Purchaser shall be true and accurate and that each of Parent and the Purchaser shall have performed in all material respects all of the respective obligations required under the Merger Agreement to be performed by Parent or the Purchaser, as the case may be, at or prior to the Effective Time. The Merger Agreement also provides that the obligations of Parent and the Purchaser to effect the Merger are further subject to the conditions that the Company's representations and warranties shall be true and accurate in all material respects as of the Effective Time as if made at and as of such time, and that the Company shall have performed in all material respects all of the respective obligations required under the Merger Agreement to be performed by the Company at or prior to the Effective Time. The conditions described in the two preceding sentences shall cease to be conditions if the Purchaser shall have accepted for payment and paid for Shares validly tendered pursuant to the Offer.

TERMINATION

         The Merger Agreement provides that it may be terminated and the Merger abandoned at any time prior to the Effective Time: (i) by mutual consent of Parent, the Purchaser and the Company; (ii) by either the Company, on the one hand, or Parent and the Purchaser, on the other hand, (a) if the Shares shall not have been purchased pursuant to the Offer on or prior to February 23, 1998, which date may be extended by Parent, in its sole discretion, for up to an additional thirty days; provided, however, that a party may not terminate the Merger Agreement pursuant to this clause (a) if such party's failure to fulfill any obligation under the Merger Agreement was the cause of, or resulted in, the failure of Parent or the Purchaser to purchase the Shares on or prior to such date or (b) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement or prohibiting Parent to acquire or hold or exercise rights of ownership of the Shares, and such order, decree, ruling or other action shall have become final and nonappealable; (iii) by the Company (a) if prior to the purchase of the Shares pursuant to the Offer, either (1) a third party shall have made an Acquisition Proposal that the Company Board determines in good faith, after consultation with its financial advisor, is a Superior Proposal and the Company shall have concurrently executed a definitive agreement with such third party in respect of such Superior Proposal, or (2) the Company Board shall have withdrawn, or modified or changed in any manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger (or the Company Board resolved to do any of the foregoing), (b) if Parent or the Purchaser shall have terminated the Offer, or the Offer shall have expired, without Parent or the Purchaser purchasing any Shares pursuant thereto; provided, that, the Company may not terminate the Merger Agreement pursuant to the provisions described in this clause (b) if the Company is in willful breach of the Merger Agreement, or (c) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions to completion of the Offer, Parent or the Purchaser shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer, provided, that, the Company may not terminate the Merger Agreement pursuant to the provision described in this clause (c) if the Company is in willful breach of the Merger Agreement; or (iv) by Parent and the Purchaser (a) if, prior to the purchase of Shares pursuant to the Offer, the Company Board shall have withdrawn, modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, the Purchaser or their affiliates (or the Company Board resolves to do any of the foregoing) or (b) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions to completion of the Offer, Parent or the Purchaser shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that, Parent may not terminate the Merger Agreement pursuant to the provision described in this clause (b) if Parent or the Purchaser is in willful breach of the Merger Agreement.

TERMINATION FEE

         The Company has agreed to pay to Parent a termination fee of $8 million if the Merger Agreement is terminated by the Company pursuant to the provisions described in clause (iii)(a) under "Termination" above, or by Parent and the Purchaser pursuant to the provisions described above in clause (iv)(a) under "Termination" above.

AMENDMENT

         Subject to applicable law, the Merger Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company, by written agreement of the parties thereto, by action taken by their Board of Directors at any time prior to the date of closing with respect to any of the terms contained therein, provided, however, that after the approval of the Merger Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company's stockholders under the Merger Agreement without the approval of such stockholders.

                             FINANCIAL ARRANGEMENTS

         The following is a summary of the Loan and Security Agreement, dated as of November 19, 1997, by and between the Company, as Borrower, and Parent, as Lender (the "Loan Agreement"), and the First Amendment to Loan and Security Agreement, dated as of January 13, 1998, by and between the Company, as Borrower, and Parent, as Lender. This summary is qualified in its entirety by reference to the Loan Agreement, a copy of which has been filed with the Commission as an exhibit to the Company's Schedule 14D-9 relating to the Offer. See "Available Information."

THE COMMITMENT AND THE LOANS

         Subject to the terms and conditions of the Loan Agreement and in reliance on the representations and warranties of the Company set forth therein, Parent has agreed to make (i) a term loan (the "Term Loan") to the Company in the amount of $14,774,000 and (ii) revolving loans (each individually, a "Revolving Loan" and collectively, the "Revolving Loans," and together with the Term Loan, the "Loans") to the Company from time-to-time in an aggregate amount not to exceed at any time $5,000,000. The Revolving Loan was amended as of January 13, 1998 to provide for an additional $5,000,000 of availability under the Revolving Loans. Accordingly, the Revolving Loan amount cannot exceed at any time $10,000,000. The Term Loan was funded on November 19, 1997 in a single advance. All proceeds of the Term Loan were used to pay to Westell the termination fee required to be paid to it pursuant to the Westell Merger Agreement. A Revolving Loan in the amount of $3,989,000 was funded on November 19, 1997. As required pursuant to the Loan Agreement, $3,557,000 of the Revolving Loan proceeds were used by the Company to pay in full all amounts outstanding under the Company's Loan and Security Agreement, dated as of September 30, 1997, between the Company and Westell. The balance of the Revolving Loan proceeds were used by the Company to pay in full all amounts outstanding to Silicon Valley Bank ("SVB") under the Loan and Security Agreement, dated as of April 25, 1997, between the Company and SVB. Subsequently, the entire amount of availability under the Revolving Loans was drawn by the Company and used for working capital purposes. The total amount outstanding under the Revolving Loans as of January 13, 1998 was $10,000,000 plus accrued and unpaid interest.

INTEREST RATE

         The interest rate applicable to the Loans is the Prime Rate (as hereinafter defined) plus two percent (2%). Interest is payable monthly in arrears. Upon and during the continuance of an event of default under the Loan Agreement, the Term Loan and the Revolving Loans shall bear interest at a rate that is three percent 3% in excess of the rate otherwise applicable at such time.

PREPAYMENTS; REPAYMENTS

         The Company may prepay the loans in whole or in part in increments of $100,000 at its option. The Company will be required to prepay the Loans as follows: (i) in full, immediately upon termination of the Merger Agreement for any of the reasons described in clauses (iii)(a) or (iv) under "Merger Agreement -- Termination" above, (ii) in full, within 180 days after the termination of the Merger Agreement for any of the reasons described under "Merger Agreement -- Termination" above (other than those described in clauses
(iii)(a) or (iv) of such section) and (iii) if at any time the

Revolving Loans exceed $10,000,000 in an amount equal to the excess. The Loans shall otherwise be payable in full on September 30, 1999, the termination date of the Loan Agreement.

FORGIVENESS

         Notwithstanding anything to the contrary in the Loan Agreement, Parent has agreed to forgive the repayment of the Term Loan in the event that the Merger Agreement is terminated, except if the Merger Agreement is terminated
(i) for any of the reasons described in clauses (iii)(a) or (iv)(a) under "Merger Agreement -- Termination" above, (ii) for any of the reasons described in clauses (ii)(a), (iii)(b), (iii)(c) or (iv)(b) under "Merger Agreement -- Termination" above and at the time of such termination the Company is in breach of any of the conditions described in paragraphs (b), (c) or (e) in Section 14 of the Offer to Purchase, a copy of which has been filed with the Commission as an exhibit to the Company's Schedule 14D-1, see "Available Information," or
(iii) in accordance with its terms and within six month after such termination, the Company or its stockholders consummate a transaction or enter into a definitive agreement with respect to an Acquisition Proposal that was pending at the time of such termination.

SECURITY

         The Revolving Loans are secured by liens on and security interests in substantially all of the Company's personal property, including, without limitation, its inventory, equipment, accounts receivable, general intangibles, patents, trademarks, copyrights, computer hardware and software, and the proceeds thereof. The Term Loan is an unsecured obligation of the Company.

REPRESENTATIONS AND WARRANTIES

         In addition to the Company's representations and warranties in the Merger Agreement, which are incorporated by reference into the Loan Agreement, the Company has made representations and warranties with respect to (i) the location of the collateral securing the Revolving Loans, (ii) the absence of other liens (other than certain permitted liens), (iii) the possession and control of its equipment and inventory, (iv) the delivery of instruments and chattel paper and (v) the absence of defaults or events of default.

COVENANTS

         So long as any of Parent's lending commitments under the Loan Agreement remain in effect and until all of the Company's liabilities under the Loan Agreement have been irrevocably paid in full, the Company will be required to perform or comply with certain covenants, including, without limitation, covenants relating to (i) limitations on indebtedness, (ii) limitations on liens, (iii) notice and information delivery requirements, (iv) the payment of taxes and claims, (v) the maintenance of assets and properties,
(vi) the maintenance of insurance policies, (vii) compliance with laws and
(viii) reports to other creditors. In addition, certain covenants set forth in the Merger Agreement are incorporated by reference into the Loan Agreement.

EVENTS OF DEFAULT

         The Loan Agreement contains customary events of default including, without limitation, (i) the failure to pay principal or interest on the Loans when due, (ii) any representation or warranty proving to have been false when made, (iii) the failure to comply with any other term, covenant or agreement of the Loan Agreement (subject, in certain instances, to a grace period of ten days), (iv) defaults with respect to certain other indebtedness, (v) bankruptcy and insolvency and (vi) the failure of the Loan Agreement or any collateral documents to remain in full force and effect and to create a valid and perfected first priority security interest in the collateral securing the Revolving Loans.

                                    BUSINESS

         Incorporated under the laws of the state of Delaware in 1968 as Microform Data Systems, Inc., the Company changed its name to ICOT Corporation in 1980. On November 28, 1995, ICOT Corporation, based in San Jose, California and Amati Communications Corporation ("Old Amati"), a privately held Mountain View, California based company completed a merger by which Old Amati became a wholly- owned subsidiary of the Company. Effective as of the merger, the Company's name was changed to Amati Communications Corporation, and its common stock began trading on Nasdaq under the symbol "AMTX". To accommodate its recent growth and to consolidate facilities of the merged entities, the Company moved to a new office in September 1996. The Company's principal offices are now located at 2043 Samaritan Drive, San Jose, California, 95124 and its telephone number is (408) 879-2000, fax number is (408) 879-2900 and World Wide Web site is at : http//www.amati.com.

         The Company is a leading developer of advanced transmission equipment utilizing DMT technology for ADSL and VDSL markets. The Company holds DMT, ADSL and VDSL patents and has entered into agreements covering its technology, with companies like Alcatel, Analog Devices, Inc., Motorola, NEC, Northern Telecom, Siemens and Parent. The Company's DMT/ADSL products were recently selected by British Columbia Telephone ("BC Tel"), Canada for a proposed roll-out of the first standards based commercial ADSL services for transmitting high-speed data over existing copper phone lines, making internet access, interactive services, broadcast quality video and video-on-demand realizable to subscribers.

         The Company is also a provider of network connectivity systems for the internetworking and Original Equipment Manufacturers ("OEM") markets. These products are used primarily in two applications:

         - International Business Machines Corporation ("IBM") compatible personal computers ("PCs") to IBM mainframe connectivity applications in Local Area Networks ("LANs").

         - Bridge products for interconnecting Token-Ring LANs, Token-Ring and Ethernet LANs, and Token-Ring LANs over Wide Area Networks ("WANs").

PRODUCTS AND MARKETS

         The Company is currently developing products to provide high speed digital video, voice and data transmission over copper phone lines utilizing DMT modulation technology. See "Technology" referenced below. Beginning in 1987, Dr. John Cioffi, who undertook initial research on DMT technology, and his graduate students developed the concept of utilizing DMT technology to transmit large amounts of digital code and multimedia signals over ordinary telephone lines. This research resulted in three patents, owned by Stanford University, to which the Company holds an exclusive worldwide royalty-bearing license.

         The Company has developed the DMT technology primarily for ADSL applications. In 1992, a prototype system was developed with funding from Northern Telecom to participate in the competition for the American National Standards Institute ("ANSI") standard for the ADSL transmission specification. In 1993, Amati's DMT technology was selected by ANSI and, as a result, is recognized as the United States standard for ADSL transmission. In cooperation with ANSI, the European Telecommunications Standards Institute ("ETSI") has provided an information annex that makes the appropriate data rate changes for European ADSL service. The Company believes the award of the ANSI and ETSI standards will increase the market potential for the Company's products. Because Amati's DMT technology was selected as the standard for ADSL, it is required to license such technology on a fair and reasonable basis to third parties who request it.

TECHNOLOGY

         The Company's core technology is DMT, a multicarrier modulation technology. The concept of multicarrier transmission is over 30 years old; however, research on the Company's DMT technology has been accomplished during the past 8 years. The Company has exclusive, worldwide royalty-bearing license rights to the DMT patents owned by Stanford University; since the Company's inception, it has filed numerous additional patent applications to protect its intellectual property. The Company considers itself to be the leader in the development of DMT technology.

         The purpose of modulation technology is to transmit a signal over a given medium as efficiently as possible. This requires minimizing errors in transmission by avoiding the noise accompanying the chosen medium. In the case of DMT, the available bandwidth is divided into carriers that reside at different frequencies. The carriers are measured for their ability to send data with the bits of information assigned to the carriers based upon their capacity. Carriers with higher capacity are assigned more bits, while carriers unable to carry data are turned off. In the case of an ADSL system, the available bandwidth is 1.1 megahertz (MHz), consisting of 256 carriers of 4 kilohertz (kHz) bandwidth each.

         A DMT system has a transceiver at each end of the line. In the case of ADSL, there is one transceiver in the telephone company's central office called the ATU-C (ADSL Transmission Unit-Central office) and one in the subscriber's home called the ATU-R (ADSL Transmission Unit-Remote). When DMT initializes the ATU-C by transmitting 256 4 kHz carriers downstream to the ATU-R, the ATU-R measures the quality of each of the carriers and then decides whether a carrier has sufficient quality to be used for further transmission and, if so, how much data this carrier should carry relative to the other carriers that are to be used. This information is then passed back to the ATU-C via a control channel where the bits are assigned to the carriers. The system is very adaptive as it will change the bit assignments should the line characteristics change during transmission. This procedure maximizes performance by minimizing the probability of bit error in transmission. Bit errors are typically caused by interference such as AM radio stations, open-circuited branched telephone lines called bridge taps and crosstalk from other wires. The system simply assigns fewer or no bits to carriers at frequencies where the interference occurs.

         The initial development of DMT was directed toward transmitting digital video signals over ordinary copper twisted-pair wires. DMT is also effective over other media, including coaxial cable and wireless transmission. The Company believes that in order to design and manufacture commercially acceptable products, cost and performance improvements beyond what is available with current technology will be necessary. Accordingly, it has assembled a microelectronics team that is designing custom integrated semiconductor circuits utilizing standard Application Specific Integrated Circuit ("ASIC") design systems and certain technologies beyond ASIC.

ADSL (ASYMMETRICAL DIGITAL SUBSCRIBER LINE)

         In the late 1980's, Bellcore, the research entity jointly created and funded by seven Regional Bell Operating Companies for the development of new technologies, developed the parameters for ADSL as a high-quality, low-cost method for transmitting digital video from the central office of the local telephone company to a subscriber's home over ordinary copper twisted-pair wire. The term "asymmetric" refers to the fact that there is a different data rate in each direction (bi-directional) of the transmission. The ANSI standard for ADSL sets the data rate at approximately 6 Mbps to the subscriber's home and approximately 600 Kbps from the subscriber's home to the central office over 24 and 26 gauge copper twisted-pair wire for a distance of up to two miles. The practical implementation of ADSL products will allow the simultaneous transmission of video, data and voice over the type of copper wire that is currently installed in most homes in the United States and other developed countries.

         ADSL is intended for data dialtone services, such as internet access, as well as video dialtone services. The potential demand for ADSL is being driven primarily by the threat to the telephone companies of increased competition as a result of deregulation, and their desire to provide high speed data transmission and video services utilizing their existing copper wire plant without having to invest heavily in more expensive access technologies, such as fiber-optic systems. Telephone companies are currently performing technical and market trials of various data, video and multimedia systems. ADSL has the potential of providing telephone companies with a technology that will enable them to compete cost-effectively with their main competitors, the interexchange carriers and cable companies, for high speed internet access and video services.

         There are several access transmission technologies that can deliver digital services to a subscriber's home. The most effective technology, laying fiber-optic cable to each home, is not practical as a near-term solution from both cost and time-to-implement perspectives. Therefore, the telephone companies are reviewing interim strategies such as ADSL, Hybrid Fiber Coax ("HFC"), fiber-to-the-curb and certain wireless solutions. The Company believes ADSL is the most effective technology where homes are widely dispersed or where the "take rates" of the services are low (which is expected as new data and video services are introduced). ADSL provides the additional advantages of utilizing the existing copper plant, which avoids trenching streets and subscriber's properties to lay new coaxial or fiber-optic cables. In addition, ADSL can be deployed easily on a home-by-home basis. However, ADSL has the disadvantage relative to fiber-to-the-curb and HFC of offering fewer simultaneous channels, although telephone office switches may be able to increase the menu of offerings with ADSL.

         The Company's first ADSL product was called Prelude. Prelude was completed in 1992 and utilized in the various competitions for the ANSI standard, which was awarded to the Company's DMT technology. This prototype was developed by engineers with funding by Northern Telecom to prove that a 6 Mbps data rate was possible over copper wire and to participate in the ANSI standards competition. Prelude was produced using discrete (off-the-shelf) components. Prelude has been utilized by telephone companies in 15 countries throughout the world to evaluate the potential of ADSL, primarily in laboratory trials.

         In November 1995, the Company began shipping the Overture series of transceivers. The Overture 4 is a prototype that does not have a low enough cost or power consumption for mass deployment and its components are entirely discrete (off-the-shelf). It can operate at data rates of 1.5,

2, 3, or 4 Mbps in the downstream (central office to the home) direction and up to 64 Kbps in the upstream direction, and thus does not meet the ANSI standard for transmission rates. The Overture 4 is currently participating in field trials, but is being phased out in favor of the next series called Overture 8.

         In March 1996, the Company delivered the Overture 8, a transceiver characterized by a high bandwidth as defined by the ANSI standards. Currently installed in a trial of broadcast video in Australia, the Overture 8 is the first product utilizing custom semiconductors designed by the Company's own microelectronics group. Overture 8 has two components developed utilizing ASIC design techniques. The Company believes Overture 8 will be important to the market because it has the capability to support the requirements delineated in the ANSI standard, including four downstream channels and three upstream channels. The downstream data rates using Overture 8 can be as high as 8 Mbps in various multiples, such as four 2 Mbps channels, and can be channelized in order to support such services as video conferencing.

         In June 1996, a new version of the Overture 8 ADSL/DMT Modem specifically designed to meet system needs for Internet access was announced. Key to the new design is the core ADSL/DMT technology that enables Internet access at data rates as high as 8 Mbps downstream and 640 Kbps upstream, 60 times faster than basic rate ISDN and up to 250 times faster than many dial-up modems. The new Overture 8 ADSL/DMT Modem for Internet Access adds direct Ethernet connectivity, using 10BaseT, to both subscriber and central office units. This is the first 8 Mbps ADSL modem with Ethernet available commercially. Moreover, as with all standard ADSL/DMT modems, the new Overture 8 provides the high- speed data transmission over standard phone lines while still permitting voice traffic on the same connection. The Company's ADSL products continue to participate successfully in labs and field trials in both international and domestic markets. The international trials include services being offered by Post Telephone and Telegraph ("PTT")'s in Europe and Asia-Pacific, with companies such as Italtel, Tadiran and Samsung. Other trials include broadcast video installed in Australia and data/video applications in France. In the US, the company has provided equipment in GTE-Microsoft's Internet access trials and in NEC-MCI's video broadcast system trials.

         In January 1997, the first in a line of products developed by the Company called the Allegro Access Concentrator, a platform for high density installation of the Overture 8 DMT modem technology, was shipped to France. This shelf version uses the Overture 8 modem and offers high-speed concentration of packet-based information or video data streams and multiplexing of multiple data channels per ADSL modem connection.

         In April 1997, the Company shipped its next generation of Overture 8 products, the Model 810, which delivers speeds up to 8 Mbps downstream and 640 Kbps upstream. Its advanced, low power design consumes less than 7W and adjusts power consumption to line lengths and traffic conditions. This model is designed to be used as a plug-in for the Allegro Access Concentrator or as a stand-alone unit for the subscriber.

         Another product introduced by the Company is the ADSL View SNMP Manager, a Graphical User Interface ("GUI") based element manager that permits central site administration and management of the Company's ADSL network. This Windows-based view manager can speed service delivery by simplifying provisioning, reconfiguration and management.

         Before the end of fiscal 1997, the Company was selected to provide equipment to BC Tel, Canada's second largest telecommunications company, for its first commercial, standards-based ADSL services. These ADSL/DMT products will be used in the central switching office and by customers and will enable BC Tel to initially offer services such as high- speed Internet access and high-speed corporate LAN access to its customers.

VDSL (VERY HIGH-SPEED DIGITAL SUBSCRIBER LINE)

         Telephone companies have been placing fiber-optic cables into communities and are expected to continue to do so at an increasing rate. It is currently not economically feasible to take the fiber directly to homes and telephone companies are not expected to do so in the foreseeable future.
Access technologies such as fiber-to-the-curb and fiber- in-the-loop are strategies that allow telephone companies to run the fiber to some platform or node in the community and link homes requiring high bandwidth services directly over copper wire or coaxial cable. The concept of transmitting at such high data rates over thousands of feet of copper wire is just now becoming a reality. VDSL is used in conjunction with a fiber-optic backbone to cover the "last mile" as efficiently as possible. The VDSL market thus requires DMT products that have higher data rates (25 Mbps to 52 Mbps) over shorter distances (typically 500 to 3,000 feet) than ADSL products.

         The Company believes that DMT technology is superior to other available modulation technologies for this application and is designing VDSL products using its microelectronics capability. As with ADSL, VDSL products will be asymmetrical and are intended to carry video, voice and data simultaneously. The Company's next VDSL product, called the Piccolo, is expected to operate asymmetrically at speeds of up to 25 Mbps. These products are expected to be introduced in 1998 and to compete for the ANSI standard for VDSL transmission, which has not yet been awarded.

         The Company's digital VDSL chip is being designed for utilization in cable as well as copper transmissions. Management has been very involved in cable standards activities in an attempt to obtain the endorsement for DMT through the Institute of Electrical and Electronic Engineers ("IEEE") 802.14 committee, which has authority over the upstream cable standards. DMT has the unique capability of optimizing the upstream data rate relative to other technologies available, although there can be no assurance the Company will win this endorsement. As the cable market migrates from analog systems to digital with interactive requirements, a large opportunity for DMT-based systems will exist. As is true for ADSL products, in order to implement a video service over VDSL products, other key components, not supplied by the Company, including video content, a digital switch, a video server, encode/decode equipment and a set-top box in the subscriber's home, will be required to co-exist in a cost effective manner.

         During fiscal year 1997, the Company reached an agreement with NEC Corporation to jointly develop the VDSL transceiver offering higher speeds for shorter subscriber loops. Under this agreement, the Company will provide DMT/VDSL technology to NEC, which will design and then produce a digital chip set expected to offer excellent performance including long transmission distances, robustness against noise, crosstalk environment, and low power consumption while still offering a cost effective solution. Development efforts in conjunction with this technology are ongoing.

IBM PRODUCTS

         During the past several years, the Company has undertaken several projects in which it has designed, developed and manufactured custom communications products for IBM. Pursuant to its principal agreement with IBM, the Company furnishes engineering, manufacturing, and assembly services for the manufacture of LAN bridge products in accordance with IBM specifications and upon receipt of purchase orders for the products. This manufacturing agreement with IBM, amended in December 1993, has been extended to December 1998. Under the terms of a second agreement, the Company provided development and support services to IBM for a custom product. IBM shipped this product in the United States and Canada in July 1994 and in a number of European and Asian countries thereafter. In fiscal years 1996 and 1997, the Company received royalty payments from IBM on sales of this product to end-customers.

         Fiscal 1997 sales to IBM accounted for approximately 51% of the Company's revenues. Since IBM considers product sales and market data confidential, the Company has very little ability to anticipate future demands. The Company is highly dependent on sales to IBM and expects that quarterly and annual results could be volatile due to its dependence on this dominant customer. IBM may terminate its agreements with the Company upon 30 days' notice without a significant penalty. Upon termination of the agreements, the Company has continuing obligations to provide certain products and technical support for a period of years, at a price then to be negotiated.

CONNECTIVITY PRODUCTS

         The Company's PC to Mainframe Connectivity products consist of 3270 emulation products which are Disk Operating System ("DOS") and Microsoft Windows based software and microcomputer boards (with extensive firmware) that reside in an IBM or IBM compatible PC, and enable the PC to communicate, access and transfer data through Systems Networks Architecture ("SNA") to IBM or IBM compatible mainframes. The Company sells single user and LAN gateway versions of all its products. LAN gateways allow multiple PC users, attached directly to Token-Ring, Ethernet and other LANs, to access SNA networks through one shared link. The Company markets its PC to Mainframe Connectivity products to selected niche markets: OEMs, Application Program Interface ("API") and strategic end-user market segments of the Windows and DOS Connectivity markets. The Company's connectivity market share and revenues have been declining in recent years and are expected to continue to decline.

SALES, MARKETING, SERVICE

         With its DMT products, the Company's strategy is to sell to telephone companies worldwide through large telecommunication suppliers who will integrate the Company's products into larger systems for their customers. This type of OEM selling does not require a large sales force. In the PC to Mainframe Connectivity market, the Company sells to end-users, independent software vendors, OEM's and through a small network of resellers. In the network connectivity business, the Company offers a 90-day warranty and post-warranty support programs. Hardware products are typically serviced on a factory repair basis. Software support is usually handled by phone consultation or, less often, by an on- site visit by a systems engineer. The Company employs five persons in sales, six in customer support, and three in marketing.

         Export sales of connectivity products in fiscal 1995, 1996, and 1997 represent 1-2% of total net sales, for each such year, primarily to Western Europe and Canada. Shipments of the Overture series of transceivers for use in field trials, primarily to the countries of Germany, Netherlands, France, Finland and Canada accounted for 11% of total net revenues in fiscal 1997. These sales are subject to certain controls and restrictions, but the Company has not experienced any material difficulties related to these sales.

BACKLOG

         As of the end of fiscal 1996 and 1997, the Company's backlog was approximately $2,961,000 and $2,362,000, respectively. The Company anticipates that all of its current backlog will be filled within the 1998 fiscal year.

MANUFACTURING

         Most of the Company's products are assembled at its San Jose, California facility, where testing, quality assurance and material control activities are performed. The Company has the capacity to increase its output without further expansion of its physical plant and warehousing facilities.
The Overture series of transceivers is currently in production, and assembly and testing of this product is being outsourced. Product quality and reliability is maintained at vendors' sites through auditing at subcontractors' facilities and inspection of incoming components.

         Electronic and mechanical components, subassemblies and supplies are purchased from many independent suppliers. Although the Company purchases most of a given component, subassembly or supply from a single vendor, management believes that, with a few exceptions, at least one alternative source of supply is available at comparable cost for each component in its product lines. A few components are consigned from IBM and there is no alternative source of supply for these components.

RESEARCH AND DEVELOPMENT

         The Company believes that it has a technological leadership position in DMT modulation technology. Future success, however, is largely dependent on its ability to maintain this position through the development of new products that meet a wide range of customer needs. Accordingly, the Company intends to continue to make substantial investments in research and development. There can be no assurance that future development efforts will result in commercially successful products, or that these products will not be rendered obsolete by changing technology, new industry standards or new product announcements by others.

         The Company had 48 full-time employees engaged in research and development activities as of August 2, 1997. Its research and development efforts are expended on the enhancement of existing products and for the development of new products in order to meet rapidly changing customer requirements. These efforts are organized into three main groups: VLSI, ADSL and VDSL development. Currently, the VLSI group is focused on efforts for the ADSL and VDSL markets.

         Significant activities include the following:

         -       Development of system level ADSL and VDSL products.

         -       Development of OEM ADSL and VDSL modules.

         - Reducing the cost, power and size of ADSL and VDSL modules and products.

         Net research and development expenses totaled $1,595,000 (13% of net sales) in fiscal 1995, $3,837,000 (32% of net sales) in fiscal 1996 and $8,335,000 (63% of net sales) in fiscal 1997. Increasing research and development costs in fiscal 1996 and 1997 are primarily due to the hiring of additional engineers and introduction of the Company's next generation of the Overture series of ADSL/DMT modems, access system shelf products, the Allegro access concentrator and the Model 810. All related research and development expenses are charged to operations as incurred. Engineering expenses are net of software development costs capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86 and of IBM-funded development costs. There was no capitalization of software development costs in 1995, 1996 and 1997. The amount of funded development costs totaled $637,000, $589,000 and $494,000, respectively, for fiscal 1995, 1996 and 1997. The amortization of capitalized software development costs charged to cost of sales was $310,000 in fiscal 1995, and $246,000 in fiscal 1996 and 1997.

COMPETITION

         Telephone company trials have demonstrated the feasibility of ADSL products. Two basic ADSL technologies have participated in these trials: the Company's DMT multicarrier technology and the single Carrier-less Amplitude/Phase modulation ("CAP") technology developed by AT&T Microelectronics Division and sold to Globespan. DMT and CAP have been rival technologies since the ANSI standards competition in 1993, which was won by the Company's DMT technology. The Company believes that its DMT technology is less complex and more cost effective than a single carrier technology, such as CAP. The trials to date have been run at data rates of 1.5 Mbps and 2 Mbps, the speeds of Globespan's CAP products. The Company believes that as products capable of data rates of 6 Mbps and 8 Mbps become increasingly available, trials will be conducted at those speeds. As the performance differences between DMT and CAP become greater at higher data rates, the Company believes that most of the competition at the higher speeds will come from other competitors using DMT technology.

         The Company has entered into agreements with Motorola Corporation and Parent to develop a standards compliant chip solution for the ADSL market. The Company has also licensed its technology to Alcatel and Analog Devices, Inc. who have developed or are developing integrated circuits. The Company has the right to buy the Motorola chip and the Parent chipset at most favored customer prices. The Company expects customers of these companies to become competitors with system level DMT products. Other entities with development efforts underway with DMT technology for the ADSL marketplace include ORCKIT, Pairgain, ECI, Ericsson and Aware.

         To date, the Company is not aware of any ADSL products introduced in the marketplace that have a cost, power and size structure satisfactory for a mass deployment to customers. In order to design and manufacture commercially viable product in this market, a substantial investment in custom integrated semiconductors must be made. Those suppliers not making such investments will not be able to compete effectively.

         The PC to Mainframe Connectivity market is highly competitive and is characterized by rapid advances in technology which result in the frequent introduction of new products with improved performance characteristics, thereby subjecting the Company's products to the risk of technological obsolescence. The Company's ability to compete is dependent on several factors, including: reliability, product performance, quality, features, distribution channels, name awareness, customer support, product development capabilities and the ability to meet delivery schedules. The Company competes, directly or indirectly, with a broad range of companies, many of whom have significantly greater financial and other resources. In addition, the Company is competing for a limited and declining segment of the PC- Connectivity market, which market is itself declining.

         Many companies compete in the PC to Mainframe Connectivity market, including IBM, Attachmate Corporation, Eicon Group, Inc., Network Software Associates, Wall Data Incorporated, and Novell Inc. Products and policies of these companies can adversely affect the Company's competitive position. A large number of the Company's products interact with IBM equipment and support IBM protocols. Thus, the development of new products, equipment or communications systems by IBM could adversely affect its PC to Mainframe Connectivity competitiveness.

PATENTS, TRADEMARKS

         The Company has a policy of seeking patents when appropriate on inventions concerning new products and improvements as part of its on-going research and development activities. The Company has a total of 27 patents issued or filed.

         The Company principally relies on its technological and engineering resources to develop its business in an industry where technology changes very fast. It does, however, consider the use of trademarks, copyrights, license agreements and non-disclosure agreements as a means to protect its proprietary technology and, therefore, it intends to seek and maintain protection where appropriate.

         The Company also has several registered trademarks, including "ICOT" and "OmniPATH" and has copyrights in its software and related documentation, and is a licensee under three OEM software source code licenses that are used in connection with the development, maintenance, enhancement, and support of various PC to Mainframe connectivity products. These licenses pertain to peripheral products which the Company re-markets to complement or add features to its core product line.

EMPLOYEES

         As of August 2, 1997, the Company had 101 full-time employees, of whom 22 were engaged in manufacturing, 48 in research and development, 14 in marketing and sales and 17 in general and administrative positions.

         Thirteen members of the Company's engineering staff hold doctoral degrees. The Company also employs a number of consultants who are primarily used in engineering. Competition for technical personnel in this technology is intense. In May 1995, the Company entered into an employment agreement with Dr. John Cioffi, its founder and Chief Technical Officer. The agreement provides for

Dr. Cioffi to be employed by the Company until October 1998, while continuing his obligations as a full-time tenured faculty member at Stanford University. Stanford University limits the amount of time its faculty can spend on outside activities.

         All employees of the Company are based in the United States. None of its employees are subject to a collective bargaining agreement, and there have been no work stoppages due to labor difficulties. The Company believes that its employee relations are good.

PROPERTIES

         The Company's corporate headquarters and manufacturing facility is located in San Jose, California. In 1996, the Company moved its corporate, engineering and manufacturing operations to an approximately 48,700 square foot facility to consolidate its operations and accommodate its recent growth. The lease for this facility commenced on July 15, 1996 and expires on July 31, 2001.

         The Company's lease for its prior facility in North San Jose expires on July 23, 1999, and has been subleased for the remaining term of the lease. Related rent and operating cost obligations are covered in full by sublease income.

         The Company's wholly owned subsidiary, ICOT International Limited, now dormant, leases an approximately 6,400 square foot building located in Wokingham, England. ICOT International Limited ceased its operations in the United Kingdom in fiscal 1993 as part of the Company's restructuring of its connectivity business. The lease on the Wokingham facility expires on September 29, 2010. The Company has subleased this facility through December 1998, but income from this sublease is less than its rental obligations. The Company has recorded a liability of $454,000, net of anticipated future sublease income, to cover partial rental obligations related to this facility. The Company believes that its current facilities are adequate to conduct operations, and that its facilities are adequate for the future growth of the Company.

LEGAL PROCEEDINGS

         In November 1993, an action was brought against the Company for damages related to the use of one of the Company's products. The plaintiff filed a suit claiming repetitive stress injuries resulting from the use of the Company's products in the course of employment with American Airlines during the period from May 1981 through July 1991. The plaintiff alleges damages in the amount of $1 million and has requested punitive damages of $10 million. The Company believes that the claim is without merit and has tendered defense of this action to its insurance carriers. In the opinion of management, the outcome of this litigation will not have a material adverse effect on the Company's financial position or its results of operations.

         Following public announcement of the execution of the Westell Merger Agreement, the first of three substantially similar actions was filed in the Court of Chancery of the State of Delaware in and for New Castle County against the Company, Westell and the directors of the Company. Styled Chopp v. Gibbons, et. al., C.A. No. 15971-NC, Kinney v. Gibbons, et. al., C.A. No. 15977-NC; and Mendel v. Gibbons, C.A. No. 15973-NC, the actions, pleaded as putative class actions on behalf of a purported class of Company stockholders, allege, among other things, that the directors of the Company breached their fiduciary duties in connection with approving the Westell Merger Agreement.
The actions seek,
among other things, to enjoin the transactions contemplated by the Merger Agreement and damages. A Memorandum of Understanding settling this matter was entered into on December 12, 1997.

                            SELECTED FINANCIAL DATA

         The selected financial information of the Company set forth below has been derived from the audited financial statements and other financial information of the Company. Such information should be read in conjunction with the audited financial statements and other financial information of the Company included elsewhere herein.

                                                 Fiscal Years Ended                         Three Months Ended
                                ----------------------------------------------------     -------------------------
                                July 31,   July 30,  July 29,   July 27,   August 2,     November 2,   November 1,
                                  1993       1994      1995       1996       1997            1996          1997
                                --------   --------  --------   --------   ---------     -----------   -----------
                                                  (in thousands, except per share amounts)
 SELECTED INCOME STATEMENT
 DATA:
 Net Sales . . . . . . . . .    $ 12,307   $  8,236  $ 12,040   $ 12,085   $  13,200     $     4,513    $    4,702
 Income (Loss) before Income
 Taxes . . . . . . . . . . .      (5,963)       530     1,933    (34,035)    (12,243)           (746)       (4,442)
 Provision for Income Taxes           --         27        97         43          --              --            --
                                --------   --------  --------   --------   ---------     -----------    ----------
 Net Income (Loss) . . . . .    $ (5,963)  $    503  $  1,836   $(34,078)  $ (12,243)    $      (746)   $   (4,442)
 Net Income (Loss) Per Share        (.46)       .04       .16      (2.21)       (.66)           (.04)         (.23)


 SELECTED BALANCE SHEET
 DATA:
 Current Assets  . . . . . .    $ 11,188   $  9,463   $ 7,793   $  5,182   $   9,282              --    $    9,611
 Current Liabilities . . . .       2,598      2,171     1,591      2,467       5,517              --        10,206
 Working Capital . . . . . .       8,590      7,292     6,202      2,715       3,765              --          (595)
 Total Assets  . . . . . . .      12,936     11,391    12,111      6,241      15,083              --        15,579
 Long-term Liabilities . . .       1,099        428       294      2,094       4,540              --         4,587
 Stockholders' Equity  . . .       9,239      8,792    10,226      1,680       5,026              --           786

 OTHER DATA:
 Book Value Per Share  . . .          --         --        --         --         .26              --           .04

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

         To the extent that the information presented in this Information Statement discusses financial projections, information or expectations about the Company's products or markets, or otherwise makes statements about future events, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These include, among others, successful and timely development and acceptance of new products, the availability of sufficient funding to complete development of new products and other factors described below. In addition, such risks and uncertainties also include the matters identified under the heading "Risk Factors" below.

OVERVIEW

         On November 28, 1995, ICOT Corporation, based in San Jose, California, and Amati Communications Corporation ("Old Amati"), a privately held Mountain View, California based company, completed a merger by which Old Amati became a wholly-owned subsidiary of ICOT Corporation. Effective as of the merger, the name of the surviving company was changed to Amati Communications Corporation and its common stock began trading on Nasdaq on November 29, 1995. In September 1996, the combined company moved to a new 48,700 square foot building in San Jose, California to accommodate its growth and consolidate engineering and manufacturing in a single facility.

HIGHLIGHTS OF FISCAL YEAR 1997

         - Announced a joint development agreement with NEC Corporation to provide DMT/VDSL technology in the design and production of a digital chip set for high-speed over fiber networks.

         - Participated in the France Telecom trial to deliver the first broadcast video service and internet mid- band services with the new Overture 8 ADSL/DMT Modem Design.

         - Announced an alliance with Parent to jointly develop and market DMT technology for ADSL modems based on TI's TMS 320 Digital Signal Processors ("DSP").

         - Introduced the Allegro, the first in the line of products developed by the Company and the world's first ADSL Access Concentrator designed to enable the installation of multiple modems and control via a single mechanical configuration, saving space, consolidating power and providing easy maintenance.

         - Announced a program to integrate Sourcecom's BANC 6000 with the Company's Allegro to provide an integrated DSLAM and networking platform for high speed access networks using standard DMT-based ADSL technology.

         - Licensed Euristix RACEMAN EMSY Element Management System technology to provide visibility, status monitoring, basic alarm management, and basic performance for the Allegro--all in a Windows based graphical user interface (GUI).

         - Announced a strategic development partnership with Siemens AG, a leader in Asynchronous Transfer Mode (ATM) technology aimed at high speed connection of ATM to ADSL transmission lines.

         - Provided modems at GTE--Microsoft, high speed Internet access and NEC America-MCI broadcast video trials utilizing DMT/ADSL technology.

         - Supplied ADSL equipment to BC TEL, Canada's second largest telecommunication company, the Company's first commercial service using DMT products.

RESULTS OF OPERATIONS

First Fiscal Quarter 1998 vs. First Fiscal Quarter 1997

         Total net sales in the first quarter of 1998 increased 4% to $4,702,000 from sales of $4,513,000 in the first quarter of the prior fiscal year. Revenues recognized during both fiscal quarters include revenues recorded under the Company's previously announced joint development agreement with NEC Japan. VDSL development efforts in conjunction with NEC Japan are ongoing. Sales to IBM accounted for 32% of the Company's revenue in the first quarter of fiscal 1998 compared with 44% for the comparable period of fiscal 1997. In February 1997, the Company signed an extended contract with IBM for the development and manufacture of its next generation internetworking products. The Company expects that IBM will continue to account for a substantial portion of the Company's revenues until development and commercialization of its ADSL products are completed.

         In June 1997, the Company was selected to provide equipment to BC Tel, Canada's second largest telecommunications company, for its first commercial, standards-based ADSL services. These ADSL/DMT products will be used in the central switching office and by customers and will enable BC Tel to initially offer services such as high- speed Internet access and high-speed corporate LAN access to its customers. Sales of the ADSL/DMT products in the first quarter of 1998 were $1,722,000 compared with $240,000 for the first quarter of the prior fiscal year.

         PC to Mainframe Connectivity sales of $120,000 for the first quarter of fiscal 1998 represents a decrease of 60% when compared with the same period of the prior fiscal year due to a general decline in the Company's connectivity market share. The PC to Mainframe Connectivity market is highly competitive and is characterized by rapid advances in technology, thereby subjecting the Company's products to risk of technological obsolescence. The Company competes directly or indirectly with a broad range of companies, many of whom have significantly greater resources. In addition, the Company is competing for a limited segment of a declining market.

         Gross margin as a percent of sales was less than 1% for the first quarter of fiscal 1998 compared with 54% for the same period of fiscal 1997. Margins were lower as a result of product volume mix represented by shipments of ADSL products in its early stage of development comprising

37% of sales in the current fiscal quarter compared to 6% of sales in the first quarter of the prior fiscal year.

         Net research and development expenses increased 33% to $2,323,000 in the first quarter of fiscal 1998 when compared to the same period of fiscal 1997 largely because of the addition of engineers and the introduction of the Company's new ADSL/DMT modems, access system shelf products and access concentrators, and outside design work to support the VDSL standards.

         Marketing and sales expenses increased by $486,000 or 87% in the first quarter of fiscal 1998 when compared with the same period of the prior fiscal year. This is primarily due to an increase in staffing and overseas travel in conjunction with the Overture series representation in field trials internationally and outside service and consultants expenses. Sales, market and customer support operations of the Company's ADSL products, which cover both domestic and international markets, are handled by fourteen individuals. The Company's strategy is to sell to telephone companies worldwide through large telecommunication suppliers who will integrate the Company's products into larger systems for their customers.

         General and administrative expenses increased by $185,000 or 26% in the first quarter of fiscal 1998 when compared with the same period of the prior fiscal year. This is primarily due to patent and legal expenses and higher depreciation and amortization expenses related to equipment and leasehold expenditures with the move to a larger facility.

         Interest income increased to $15,000 in the three-month period of fiscal 1998 compared to $1,000 in the same period of fiscal 1997 due to higher cash balances for investment purposes.

         There were no provisions for income taxes for the first quarter of both fiscal years.

Fiscal Year 1997 vs. Fiscal Year 1996

         Total net sales in fiscal 1997 increased 9% to $13,200,000 from sales of $12,085,000 in the previous fiscal year. Revenues recognized during the current fiscal quarter include revenues recorded under the Company's previously announced joint development agreement with NEC Japan. Sales to IBM accounted for 51% of the Company's revenue in fiscal 1997 compared with 69% in fiscal 1996. In February 1997, the Company signed an extended contract with IBM for the development and manufacture of its next generation internetworking products. The Company expects that IBM will continue to account for a substantial portion of the Company's revenues until development and commercialization of its ADSL and VDSL products are completed.

         In the third quarter of fiscal 1996, the Company first delivered the Overture 8, which is characterized by a high bandwidth as defined by the ANSI standards. The Company's ADSL products continue to participate successfully in labs and field trials in both international and domestic markets. The international trials include services being offered by Post Telephone and Telegraph ("PTT")'s in Europe and Asia-Pacific, with companies such as Philips, Italtel, Tadiran and Samsung. Other trials include broadcast video installed in Australia and data/video applications in France. In the US, the Company has provided equipment in GTE's Internet access and remote office connectivity trials in Washington and Texas. Sales of the Overture series were $1,892,000 and $1,818,000 in fiscal 1997 and 1996, respectively. In addition, contract revenues of $3,710,000 in fiscal 1997 and $148,000 in fiscal 1996 were also realized from customization of products.

         In January 1997, the first in a line of products developed by the Company called the Allegro Access Concentrator, a platform for high density installation of the Overture 8 DMT modem technology, was shipped to France. This shelf version uses the Overture 8 modem and offers high-speed concentration of packet based information or video data streams and multiplexing of multiple data channels per ADSL modem connection. During the third quarter of fiscal 1997, the Company introduced its next generation of Overture 8 products, the Model 810, which delivers speeds up to 8 Mbps downstream and 640 Kbps upstream. Its advanced, low power design consumes less than 7W and adjusts power consumption to line lengths and traffic conditions. This model is designed to be used as a plug-in for the Allegro Access Concentrator or as a stand-alone unit for the subscriber.

         Before the end of fiscal 1997, the Company was selected to provide equipment to BC Tel, Canada's second largest telecommunications company, for its first commercial, standards-based ADSL services. These ADSL/DMT products will be used in the central switching office and by customers and will enable BC Tel to initially offer services such as high- speed Internet access and high-speed corporate LAN access to its customers. In the Company's VDSL technology, development efforts in conjunction with NEC Japan are ongoing.

         PC to Mainframe Connectivity sales of $864,000 in fiscal 1997 represent a decline of 53% when compared with the prior fiscal year due to a general decline in the Company's connectivity market share. The PC to Mainframe Connectivity market is highly competitive and is characterized by rapid advances in technology which frequently result in the introduction of new products with improved performance characteristics, thereby subjecting the Company's products to risk of technological obsolescence. The Company competes directly or indirectly with a broad range of companies, many of whom have significantly greater resources. In addition, the Company is competing for a limited segment of a declining market.

         Gross margin as a percent of sales was 28% for fiscal 1997 compared with 39% for fiscal 1996. The decrease in margin was primarily attributable to product mix. Amortization of capitalized software costs charged to cost of sales was $246,000 in fiscal 1997 and 1996.

         Net research and development expenses increased 117% to $8,335,000 in fiscal 1997 when compared to fiscal 1996 largely because of the addition of engineers and other new employees and the introduction of the Company's new family of Overture 8 ADSL/DMT modems, access system shelf products and access concentrators. Maintaining the Company's technology position is largely dependent on the Company's ability to develop new products that meet a wide range of customer needs. Research and development efforts for the DMT technology are grouped into three areas: VLSI, ADSL and VDSL development. All research and development expenses related to the DMT technology are charged to operations as incurred. Total engineering expenses are net of funded development costs from IBM. Funded development costs were $494,000 and $589,000 for fiscal 1997 and 1996, respectively. The Company considers research and development a key element in its ability to compete and will continue to make investments in product development to provide high-speed solutions for the future.

         Marketing and sales expenses increased by $1,915,000 or 201% in fiscal 1997 when compared with the prior fiscal year. This is primarily due to an increase in staffing and overseas travel in conjunction with the Overture series representation in field trials internationally and participation in domestic trade shows and product promotion. Sales, marketing and customer support operations of the Company's ADSL products, which cover both domestic and international markets, is handled by fourteen individuals. The Company's strategy is to sell to telephone companies worldwide through large telecommunication suppliers who will integrate the Company's products into larger systems for their customers. This type of OEM selling does not require a large sales force.

         General and administrative expenses increased by $1,960,000 or 78% in fiscal 1997 when compared with the prior fiscal year. This is primarily due to occupancy costs related to the move to a larger facility, patent and legal expenses, and additional corporate staffing.

         Interest income decreased to $116,000 in fiscal 1997 compared to $168,000 in fiscal 1996 due to lower cash balances for investment purposes.

         There were no provisions for income taxes for fiscal 1997 compared to $43,000 for fiscal 1996. Tax provisions for fiscal 1996 were required for Federal alternative minimum tax and California state taxes due to limitations on the use of California's loss carryforwards. The Company has provided a valuation allowance against the deferred tax asset attributable to the net operating losses due to uncertainties regarding the realization of these assets.

Fiscal Year 1996 vs. Fiscal Year 1995

         Total net sales in fiscal 1996 rose slightly to $12,085,000 from sales in the previous fiscal year of $12,040,000. Sales to IBM accounted for 69% of the Company's revenue in fiscal 1996 compared with 83% in fiscal 1995. Royalty revenues during fiscal year 1996 of $875,000 continue to be derived from a product developed by the Company for IBM in fiscal 1994. Although dependence on one dominant customer has been reduced since the merger, the Company expects that IBM will continue to account for a substantial portion of the Company's revenues until the Company completes development and commercialization of its ADSL products. IBM is not obligated to purchase any specified amounts of products or to provide binding forecasts of product purchases for any period. Since IBM considers product sales and market data confidential, the Company has very little ability to forecast future demand. Furthermore, since IBM has the exclusive responsibility for marketing and selling the products that the Company develops, results of operations can be significantly affected by IBM's success in the marketplace.

         In November 1995, the Company began shipping its Overture series of transceivers. The Overture 4 is a prototype that does not have a low enough cost or power consumption for mass deployment and its components are entirely discrete (off the shelf). This product is to be phased out in favor of the next series of transceiver, called Overture 8. In the third quarter of fiscal 1996, the Company delivered the Overture 8, which is characterized by a high bandwidth as defined by the ANSI standards. This product is currently installed in its first field trial of broadcast video in Australia. Sales in fiscal 1996 of Overture 4 and Overture 8 series field trials were $999,000 and $819,000, respectively. In addition, contract revenues of $148,000 from customization of products were also realized in fiscal 1996.

         PC to Mainframe Connectivity sales of $1,822,000 in fiscal 1996 represents a decline of 14% when compared with the same period of the prior fiscal year due to a general decline in the Company's connectivity market share. The PC to Mainframe Connectivity market is highly competitive and is characterized by rapid advances in technology which frequently result in the introduction of new products with improved performance characteristics, thereby subjecting the Company's products to risk of technological obsolescence. The Company competes directly or indirectly with a broad range of companies, many of whom have significantly greater resources.
In addition, the Company is competing for a limited and declining segment of the market.

         Gross margins as a percent of sales were 39% in fiscal 1996 compared with 44% for the same period of fiscal 1995. The decline in margin was primarily attributable to product mix resulting from shipment of new products to IBM and costs to complete test trials of the Overture series of transceivers. Amortization of capitalized software costs charged to cost of sales were $246,000 in fiscal 1996 and $310,000 in fiscal 1995.

         Net research and development expenses increased 141% to $3,837,000 in fiscal 1996 when compared to the same period of fiscal 1995 largely because of the addition of fifteen Old Amati engineers and the hiring of 20 new employees. Higher costs in fiscal 1996 are primarily due to the introduction of the Company's new family of Overture 8 ADSL/DMT modems and Overture 8 Access System shelf products. From the technology acquired in the merger, the Company believes it has a technological leadership position in DMT modulation. Maintaining this position is largely dependent on the Company's ability to develop new products that meet a wide range of customer needs. Research and development efforts for the DMT technology are grouped into three areas: the microelectronics group which is primarily focused on ADSL and VDSL markets; the software group, which is primarily focused on the development of firmware for the Overture series; and the hardware group, which is primarily focused on analog and digital design activities. All research and development expenses related to this technology are charged to operations as incurred. Expenses are net of funded development costs from IBM. Funded development costs for fiscal 1996 were $589,000 compared to $637,000 in fiscal 1995. The Company considers research and development a key element in its ability to compete and will continue to make investments in product development and support for IBM.

         Marketing and sales expenses rose to $953,000 in fiscal 1996 compared to $861,000 in fiscal 1995 due to an increase in overseas travel in conjunction with Overture series participation in field trials internationally. Sales, marketing and customer support operations of the acquired business, which cover both domestic and international markets, is handled by five individuals. The Company's strategy is to sell to telephone companies worldwide through large telecommunication suppliers who will integrate the Company's products into larger systems for their customers. This type of OEM selling does not require a large sales force.

         General and administrative expenses increased to $2,519,000 in fiscal 1996 as compared to $1,229,000 in fiscal 1995. This is primarily due to patent expenses, additional corporate staffing, and occupancy costs associated with the merger.

         Interest income decreased to $168,000 in fiscal 1996 compared to $301,000 in the same period of fiscal 1995 due to maturities of held-to-maturity investments.

         The provision for income taxes in fiscal 1996 was $43,000 compared to $97,000 in fiscal 1995. Tax provisions were required for Federal alternative minimum tax and California state taxes due to limitations on the use of California's loss carryforwards. The Company has provided a valuation allowance against the deferred tax asset attributable to the net operating losses due to uncertainties regarding the realization of these assets.

LIQUIDITY AND CAPITAL RESOURCES

         The Company had cash and short-term investments of $2,553,000 as of November 1, 1997, compared to $1,500,000 as of August 2, 1997. During the fiscal quarter ended November 1, 1997, cash used for operating activities of $4,094,000 related primarily to the net loss incurred during the period. Cash used for investment activities of $408,000 was primarily for leasehold improvements and capital equipment purchases associated with the move to a larger facility. Cash provided by financing activities of $5,555,000 resulted primarily from the completion of an equity financing transaction with an investors group, discussed below, and proceeds from the Westell loan.

         The Company had cash and short term investments of $1,500,000 as of August 2, 1997 compared to $886,000 as of July 27, 1996. During the fiscal year ended August 2, 1997, cash used for operating activities of $9,927,000 related primarily to the net loss incurred during the period. Cash used for investing activities of $3,178,000 was primarily for leasehold improvements associated with the move to a larger facility to consolidate the Company's operations, and the purchase of short-term investments as offset by the proceeds from sale of held-to-maturity investments. Cash provided by financing activities of $13,010,000 resulted primarily from the completion of an equity financing transaction with an investor group, discussed below, and proceeds from the exercise of stock options and warrants.

         In October 1996, the Company entered into an Investment Agreement (the "Investment Agreement") with Quantum Industrial Partners LDC, S-C Phoenix Holdings, L.L.C., Winston Partners, L.P., Winston Partners II LDC and Winston Partners II L.L.C. (collectively, the "Investors") which provided to the Company up to $15 million in equity financing in exchange for the issuance of Company Common Stock and warrants (the "Warrants") to purchase up to 600,000 shares of Company Common Stock. The Warrants were issued on October 3, 1996 and are exercisable at any time between December 17, 1996 and December 17, 2001. Warrants to purchase up to 300,000 shares of Common Stock are exercisable at $17.45 per share; Warrants to purchase the other 300,000 shares are exercisable at $25 per share.

         As of August 2, 1997, the Company has received $12,500,000 pursuant to this Investment Agreement and recorded a Stock Subscription Receivable of $2,500,000. On August 7, 1997, the Company received the final $2,500,000 in equity financing. In exchange for the $15,000,000 investment in the Company, the Investors received an aggregate of 1,242,915 shares of the Company's Common Stock.

         On September 30, 1997, the Company and Westell entered into the Westell Merger Agreement. Subsequent to the end of the first fiscal quarter 1998, the Company terminated the Westell Merger Agreement with Westell, paying a $14.8 million termination fee. On November 19, 1997, the Company, in connection with such termination, entered into the Merger Agreement with Parent providing for the Offer and the Merger.

         On November 19, 1997 and in connection with the execution of the Merger Agreement, the Company entered into the Loan Agreement with Parent. Under the provisions of the Loan Agreement, Parent agreed to grant a term loan in the amount of $14,774,000 and a Revolving Loan in the amount of $5,000,000 to the Company evidenced by promissory notes due September 30, 1999 with interest at the rate of prime plus 2%. Proceeds from these borrowings were used to repay in full all amounts owing to Westell under the Loan and Security Agreement dated September 30, 1997, all amounts owing to the Silicon Valley Bank under its revolving line of credit agreement, and to pay the above referenced termination fee to Westell and working capital requirements. Subsequent to the end of the first fiscal quarter 1998, Parent and the Company amended the Loan Agreement to provide for an additional $5,000,000 of availability under the Revolving Loans to fund additional working capital requirements. The total amount outstanding as of January 13, 1998 was $24,774,000 plus accrued and unpaid interest.

         The Company's ability to meet its future capital requirements will depend on many factors, including sales levels, progress in research and development programs, the establishment of collaborative agreements, and costs of manufacturing facilities and commercialization activities.

                              CERTAIN PROJECTIONS

         During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with certain information about the Company and its financial performance which is not publicly available. The information provided included projected financial information for fiscal years ending August 1998 and August 1999 (the "Projections"). The Projections were prepared by the Company's management for internal planning and budgeting purposes only and not with a view to publication. The Projections included estimates of (i) net sales of $40.6 million and $113.2 million for the Company's fiscal years ended August 1998 and August 1999, respectively, and (ii) a net loss of $8.7 million and net income of $10.5 million for the company's fiscal years ended August 1998 and August 1999, respectively. None of the assumptions underlying the Projections give effect to the Offer, the Merger or the potential combined operations of the Company and Parent after the consummation of such transactions.

         THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION REGARDING PROJECTIONS OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND ARE INCLUDED IN THIS INFORMATION STATEMENT ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT. NONE OF PARENT, THE PURCHASER, THE COMPANY OR ANY PARTY TO WHOM THE PROJECTIONS WERE PROVIDED ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF SUCH INFORMATION. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS ARE BASED UPON NUMEROUS ASSUMPTIONS RELATING TO COMMERCIAL ACCEPTANCE OF THE COMPANY'S PRODUCTS AND TECHNOLOGY, INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS, THE BUSINESS OF THE COMPANY AND OTHER MATTERS, ALL OF WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. THE PROJECTIONS HAVE NOT BEEN EXAMINED OR COMPILED BY THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. FOR THESE REASONS, AS WELL AS THE BASES ON WHICH SUCH PROJECTIONS WERE COMPILED, THERE CAN BE NO ASSURANCE THAT SUCH PROJECTIONS WILL BE REALIZED, OR THAT ACTUAL RESULTS WILL NOT BE MATERIALLY HIGHER OR LOWER THAN THOSE ESTIMATED. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, THE PURCHASER, THE COMPANY OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS. PARENT DID AN INDEPENDENT ASSESSMENT OF THE COMPANY'S VALUE AND DID NOT RELY TO ANY MATERIAL DEGREE UPON THE PROJECTIONS. NONE OF THE COMPANY, PARENT, THE PURCHASER OR ANY OTHER PARTY INTENDS PUBLICLY TO UPDATE OR OTHERWISE PUBLICLY REVISE THE PROJECTIONS SET FORTH ABOVE EVEN IF EXPERIENCE OR FUTURE CHANGES MAKE IT CLEAR THAT THE PROJECTIONS WILL NOT BE REALIZED.

            PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

         The following table sets forth the number of shares of the Company's Common Stock beneficially owned as of February 4, 1998, by (i) each stockholder known to the Company to be a beneficial owner of more than 5% of the Shares, (ii) each director of the Company prior to the consummation of the Offer, (iii) the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company as of February 4, 1998 whose total annual compensation for the year ended August 2, 1997 exceeded $100,000, and (iv) all executive officers and directors as a group. Except as otherwise indicated, each of the listed persons or entities has sole voting and investment power with respect to the shares listed as beneficially owned by them, subject to community property laws, where applicable.

                                                                        PERCENT
NAME AND AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)                   OF CLASS
-----------------------------------------------------                   --------
DSL Acquisition Corporation . . . . . . . .        15,290,381(2)           77.3
13500 North Central Expressway
P.O. Box 655474
Dallas, Texas 75265-5474
Dr. John Cioffi . . . . . . . . . . . . . .           677,383(3)            3.3
Dr. James Gibbons . . . . . . . . . . . . .           243,492(4)            1.2
Donald L. Lucas . . . . . . . . . . . . . .            97,216(5)            *
Aamer Latif . . . . . . . . . . . . . . . .            95,000(6)            *
James Steenbergen . . . . . . . . . . . . .           237,500(7)            1.2
Christopher Barnes  . . . . . . . . . . . .            40,000(8)            *
Benjamin Berry. . . . . . . . . . . . . . .            90,000(9)            *
David Bivolcic  . . . . . . . . . . . . . .            40,000(10)           *
James Hood  . . . . . . . . . . . . . . . .            80,000(11)           *
George Barber(12) . . . . . . . . . . . . .              ---              ---
Marvin  S. Self(12) . . . . . . . . . . . .              ---              ---
Gregory L. Waters(12) . . . . . . . . . . .              ---              ---
All directors and executive
    officers, as a group  (12 persons). . .         1,875,431(13)           9.3


-------------------------------------
*   Less than 1%.

(1) Based upon information supplied or confirmed by officers, directors and the principal stockholders. The percentage of class assumes the exercise of all options and warrants held by the named individual that are exercisable on February 4, 1998, or within sixty days thereafter, but not the exercise of any other options or warrants that are outstanding.

(2) DSL Acquisition Corporation, which is referred to throughout this Information Statement as "Purchaser," is a wholly-owned subsidiary of Parent. See "Summary -- The Companies." Accordingly, Parent is deemed to beneficially own the Shares owned by Purchaser.

(3) Includes 677,383 shares that are deemed beneficially owned by Dr. Cioffi by virtue of options held by him that are exercisable within 60 days of February 4, 1998.

(4) Includes 243,492 shares that are deemed beneficially owned by Dr. Gibbons by virtue of options held by him that are exercisable within 60 days of February 4, 1998.

(5) Includes 72,500 shares that are deemed beneficially owned by Mr. Lucas by virtue of options held by him that are exercisable within 60 days of February 4, 1998. Also includes 24,716 shares that are held in a living trust for Mr. Lucas and his wife. As trustee of the joint trusts, Mr. Lucas holds voting and investment power with respect to such shares.

(6) Includes 95,000 shares that are deemed beneficially owned by Mr. Latif by virtue of options held by him that are exercisable within 60 days of February 4, 1998.

(7) Includes 237,500 shares that are deemed beneficially owned by Mr. Steenbergen by virtue of options held by him that are exercisable within 60 days of February 4, 1998.

(8) Includes 40,000 shares that are beneficially owned by Mr. Barnes that are exercisable within 60 days of February 4, 1998.

(9) Includes 90,000 shares that are deemed beneficially owned by Mr. Berry by virtue of options held by him that are exercisable within 60 days of February 4, 1998.

(10) Includes 40,000 shares that are deemed beneficially owned by Mr. Bivolcic by virtue of options held by him that are exercisable within 60 days of February 4, 1998.

(11) Includes 80,000 shares that are deemed beneficially owned by Mr. Hood by virtue of options held by him that are exercisable within 60 days of February 4, 1998.

(12) Until consummation of the Offer, the Board of Directors of the Company consisted of the following five individuals: Dr. James Gibbons, Donald L. Lucas, James E. Steenbergen, Dr. John Cioffi and Aamer Latif. Pursuant to the Merger Agreement and upon consummation of the Offer, (i) Dr. Gibbons, James Steenbergen and Dr. Cioffi tendered their resignations as directors of the Company and (ii) Parent designated George Barber, Marvin S. Self and Gregory L. Waters to be appointed as directors of the Company. Accordingly, upon the consummation of the Offer, the three designees of Parent became directors of the Company.

(13) In addition to the shares identified in footnotes (3) through (11) above, also includes 171,122 shares that are deemed beneficially owned by virtue of options that are exercisable within 60 days of February 4, 1998.

                             AVAILABLE INFORMATION

         The Company is subject to the information filing requirements of the Exchange Act and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). The Tender Offer Statement on Schedule 14D-1 filed by Purchaser and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company, each in connection with the Offer, and the respective exhibits thereto, as well as such reports, proxy and information statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10007 and at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2551. Copies of such material can also be obtained from the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains an internet website at http://www.sec.gov that contains reports, proxy statements and other information.

         Statements contained in this Information Statement or in any document incorporated in this Information Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an annex to this Information Statement or such other document, each such statement being qualified in all respects by such reference. All information relating to Purchaser in this Information Statement has been provided to the Company by Purchaser.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                          PAGE
                                                                                                          ----
Report of Independent Public Accountants ................................................................ F-2

Consolidated Balance Sheets as of July 27, 1996 and August 2, 1997 ...................................... F-3

Consolidated Statements of Operations for the years ended July 29, 1995,
        July 27, 1996 and August 2, 1997 ................................................................ F-5

Consolidated Statements of Stockholders' Equity (Deficit) for the years ended July 30, 1994, July 29, 1995, July 27, 1996 and August 2, 1997 ............................ F-6

Consolidated Statements of Cash Flows for the years ended July 29, 1995,
        July 27, 1996 and August 2, 1997 ................................................................ F-7

Notes to Consolidated Financial Statements .............................................................. F-8


Consolidated Condensed Balance Sheets as of November 1, 1997 and
        August 2, 1997 (unaudited) ...................................................................... F-20

Consolidated Condensed Statements of Operations for the three months ended
        November 1, 1997 and November 2, 1996 (unaudited) ............................................... F-21

Consolidated Condensed Statements of Cash Flows for the three months ended
        November 1, 1997 and November 2, 1996 (unaudited) ............................................... F-22

Notes to Consolidated Condensed Financial Statements (unaudited) ........................................ F-23

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of Amati Communications Corporation:

     We have audited the accompanying consolidated balance sheets of Amati Communications Corporation (a Delaware corporation) and subsidiaries as of August 2, 1997 and July 27, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years ended August 2, 1997, July 27, 1996, and July 29, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amati Communications Corporation and subsidiaries as of August 2, 1997 and July 27, 1996, and the results of their operations and their cash flows for each of the three years ended August 2, 1997, July 27, 1996, and July 29, 1995 in conformity with generally accepted accounting principles.



                                                 ARTHUR ANDERSEN LLP

San Jose, California
September 30, 1997

                        AMATI COMMUNICATIONS CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                                        JULY 27,           AUGUST 2,
(Dollars in thousands)                                                    1996               1997
-----------------------------------------------------------------------------------------------------
                                      ASSETS

Current assets:
  Cash and cash equivalents .................................          $    886           $    791
  Short-term investments ....................................                --                709
  Accounts receivable, less allowance of $30 in
      1996 and 1997..........................................             1,524              1,369
  Stock subscriptions receivable ............................                --              2,500
   Inventories:
      Finished goods ........................................                 1                448
      Work in process .......................................               890              1,783
      Purchased parts .......................................               725                824
                                                                       ---------------------------
                                                                          1,616              3,055
  Other current assets ......................................             1,156                858
                                                                       ---------------------------
      Total current assets ..................................             5,182              9,282
                                                                       ---------------------------
Equipment and leasehold improvements, at cost:
  Machinery and equipment                                                 3,436              7,366
  Furniture and fixtures                                                    187                161
  Leasehold improvements                                                    532              1,862
                                                                       ---------------------------
                                                                          4,155              9,389
Less: Accumulated depreciation and amortization .............            (3,096)            (3,588)
                                                                       ---------------------------
  Equipment and leasehold improvements, net                               1,059              5,801
                                                                       ---------------------------
      TOTAL ASSETS ..........................................          $  6,241           $ 15,083
                                                                       ===========================

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                        AMATI COMMUNICATIONS CORPORATION
                     CONSOLIDATED BALANCE SHEETS (CONTINUED)

                                                                                       JULY 27,          AUGUST 2,
(Dollars in thousands)                                                                    1996             1997
-------------------------------------------------------------------------------------------------------------------
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current maturities of capitalized lease obligations ......................          $     --           $    728
  Trade accounts payable ...................................................               486              2,499
  Accrued expenses .........................................................             1,429              1,714
  Deferred revenue .........................................................               157                148
  Notes payable - bank .....................................................                --                428
  Notes payable - other ....................................................               395                 --
                                                                                      ---------------------------
      Total current liabilities ............................................            2 ,467              5,517
                                                                                      ---------------------------

Long-term liabilities:
  Long term portion of deferred revenue ....................................             1,800              2,000
  Capitalized lease obligations, less current maturities ...................                --              2,086
  Obligations under lease commitments ......................................               294                454
                                                                                      ---------------------------
      Total long-term liabilities ..........................................             2,094              4,540
                                                                                      ---------------------------

Commitments (Note 9)

Stockholders' equity:
  Preferred stock - par value $100 per share
      Authorized - 5,000 shares
      Outstanding - none ...................................................                --                 --
  Common stock - par value $.20 per share
      Authorized - 45,000,000 shares
      Outstanding - 17,692,802 shares in 1996 and 19,692,895 shares in 1997              3,539              3,939
  Additional paid-in capital ...............................................            57,631             72,820
  Accumulated deficit ......................................................           (59,490)           (71,733)
                                                                                      ---------------------------
      Total Stockholders' equity ...........................................             1,680              5,026
                                                                                      ---------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...........................          $  6,241           $ 15,083
                                                                                      ===========================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        AMATI COMMUNICATIONS CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                       FOR THE YEARS ENDED
                                                        --------------------------------------------------
                                                          JULY 29,           JULY 27,           AUGUST 2,
(In thousands, except per share amounts)                    1995               1996               1997
----------------------------------------------------------------------------------------------------------

Net sales .....................................          $ 12,040           $ 12,085           $ 13,200
Cost of sales .................................             6,716              7,404              9,554
                                                         ----------------------------------------------
  Gross margin ................................             5,324              4,681              3,646
                                                         ----------------------------------------------
Operating expenses:
  Research and development ....................             1,595              3,837              8,335
  Marketing and sales .........................               861                953              2,868
  General and administrative ..................             1,229              2,519              4,479
  Write off of acquired in-process
     research and development .................                --             31,554                 --
                                                         ----------------------------------------------
     Total operating expenses .................             3,685             38,863             15,682
                                                         ----------------------------------------------
  Income (loss) from operations ...............             1,639            (34,182)           (12,036)
                                                         ----------------------------------------------
Other income (expense):
  Interest income .............................               301                168                116
  Interest expense ............................                (7)               (21)              (323)
                                                         ----------------------------------------------
     Total other income (expense) .............               294                147               (207)
                                                         ----------------------------------------------
Income (loss) before provision for income taxes             1,933            (34,035)           (12,243)
  Provision for income taxes ..................                97                 43                 --
                                                         ----------------------------------------------
NET INCOME (LOSS) .............................          $  1,836           $(34,078)          $(12,243)
                                                         ==============================================

NET INCOME (LOSS) PER SHARE ...................          $    .16           $  (2.21)          $   (.66)
                                                         ==============================================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  AND COMMON SHARE EQUIVALENTS ................            11,491             15,448             18,641
                                                         ==============================================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        AMATI COMMUNICATIONS CORPORATION
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                              COMMON STOCK
For the Years Ended August 2, 1997                            ------------             PAID-IN      ACCUMULATED
(In thousands)                                            SHARES         AMOUNT        CAPITAL        DEFICIT       TOTAL
---------------------------------------------------------------------------------------------------------------------------

Balance, July 30, 1994 ...........................        11,956       $  2,391       $ 33,649       $(27,248)    $  8,792
  Exercise of employee stock options .............           150             30            132             --          162
  Stock repurchase ...............................          (537)          (107)          (457)            --         (564)
  Net income .....................................            --             --             --          1,836        1,836
                                                        ------------------------------------------------------------------
Balance, July 29, 1995 ...........................        11,569       $  2,314       $ 33,324       $(25,412)    $ 10,226
  Exercise of employee stock options .............         1,238            248          1,327             --        1,575
  Exercise of warrants from merger ...............           231             46            (46)            --           --
  Issuance of shares from merger .................         4,655            931         23,026             --       23,957
  Net loss .......................................            --             --             --        (34,078)     (34,078)
                                                        ------------------------------------------------------------------
Balance, July 27, 1996 ...........................        17,693       $  3,539       $ 57,631       $(59,490)     $ 1,680
  Exercise of employee stock options .............           596            119            725             --          844
  Exercise of warrants from merger ...............           161             32             (7)            --           25
  Equity financing, net of offering costs of  $280         1,243            249         14,471             --       14,720
   Net loss ......................................            --             --             --        (12,243)     (12,243)
                                                        ------------------------------------------------------------------
BALANCE, AUGUST 2, 1997 ..........................        19,693       $  3,939       $ 72,820       $(71,733)    $  5,026
                                                        ==================================================================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        AMATI COMMUNICATIONS CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            FOR THE YEARS ENDED
                                                                                  -----------------------------------------
                                                                                    JULY 29,      JULY 27,       AUGUST 2,
(In thousands)                                                                       1995           1996           1997
---------------------------------------------------------------------------------------------------------------------------

Cash Flows from Operating Activities:
Net income (loss) .............................................................    $  1,836      $(34,078)      $(12,243)
  Adjustments to reconcile net income (loss) to net cash
  provided by (used for) operating activities:
      Depreciation and amortization ...........................................         678           846          1,422
      Provision for bad debts .................................................          --            20             --
      Loss on retirement of capital equipment .................................          41           153             63
      Write off of in-process research and development ........................          --        31,554             --
  Changes in assets and liabilities:
      Decrease (increase) in accounts receivable ..............................        (528)        1,340            155
      Increase in inventories .................................................         (33)         (189)        (1,439)
      Decrease  (increase) in other assets ....................................        (316)         (194)            62
      Increase (decrease) in accounts payable & accrued expenses ..............        (315)         (599)         2,288
      Decrease in other liabilities ...........................................        (124)           --           (235)
                                                                                   -------------------------------------
         Total adjustments ....................................................        (597)       32,931          2,316
                                                                                   -------------------------------------
NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES ..........................       1,239        (1,147)        (9,927)
                                                                                   -------------------------------------

Cash Flows from Investing Activities:
  Advances to Old Amati and acquisition costs .................................      (3,240)       (2,266)            --
  Capital expenditures ........................................................         (61)         (757)        (2,469)
  Purchase of short-term investments ..........................................      (5,862)           --         (3,893)
  Proceeds from sale of investments ...........................................       8,829         2,425          3,184
                                                                                   -------------------------------------
NET CASH USED FOR INVESTING ACTIVITIES ........................................        (334)         (598)        (3,178)
                                                                                   -------------------------------------

Cash Flows from Financing Activities:
  Equity financing, net of offering costs of $280 .............................          --            --         12,220
  Proceeds from the exercise of stock options .................................         162         1,575            844
  Proceeds from the exercise of treasury warrants .............................          --            --             25
  Borrowings - bank line of credit ............................................          --            --            428
  Payments on capital lease obligation ........................................         (82)          (10)          (507)
  Stock repurchase ............................................................        (564)           --             --
                                                                                   -------------------------------------
NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES ..........................        (484)        1,565         13,010
                                                                                   -------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ..........................         421          (180)           (95)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD ..............................         645         1,066            886
                                                                                   -------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD ....................................    $  1,066      $    886       $    791
                                                                                   =====================================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        AMATI COMMUNICATIONS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 2, 1997

NOTE 1    OPERATIONS, LIQUIDITY AND PROPOSED MERGER OF THE COMPANY

Operations

         Amati Communications Corporation ("Amati" or the "Company") is a leading developer of advanced transmission equipment utilizing Discrete Multi-tone ("DMT") technology for the Asymmetrical Digital Subscriber Line ("ADSL"), Very high-speed Digital Subscriber Line ("VDSL") and cable modem markets. The Company is the holder of the ADSL/DMT patents and has licensed the technology to companies such as Motorola, NEC, Nortel and Analog Devices, Inc. The Company is also a provider of network connectivity systems for the internetworking and OEM marketplaces, which include local area network gateways, client-based workstation software and network data communications interfaces. The Company is subject to a number of risks, including dependence on key employees for technology development and support, dependence on a few significant customers, potential competition from larger more established companies, and its ability to obtain adequate financing to support its growth.

         On November 28, 1995, the Company and Amati Communications Corporation ("Old Amati"), a privately held Mountain View, California based company completed a merger (the "Merger") by which Old Amati became a wholly-owned subsidiary of the Company. Effective as of the Merger, the Company's name was changed to Amati Communications Corporation and its common stock began trading on the Nasdaq National Market under the symbol "AMTX".

Liquidity

         In October 1996, the Company entered into an Investment Agreement (the "Investment Agreement") with Quantum Industrial Partners LDC, S-C Phoenix Holdings, L.L.C., Winston Partners, L.P., Winston Partners II LDC and Winston Partners II L.L.C. (collectively, the "Investors") which provided to the Company $15 million in equity financing in exchange for the issuance of Company's Common Stock and warrants (the "Warrants") to purchase up to 600,000 shares of Company's Common Stock. The Warrants were issued on October 3, 1996 and are exercisable at any time between December 17, 1996 and December 17, 2001. Warrants to purchase up to 300,000 shares are exercisable at $17.45 per share; Warrants to purchase the other 300,000 shares are exercisable at $25 per share.

         As of August 2, 1997, the Company has received $12,500,000 pursuant to this Investment Agreement and recorded a Stock Subscription Receivable of $2,500,000. In exchange for the $15,000,000 investment in the Company, the Investors received an aggregate of 1,242,915 shares of the Company's Common Stock. The Warrants and Common Stock issued in connection with the Investment Agreement were exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the exemption under
Section 4(2) of the Securities Act. The resale of the shares of Common Stock issued to the Investors, and the 600,000 shares of Common Stock issuable on exercise of the Warrants, has been registered by the Company on behalf of the Investors. On August 7, 1997, the Company received the final $2,500,000 take down in equity financing.

         The Company's ability to meet its future capital requirements will depend on many factors, including sales levels, progress in research and development programs, the establishment of collaborative agreements, and costs of manufacturing facilities and commercialization activities. While the Company anticipates that the funding available under the line of credit, capital lease line and a loan agreement entered into with Westell Technologies, Inc. (further discussed) will be sufficient to meet its capital requirements through the fiscal year, the Company may require funding in addition to that available under these agreements, and may seek additional funding through collaborative agreements or through public or private sale of securities prior to the commercialization of its ADSL products.

                        AMATI COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 AUGUST 2, 1997

NOTE 1    OPERATIONS, LIQUIDITY AND PROPOSED MERGER OF THE COMPANY (CONTINUED)

Proposed Merger

         On September 30, 1997, the Company and Westell Technologies, Inc. entered into an Agreement and Plan of Merger whereby Amati will become a wholly owned subsidiary of Westell Technologies, Inc.. Westell Technologies, Inc., headquartered in Aurora, Illinois, is a holding company for Westell, Inc., a world-wide manufacturer of XDSL systems, Conference Plus, Inc., a multi-point telecommunications service bureau specializing in conferencing, and Westell World Wide Services, Inc., a service provider of engineering, installation and
network management.   Pursuant to the Agreement and Plan of Merger, and subject
to the approval of the transaction by the respective stockholders of both companies, holders of outstanding Amati Common Stock will receive in exchange for each share of Amati Common Stock, 0.9 shares of Westell Class A Common Stock.

         Pursuant to the Agreement and Plan of Merger with Westell Technologies, Inc. dated September 30, 1997 and under the provisions of a Loan and Security Agreement, Westell Technologies, Inc. can extend financing to the Company of up to $5,000,000 secured by a promissory note due on or before September 30, 1999 with interest payable at the following rates: prime plus 2% for the first $1 million and prime plus 2 1/2% for all borrowings in excess of $1 million.

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Inventories

         Inventories are stated at the lower of cost (first-in, first-out) or market, and include materials, labor and manufacturing overhead. Inventory is valued at currently adjusted standards which approximate actual costs on a first-in, first-out basis.

Depreciation and Amortization

         Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets. Machinery and equipment and furniture and fixtures generally have lives ranging from 3 to 5 years. Leasehold improvements are depreciated over the shorter of the lease term or the useful life.

Software Development Costs

         The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards No. 86 ("SFAS 86"). The capitalization of these costs begins when technological feasibility of the related product has been achieved, which has been defined as the point in time that the Company has developed a beta version of the software product. Capitalization ends when the product is available for general release to customers. Amortization is computed on an individual product basis and is the greater of (a) the ratio of current gross revenues for a product to the total current and anticipated future gross revenues for that product or (b) the straight-line method over the estimated economic life of the product. Currently the Company is using an estimated economic life of three years for all capitalized software costs.

                        AMATI COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 AUGUST 2, 1997

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         In fiscal 1995, 1996 and 1997, there was no capitalization of software development costs as the criteria for capitalization had not been met. Amortization of capitalized software development costs charged to cost of sales was $310,000 in fiscal 1995 and $246,000 in fiscal 1996 and 1997.

Accrued Expenses

         Accrued expenses include the following:
                                                                               JULY 27,       AUGUST 2,
                                                                                1996           1997
                                                                               ---------      ---------
                  Accrued employee compensation...........................      $     793     $   1,035
                                                                                      636           679
                  Other....................................................     ---------     ----------
                                                                                $   1,429     $   1,714

Revenue Recognition

         The Company generally recognizes revenue from product sales upon shipment to the customer. Revenues from software and engineering development services are recognized as the Company performs the services in accordance with contract terms. Revenues from maintenance and extended warranty agreements are recognized ratably over the term of the agreement. The Company also licenses products to OEMs and recognizes royalties as specified in the license agreement when shipment of the licensed product by the OEM is reported to the Company. Service maintenance, warranty and support revenues accounted for less than 1% of the Company's total revenues.

Supplemental Disclosures of Cash Flow Information

         For purposes of the Statements of Cash Flows, cash and cash equivalents are defined as cash in banks and highly liquid investments with original maturity dates of three months or less.

         Capital lease obligations of $3,307,000 were incurred in fiscal 1997 when the Company entered into equipment and furniture capital leases. Cash paid for interest was $7,000, $56,000 and $317,000 for the fiscal years 1995, 1996 and 1997, respectively. Cash paid for income taxes were $20,000, $73,000 and $46,000 for fiscal years 1995, 1996 and 1997, respectively.

Short Term Investments

         In accordance with SFAS No. 115, the Company has classified all of its marketable debt securities as held-to- maturity, and has accounted for these investments at amortized cost. Accordingly, no adjustment for unrealized holding gains or losses has been reflected in the Company's financial statements. At August 2, 1997, the Company's held-to- maturity securities of $709,000 consisted of certificates of deposits with contractual maturities of less than twelve months and the carrying amount of these investments approximated market value. These funds, in the form of standby letters of credit, are restricted as a compensating balance for capital lease not under the lease line.

Funded Development Agreements

         The Company has entered into certain funded development arrangements with IBM. These arrangement typically provide funding to the Company to develop on a best efforts basis certain products or product enhancements which IBM is interested in reselling to its customers. Under these arrangements, the Company retains the rights to manufacture the developed products and IBM purchases the manufactured products from the Company for distribution to IBM's customers. The arrangements typically include a minimum purchase commitment by IBM if the

                        AMATI COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 AUGUST 2, 1997

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

development is successful. Costs under these agreements are deferred until the related development revenues are recognized. Revenues under these agreements are generally recognized when certain contractual milestones are met. Total revenues recognized under these agreements were $276,000, $419,000 and $341,000 in fiscal 1995, 1996 and 1997, respectively.

Use of Estimates in the Preparation of Financial Statements

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Long-Lived Assets

         Effective July 28, 1996, the Company adopted Statement of financial Accounting Standards No. 121 ("SFAS No. 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The adoption of SFAS No. 121 did not have a material impact on the results of operations or the financial position of the Company.

Stock Compensation

         Effective July 28, 1996, the Company adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), Accounting for Stock-Based Compensation. In accordance with the provisions of SFAS No. 123, the Company applies APB Opinion 25 and related interpretations in accounting for its stock option plans. Note 6 of these Consolidated Financial Statements contains a summary of the pro forma effects on reported net income and earnings per share for fiscal 1997 and 1996 based on the fair value of the options granted at grant date as prescribed by SFAS No. 123.

Recent Accounting Pronouncements

         In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), Reporting Comprehensive Income, which becomes effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 130 is not expected to have a material impact on the results of operations or the financial position of the Company.

         Also in June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), Disclosures About Segments of an Enterprise and Related Information, which becomes effective for fiscal years beginning after December 15, 1997. The Company has yet to determine the impact, if any, of adoption of this new pronouncement.

Reclassification

         Prior years' amounts in the Consolidated Financial Statements have been reclassified where necessary to conform to the fiscal 1997 presentation.

                        AMATI COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 AUGUST 2, 1997

NOTE 3    CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

         Financial instruments which may potentially subject the Company to a concentration of credit risk principally consist of accounts receivable. The Company generally does not require collateral on accounts receivable as the majority of the Company's customers are large, well established companies.

         Sales of the Overture 4 and Overture 8 series of ADSL transceivers were $999,000 and $819,000, respectively, in fiscal 1996 and $12,000 and $1,880,000, respectively, in fiscal 1997. In the Company's VDSL technology, revenues recognized during the current fiscal year of $3,500,000 related primarily to contract revenues under a joint development agreement with NEC Japan.

         The Company also designs, manufactures and markets data communications equipment and provides technical support and maintenance services related thereto. Sales to IBM as a percent of net sales were 83%, 69% and 51% in fiscal 1995, 1996 and 1997, respectively. The Company has a concentration of accounts receivable with IBM of $600,000 as of August 2, 1997. In February 1997, the Company signed an extended contract with IBM for the development and manufacture of its next generation internetworking products. The Company expects that IBM will continue to account for a substantial portion of its revenues until development and commercialization of its ADSL products are completed.

         Export sales of connectivity products, primarily to Western Europe and Canada in fiscal 1995, 1996 and 1997, represented 1-2% of total net sales. Shipments of the Overture series of transceivers primarily to the countries of Germany, Netherlands, France, Finland and Canada accounted for 11% of total revenues in fiscal 1997.

NOTE 4    LICENSE AGREEMENTS

         The Company has certain license agreements (the "Original Agreements") with Stanford University and University Ventures II, a California limited investment partnership, whereby it was granted exclusive worldwide rights to core technology and was required to further develop commercial applications and licensed products in the field of use to maintain these agreements. In exchange for the Original Agreements, the Company agreed to issue 125,000 shares of Series A convertible preferred stock to each licensor and pay certain royalties on revenue generated from the licensed technology. Both Original Agreements contained anti-dilution provisions in the event the Company raised capital from the sale of stock. The term of the Original Agreements extends to the last expiration date of the licensed patents. The Company accounted for the license agreements as a transfer of non-monetary assets from its founders and recorded the license at the transferor's historical cost basis of zero. On May 1, 1994, the Original Agreement with Stanford University was revised to include a one-time fee of $250,000 and an annual license maintenance fee of $25,000. The revised Original Agreements provide for Stanford University to receive higher royalties on the Company's revenues. Stanford University may terminate the agreement if the Company fails to remedy any conditions causing default, breach or incorrect reporting under the terms and conditions of the license agreement within thirty days.

NOTE 5    NOTES PAYABLE

         The Company had notes payable in the amount of $395,000 at July 27, 1996. All outstanding notes of $395,000 plus interest of $103,000 were paid on January 31, 1997.

         The Company has a revolving line of credit agreement with a bank which expires on April 25, 1998. The agreement provides for borrowings up to $2,000,000 at the bank's prime rate plus .75% (9.25 % at August 2, 1997). The line of credit is collateralized by the accounts receivable of the Company. As of August 2, 1997, borrowings under this agreement were $428,000. Borrowings under this agreement are subject to certain debt covenants. At August 2, 1997, the Company was out of compliance with certain of these covenants relating to quick ratios and debt

                        AMATI COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 AUGUST 2, 1997

NOTE 5    NOTES PAYABLE (CONTINUED)

to net worth ratios. Acknowledging however, that with the $2,500,000 of cash received on August 7, 1997 from stock subscriptions receivable shown on the balance sheet as of fiscal 1997 year-end the Company will be in compliance, the bank waived all financial covenants in default. In addition, the Company has a capital lease line of $1,700,000 which was fully utilized as of August 2, 1997.

NOTE 6    STOCK OPTION PLANS

         The Company has four employees' and one non-employee Directors' stock option plans. The exercise price of options granted under any plan may not be less than 100% of the fair market value of the stock on the date of grant.

         An Incentive Stock Option Plan and a Supplemental Stock Option Plan were adopted by the Company in 1981. Total shares authorized for issuance pursuant to the Incentive Stock Option Plan and the Supplemental Stock Option Plan were 875,000 shares and 1,025,000 shares, respectively. As of August 2, 1997, options to purchase up to 30,000 shares have been granted pursuant to these plans and remain exercisable, and there are no options available for future grant under these plans. Employee stock options issued under this plan become exercisable at the rate of 25% after six months from the date of grant and 25% per year thereafter, unless determined otherwise by the Board of Directors at the time of grant. Both plans expired in October 1991. The options that have been granted under these plans expire ten years after grant.

         The Board of Directors adopted the 1990 Stock Option Plan on September 14, 1990, and it was approved by the Company's stockholders on December 14, 1990. The Company is authorized to issue options to purchase up to 900,000 shares of Company Common Stock pursuant to the 1990 Stock Option Plan. At a special meeting of the Company's stockholders held on November 10, 1995, the stockholders approved an amendment to the Company's 1990 Stock Option Plan to increase the number of shares available for issuance pursuant to this plan in conjunction with the Agreement of Merger dated August 3, 1995. The Company may now issue options to purchase an aggregate of up to 3,500,000 shares pursuant to the amended 1990 Stock Option Plan. As of August 2, 1997, options to purchase up to 2,946,686 shares have been granted pursuant to this plan, of which options to purchase up to 1,011,057 shares were exercisable on such date and 3,664 shares were available for future grant under this plan. Employee stock options issued pursuant to this plan become exercisable at the rate of 25% one year from the date of the Merger and 25% per year thereafter. The maximum term of options granted under this plan is ten years.

         The Old Amati 1992 Stock Option Plan and all outstanding and unexercised options issued pursuant thereto were assumed by the Company upon consummation of the merger, as approved by the stockholders of the Company on November 20, 1995. The Company is authorized to grant options of 1,591,234 shares of Company Common Stock pursuant to this plan. As of August 2, 1997, options to purchase up to 743,051 shares of Company Common Stock have been granted, pursuant to this plan, including options to purchase up to 317,405 shares which were exercisable as of such date. There are no shares available for future grants under this plan. Employee stock options under this plan become exercisable at the rate of 25% one year from the date of grant and with respect to 1/48 of the number of shares subject to such option each month thereafter.

         On July 12, 1996, the Company adopted the 1996 Stock Option Plan, and authorized 1,000,000 shares of Company Common Stock. As of August 2, 1997, options to purchase up to 950,000 shares have been granted, of which options to purchase up to 314,125 shares were exercisable as of such date and 50,000 shares were available for future grants under this plan.

         The Company adopted a 1990 Non-Employee Directors' Stock Option Plan on September 14, 1990, which was approved by the Company's stockholders on December 14, 1990. The Company is authorized to issue options to purchase up to an aggregate of 395,000 shares of the Company's Common Stock pursuant to this plan. On the date the

                        AMATI COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 AUGUST 2, 1997

NOTE 6    STOCK OPTION PLANS (CONTINUED)

plan was adopted, each non-employee Director then in office was granted an option to purchase up to 25,000 shares of Common Stock of the Company. Each person who is elected for the first time to be a non-employee Director will automatically be granted an option to purchase 25,000 shares of the Company's Common Stock pursuant to this plan, which options will be immediately exercisable. On December 2, 1993, the plan was amended to reduce by 150,000 shares the number of shares available for issuance pursuant to the plan, leaving 245,000 shares available for grant under this plan. As of August 2, 1997, options to purchase up to 102,500 shares have been granted pursuant to this plan, of which options to purchase up to 80,000 shares were exercisable as of such date and 25,000 shares were available for future grants under this plan. On September 1 of each year commencing September 1, 1991, an option to purchase 10,000 shares of the Company's common stock are automatically granted to each non-employee Director then in office. Beginning with grants made to each continuing non-employee Director in office on September 1, 1996, each person shall receive an option to purchase up to 20,000 shares of the Company's Common Stock. Grants are automatically made annually under this plan. These options become exercisable at the rate of 25% after six months from the date of grant and 25% per year thereafter. These options expire ten years after grant.

         In accordance with the disclosure requirements of SFAS No. 123, if the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed, income and earnings per share would have been reduced to the pro forma amounts indicated in the table below. The pro forma effect on net income for fiscal 1996 and 1997 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to fiscal 1996.

                          (In thousands, except per share amounts)          1996      1997
                          ------------------------------------------------------------------
                          Net loss - as reported                          $34,078     $12,243
                          Net loss - pro forma                            $37,116     $18,336
                          Loss per share - as reported                    $  2.21     $   .66
                          Loss per share - pro forma                      $  2.40     $   .98

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                          Expected dividend yield                            0.0%
                          Expected stock volatility                          112.28%
                          Risk-free interest rate                            5.62 - 6.52%
                          Expected life of options from grant date           4 years

         The weighted average fair value of options granted during 1996 and 1997 were $5.39 and $11.55 per share, respectively.

         Stock option activity under these plans was as follows:

                        AMATI COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 AUGUST 2, 1997

NOTE 6    STOCK OPTION PLANS (CONTINUED)

                                                                                 OPTIONS         OPTION  PRICE
                                                                               OUTSTANDING         PER SHARE
                                                                               -----------       -------------
           Balance, July 30, 1994 .........................................     1,095,275
           Granted........................................................        160,000        $1.19 - $2.03
           Exercised.......................................................      (150,250)       $0.75 - $1.53
           Canceled........................................................       (66,100)       $0.75 - $1.88
                                                                               ------------


                                                                                                    WEIGHTED
                                                                                                    AVERAGE
                                                                                                 EXERCISE PRICE
                                                                                                 --------------
          Balance, July 29, 1995 ..................................            1,038,925             $   1.09
          Granted..................................................            4,876,145             $   6.61
          Exercised................................................           (1,238,077)            $   6.64
          Canceled.................................................              (28,444)            $   1.09
                                                                             --------------
          Balance, July 27, 1996 ..................................            4,648,549             $   5.67
          Granted..................................................              765,250             $  15.06
          Exercised................................................             (594,836)            $   5.36
          Canceled.................................................              (46,726)            $   6.57
                                                                             ---------------
          Balance, August 2, 1997 .................................            4,772,237             $   6.40
                                                                             ===============


         The following table summarizes information about fixed stock options outstanding at August 2, 1997:

                                                Options Outstanding                       Options Exercisable
                                            ----------------------------            ----------------------------
                                                     Weighted
                                                      Average
                                                    Remaining     Weighted                                 Weighted
               Range of          Number           Contractual       Average              Number             Average
        Exercise Prices      Outstanding                 Life   Exercise Price         Exercisable      Exercise Price

           $  0.01 - $ 1.22      248,890             6.15          $  0.52             161,041          $  0.69
           $  1.28 - $ 4.19      678,912             7.20          $  1.40             403,602          $  1.39
           $  4.25 - $ 4.94    2,026,735             8.33          $  4.77             587,520          $  4.66
           $  6.63 - $10.75    1,186,325             8.62          $  8.43             458,075          $  7.91
           $ 10.88 - $24.75      631,375             9.09          $ 15.54             108,813          $ 15.81
                             ---------------------------------------------         ----------------------------
           $  0.01 - $24.75    4,772,237             8.23          $  6.40           1,719,051          $  5.09
                             =============================================         ============================


         On August 2, 1997, there were 4,772,237 shares of Company Common Stock reserved for issuance upon the exercise of outstanding options and 78,664 shares of Common Stock reserved for future grants under all stock option plans.

NOTE 7    INCOME TAXES

         As of August 2, 1997, the Company's tax net operating loss carryforwards for federal tax purposes were approximately $45,066,000. The United States Tax Reform Act of 1986 contains provisions which limit the amount of net operating loss carryforwards which may be utilized in any given fiscal year when a significant change in

                        AMATI COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 AUGUST 2, 1997

NOTE 7 INCOME TAX (CONTINUED)

ownership interest occurs. These carryforwards expire in various amounts through fiscal 2012. The Company also has certain tax credit carryforwards of $1,650,000 which expire in various amounts through the year 2012. The United States Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards and research and development credits available to be used in any given year should certain events occur.

         The Company has an additional $2,234,000 of net operating loss carryforwards which were acquired in connection with a fiscal 1988 acquisition. The change in ownership of the acquired company will affect the availability and timing of the amount of prior losses to be used to offset taxable income in future years. These carryforwards expire in various amounts through the year 2005.

         As of August 2, 1997, the Company also has net operating loss carryforwards of approximately $10,000,000 available to offset future California state taxable income. These carryforwards expire in various amounts through the year 2002. The Company also has certain California tax credit carryforwards of $330,000.

         The provision for income taxes is as follows (in thousands):

                                                                     JULY 29,     JULY 27,     AUGUST 2,
                                                                       1995         1996          1997
                                                                     -----------------------------------
                Provision for income taxes:
                 Current federal ........................            $   39       $   17       $    --
                 Current state   ........................                58           26            --
                                                                     -----------------------------------
                 Total provision for income taxes........            $   97        $  43       $    --
                                                                     ===================================

         The difference between the Company's effective income tax rate and the Federal statutory rate is as follows:

                                                                   JULY 29,       JULY 27,     AUGUST 2,
                                                                     1995           1996         1997
                                                                   -------------------------------------
                  Statutory federal income tax rate...............     34%          (34)%        (34)%
                  State income tax rate, net of federal benefit...      7             7           (6)
                  Change in valuation allowance...................    (36)           32           40
                                                                   -------------------------------------
                  Income tax rate.................................      5%            5%          --
                                                                   =====================================

         The major components of the net deferred tax asset are as follows (in thousands):

                                                                             JULY 27,  AUGUST 2,
                                                                               1996      1997

                        Deferred tax assets:
                         Cumulative temporary differences................   $   1,468   $  3,056
                         Tax credits.....................................       1,395      1,839
                         Net operating loss carryforwards................       9,496     16,693
                         Other accruals..................................         118        ---
                                                                            --------------------
                                 Total assets............................      12,477     21,588
                         Valuation allowance.............................     (12,392)   (21,427)
                                                                            --------------------
                         Net deferred income tax asset...................          85        161

                        AMATI COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(CONTINUED)
                                 AUGUST 2, 1997

NOTE 7     INCOME TAX(Continued)

                  Less deferred tax liabilities:
                   Capitalized software expenditures.............      85        161
                                                                 ----------------------
                           Total liabilities.....................      85        161
                                                                 ======================
                  Total net deferred tax assets..................$      0      $   0
                                                                 ======================




NOTE 8     NET INCOME (LOSS) PER SHARE

         Net income (loss) per share is based on the weighted average number of shares outstanding of common stock and common stock equivalents (when dilutive) using the treasury stock method. No common stock equivalents have been included in 1996 and 1997 because the effect would be to decrease the loss per share.

          In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings Per Share", which simplifies the standards for computing earnings per share previously found in Accounting Principles Board Opinion No. 15 ("APB No. 15"). SFAS No. 128 replaces the presentation of primary earnings per share with a presentation of basic earnings per share, which excludes dilution. SFAS No. 128 also requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires a reconciliation. Diluted earnings per share is computed similarly to fully diluted earnings per share pursuant to APB No. 15. SFAS No. 128 must be adopted for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. SFAS No. 128 requires restatement of all prior period earnings per share presented. The Company does not anticipate that SFAS No. 128 will have a material impact on its earnings per share calculation.

NOTE 9    LEASE COMMITMENTS

         Future minimum lease payments under capital leases, together with the present value of those payments and the aggregate annual rental commitments under non-cancelable operating leases as of August 2, 1997, are shown as follows:

             FISCAL YEAR                                                          OPERATING LEASES
                                                                                  ----------------
                                                                                               RENTALS
                                                                                              RECEIVABLE
                                                                 CAPITAL           RENTAL        UNDER
                                                                  LEASES          PAYMENTS     SUBLEASES
                                                                  ------          --------     ---------
             1998..............................................   $1,019          $ 1,027      $ 258
             1999..............................................    1,019            1,033        252
             2000..............................................      866              862        ---
             2001..............................................      433              886        ---
             2002..............................................       88               97        ---
             Thereafter........................................      ---              621        ---
                                                                  ------           -----------------
              Total minimum lease payments.....................   $3,425           $4,526      $ 510
              Less amount representing interest................     (611)          =================
                                                                  ------
              Present value of future minimum lease payments...   $2,814
                                                                  ======



         Total rent expense for all operating leases amounted to approximately $1,038,000, $971,000 and $1,623,000 in fiscal 1995, 1996 and 1997, respectively. Rent expense in fiscal 1995, 1996 and 1997 is before sublease income of $297,000, $137,000 and $333,000.

                        AMATI COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 AUGUST 2, 1997

NOTE 10     LITIGATION

         In November 1993, an action was brought against the Company for damages related to the use of the Company's products. The plaintiff filed a suit claiming repetitive stress injuries resulting from the use of the Company's product in the course of employment with American Airlines from the period May 1981 through July 1991. The plaintiff alleges damages in the amount of $1 million and seeks punitive damages of $10 million. The Company believes that the claim is without merit and has tendered defense of this action to its insurance carriers. In the opinion of management, the outcome of this litigation will not have a material adverse effect on the Company's financial position or its results of operations.

NOTE 11     SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

         Quarterly information is for the years ended July 27, 1996 and August 2, 1997.

FISCAL 1996
QUARTER ENDED                                    OCTOBER 28,   JANUARY 27,     APRIL 27,        JULY 27,
(IN THOUSANDS, EXCEPT PER SHARE DATA)               1995           1996           1996            1996
----------------------------------------------------------------------------------------------------------

Net Sales...............................          $  3,354     $     2,524    $     3,756    $     2,451
Gross Profit............................          $  1,514     $       978    $     1,576    $       613
Net Income (Loss).......................          $    816     $   (32,199)   $      (498)   $    (2,197)
Net Income (Loss) Per Share.............          $   0.07     $     (2.12)   $     (0.03)   $     (0.13)


FISCAL 1997
QUARTER ENDED                                    NOVEMBER 2,   FEBRUARY 1,       MAY 3,        AUGUST 2,
(IN THOUSANDS, EXCEPT PER SHARE DATA)               1996          1997           1997            1997
----------------------------------------------------------------------------------------------------------

Net Sales...............................          $  4,513     $     3,012    $     3,663    $     2,012
Gross Profit............................          $  2,426     $       899    $     1,621    $    (1,300)
Net Loss................................          $   (746)    $    (2,786)   $    (2,293)   $    (6,418)
Net Loss Per Share......................          $   (0.04)   $     (0.15)   $     (0.12)   $    ( 0.33)

NOTE 12     ACQUISITION OF OLD AMATI

         On November 28, 1995, the Company acquired all of the outstanding shares of Amati Communications Corporation ("Old Amati") for approximately $29.5 million. The purchase price consisted of the issuance of 2.6 million shares of the Company's Common Stock in exchange for all shares of Old Amati common stock, 1.5 million shares of the Company's Common Stock in exchange for all shares of Old Amati Series A preferred stock, Warrants for the purchase of up to 1.1 million shares of the Company's Common Stock in exchange for all Old Amati warrants, and options to purchase up to 1.6 million shares of the Company's Common Stock in exchange for all options to purchase Old Amati common stock. The purchase price also includes registration and other acquisition costs of $0.8 million, total cash advances to Old Amati prior to the merger of $5.6 million and is net of the estimated proceeds from the assumed exercise of Old Amati options and warrants of $3.3 million.

         The transaction was accounted for using the purchase method of accounting. The Company allocated the purchase price to the net assets based upon their estimated fair values. The fair values of tangible assets acquired and liabilities assumed were $1.2 million and $3.2 million, respectively. The balance of the purchase price, $31.6 million, was charged to earnings to write-off in-process research and development that had not reached technological feasibility and had no alternative future uses.

                        AMATI COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 AUGUST 2, 1997

NOTE 12    ACQUISITION OF OLD AMATI (CONTINUED)

         The following table reflects unaudited pro forma combined results of operations of the Company and Old Amati on the basis that the acquisition had taken place and the related charge, noted above, was recorded at the beginning of the fiscal year of the period presented:

                                                       Twelve Months Ended
                                               ------------------------------------
                                                  July 29, 1995     July 27, 1996
                                               (In thousands except per share data)
Revenues.......................................      $ 13,092        $ 13,512
Net Loss.......................................      $(35,666)       $(36,527)
Net Loss per Share.............................      $  (2.21)       $  (2.15)
Number of shares used in computation ..........        16,146          17,008

         In management's opinion, the unaudited pro-forma combined results of operations are not necessarily indicative of the actual results that would have occurred had the acquisition been consummated at the beginning of 1996 or of future operations of the combined companies under the ownership and management of the Company.

                        AMATI COMMUNICATIONS CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (In thousands)

                                                                      November 1,    August 2,
                                                                         1997           1997
                                                                      ----------     ----------
ASSETS

Current assets:
   Cash and cash equivalents                                          $    1,844     $      791
   Short term investments                                                    709            709
   Accounts receivable, less allowance of
       $30 in 1998 and 1997                                                3,166          1,369
   Stock subscriptions receivable                                             --          2,500
   Inventories                                                             2,810          3,055
   Other current assets                                                    1,082            858
                                                                      ----------     ----------
       Total current assets                                                9,611          9,282

Equipment and leasehold improvements - net                                 5,968          5,801
                                                                      ----------     ----------

   TOTAL ASSETS                                                       $   15,579     $   15,083
                                                                      ==========     ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Notes payable - bank                                               $      428     $      428
   Accounts payable and accrued expenses                                   4,838          3,326
   Accrued employee compensation                                           1,121          1,035
   Bridge loan payable                                                     3,050             --
   Current maturities of capitalized lease obligations                       769            728
                                                                      ----------     ----------
        Total current liabilities                                         10,206          5,517
                                                                      ----------     ----------

Long-term liabilities:
   Long term portion of deferred revenue                                   2,100          2,000
   Capitalized lease obligations, net of current maturities                2,033          2,086
   Obligations under lease commitments                                       454            454
                                                                      ----------     ----------
       Total long-term liabilities                                         4,587          4,540
                                                                      ----------     ----------

Stockholders' equity                                                         786          5,026
                                                                      ----------     ----------

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $   15,579     $   15,083
                                                                      ==========     ==========

        The accompanying notes are an integral part of these consolidated condensed financial statements.

                        AMATI COMMUNICATIONS CORPORATION
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                          Three Months Ended
                                                                      -------------------------
                                                                      November 1,    November 2,
                                                                         1997           1996
                                                                      ----------     ----------
Net sales                                                             $    4,702     $    4,513
Cost of sales                                                              4,678          2,087
                                                                      ----------     ----------
   Gross margin                                                               24          2,426
                                                                      ----------     ----------

Operating expenses:
   Research and development                                                2,323          1,751
   Marketing and sales                                                     1,043            557
   General and administrative                                                905            720
   Other                                                                     105            128
                                                                      ----------     ----------
         Total operating expenses                                          4,376          3,156
                                                                      ----------     ----------

         Loss from operations                                             (4,352)          (730)
                                                                      ----------     ----------

Other income (expense):
   Interest income                                                            15              1
   Interest expense                                                         (105)           (17)
                                                                      ----------     ----------
         Total other income (expense)                                        (90)           (16)
                                                                      ----------     ----------

         NET LOSS                                                     $   (4,442)    $     (746)
                                                                      ==========     ==========

         NET LOSS PER SHARE                                           $    (0.23)    $    (0.04)
                                                                      ==========     ==========


Weighted Average Number of
Common Shares and Common
Share Equivalents                                                         19,727         17,719
                                                                      ==========     ==========

        The accompanying notes are an integral part of these consolidated condensed financial statements.

                        AMATI COMMUNICATIONS CORPORATION
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                          Three Months Ended
                                                                      -------------------------
                                                                      November 1,    November 2,
                                                                         1997           1996
                                                                      ----------     ----------
Cash flows from operating activities:
    NET LOSS                                                          $   (4,442)    $     (746)
    Adjustments to reconcile net loss to net
     cash used for operating activities:
         Depreciation and amortization                                       425            164
         Loss on retirement of capital equipment                              --             51
         Increase in accounts receivable                                  (1,797)        (2,683)
         Decrease (increase) in inventories                                  245           (233)
         Increase in other assets                                           (224)           (52)
         Increase in accounts payable, accrued
             expenses and employee compensation                            1,699          2,063
                                                                      ----------     ----------
        NET CASH USED FOR OPERATING ACTIVITIES                            (4,094)        (1,436)
                                                                      ----------     ----------

Cash flows from investing activities:
     Purchase of equipment and leasehold improvements                       (408)        (1,415)
                                                                      ----------     ----------
        NET CASH USED FOR INVESTING ACTIVITIES                              (408)        (1,415)
                                                                      ----------     ----------

Cash flows from financing activities:
     Payments on capital lease obligations                                  (197)            --
     Proceeds from bridge loan                                             3,050             --
     Proceeds from equity financing, net of issuance costs                 2,464          5,000
     Proceeds from exercise of stock options/warrants                        238             72
                                                                      ----------     ----------
        NET CASH PROVIDED BY FINANCING ACTIVITIES                          5,555          5,072
                                                                      ----------     ----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                  1,053          2,221
BEGINNING BALANCE - CASH AND CASH EQUIVALENTS                                791            886
                                                                      ----------     ----------
ENDING BALANCE - CASH AND CASH EQUIVALENTS                            $    1,844     $    3,107
                                                                      ==========     ==========

Supplemental disclosures of cash flow information:
    Cash paid during the period for interest                          $       94     $       55
                                                                      ==========     ==========

        The accompanying notes are an integral part of these consolidated condensed financial statements.

                        AMATI COMMUNICATIONS CORPORATION
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                NOVEMBER 1, 1997

Note A - Basis of Presentation

The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring entries) considered necessary for a fair presentation have been included. For further information, refer to the financial statements and footnotes included in the Company's Annual Report on Form 10-K for the year ended August 2, 1997. The results for the period are not necessarily indicative of results for the full fiscal year.

Note B - Net Loss Per Share

Net loss per share is based on the weighted average number of shares outstanding of common stock. No common stock equivalents have been included in fiscal years 1998 and 1997 because the effect would decrease the loss per share.

In February 1997, the FASB issued SFAS No. 128, Earnings Per Share, which simplifies the standards for computing earnings per share previously found in Accounting Principles Board Opinion ("APB") No. 15. SFAS No. 128 replaces the presentation of primary earnings per share with a presentation of basic earnings per share, which excludes dilution. SFAS No. 128 also requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires reconciliation. Diluted earnings per share are computed similarly to fully diluted earnings per share pursuant to APBO No. 15. SFAS No. 128 must be adopted for financial statements issued for periods ending after December 15, 1997, including interim periods, earlier application is not permitted. SFAS No. 128 requires restatement of all prior period earnings per share presented. The Company does not anticipate that SFAS No. 128 will have a material impact on its earnings per share calculation.

Note C - Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and are comprised of the following:


                                            November 1, 1997    August 2, 1997
                                            ---------------     ---------------
          Finished goods                    $           137     $           448
          Work in process                             1,710               1,783
          Purchased and service parts                   963                 824
                                            ---------------     ---------------
                                            $         2,810     $         3,055
                                            ===============     ===============

        The accompanying notes are an integral part of these consolidated condensed financial statements.

                        AMATI COMMUNICATIONS CORPORATION
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                NOVEMBER 1, 1997

Note D - Proposed Merger

On September 30, 1997, the Company and Westell Technologies, Inc. entered into a proposed merger wherein Amati would have become a wholly owned subsidiary of Westell Technologies, Inc.

Holders of outstanding Amati Common Stock were to receive in exchange for each share, 0.9 shares of Westell Class A Common Stock. Under the provisions of a Loan and Security Agreement dated September 30, 1997, Westell Technologies, Inc. could extend financing to the Company of up to $5,000,000 secured by a promissory note due on or before September 30, 1999 with interest payable at the following rates: prime plus 2% for the first $1 million and prime plus 2 1/2% for all borrowings in excess of $1 million. As of November 1, 1997, $3,050,000 was outstanding under the Westell Loan, subsequently increased to $3,550,000.

Following the end of the current fiscal quarter, the Company terminated the agreement with Westell Technologies, Inc. paying a $14.8 million fee in connection with such termination. On November 19, 1997 the Company entered into an Agreement and Plan of Merger with Texas Instruments, Incorporated ("TI") providing for an all-cash tender offer for all outstanding shares of the Company's Common Stock at $20 per share to commence on November 25, 1997 and end on December 23, 1997, unless extended. Following completion of the tender offer, and upon consummation of a merger with a wholly owned subsidiary of TI, the Company will become a wholly owned subsidiary of TI.

Under the provisions of a Loan and Security Agreement dated November 19, 1997, Texas Instruments agreed to grant a term loan in the amount of $14,774,000 and a revolving loan in the amount of $5,000,000 to the Company secured by a promissory note due September 30, 1999 with interest at the rate of prime plus 2%. As of December 5, 1997, $18,763,000 was outstanding under the TI loan. Proceeds from these borrowings were used to repay in full all amounts owing to Westell under the Loan and Security Agreement dated September 30, 1997, all amounts owing to the Silicon Valley Bank under its revolving line of credit agreement, and to pay the fee to Westell Technologies, Inc.


        The accompanying notes are an integral part of these consolidated condensed financial statements.

                                    ANNEX I



                          AGREEMENT AND PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER


                                  by and among




                         TEXAS INSTRUMENTS INCORPORATED





                          DSL ACQUISITION CORPORATION



                                      and



                        AMATI COMMUNICATIONS CORPORATION





                               November 19, 1997

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
                                                        ARTICLE I

                                                   THE OFFER AND MERGER
         Section 1.1      The Offer.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-5
         Section 1.2      Company Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-7
         Section 1.3      Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-8
         Section 1.4      The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-9
         Section 1.5      Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-9
         Section 1.6      Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-9
         Section 1.7      Directors and Officers of the Surviving Corporation . . . . . . . . . . . . . . . . . . . .  I-10
         Section 1.8      Stockholders' Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-10
         Section 1.9      Merger Without Meeting of Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . .  I-10

                                                        ARTICLE II

                                                 CONVERSION OF SECURITIES
         Section 2.1      Conversion of Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-11
         Section 2.2      Exchange of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-11
         Section 2.3      Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-13
         Section 2.4      Company Option Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-13
         Section 2.5      Company Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-15

                                                       ARTICLE III

                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY
         Section 3.1      Organization; Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-15
         Section 3.2      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-16
         Section 3.3      Authorization; Validity of Agreement; Company Action  . . . . . . . . . . . . . . . . . . .  I-17
         Section 3.4      Consents and Approvals; No Violations . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-18
         Section 3.5      SEC Reports and Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-18
         Section 3.6      No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-19
         Section 3.7      Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-19
         Section 3.8      Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-20
         Section 3.9      Employee Benefit Plans; ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-21
         Section 3.10     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-22
         Section 3.11     Permits; No Default; Compliance with Applicable Laws  . . . . . . . . . . . . . . . . . . .  I-23
         Section 3.12     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-23
         Section 3.13     Certain Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-25
         Section 3.14     Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-25

         Section 3.15     Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-27
         Section 3.16     Employee and Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-27
         Section 3.17     Information in Offer Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-27
         Section 3.18     Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-28
         Section 3.19     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-28
         Section 3.20     Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-28

                                                        ARTICLE IV

                                         REPRESENTATIONS AND WARRANTIES OF PARENT
                                                    AND THE PURCHASER
         Section 4.1      Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-28
         Section 4.2      Authorization; Validity of Agreement; Necessary Action  . . . . . . . . . . . . . . . . . .  I-29
         Section 4.3      Consents and Approvals; No Violations . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-29
         Section 4.4      SEC Reports and Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-29
         Section 4.5      Information in Offer Documents; Proxy Statement . . . . . . . . . . . . . . . . . . . . . .  I-30
         Section 4.6      Sufficient Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-30
         Section 4.7      Share Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-31
         Section 4.8      Purchaser's Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-31

                                                        ARTICLE V

                                                        COVENANTS
         Section 5.1      Interim Operations of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-31
         Section 5.2      Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-32
         Section 5.3      Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-33
         Section 5.4      No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-33
         Section 5.5      Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-35
         Section 5.6      Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-35
         Section 5.7      Approvals and Consents; Cooperation; Notification . . . . . . . . . . . . . . . . . . . . .  I-35
         Section 5.8      Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-36
         Section 5.9      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-36
         Section 5.10     Shareholder Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-36
         Section 5.11     Loan and Security Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-36

                                                        ARTICLE VI

                                                        CONDITIONS
         Section 6.1      Conditions to Each Party's Obligation to Effect the Merger  . . . . . . . . . . . . . . . .  I-37
         Section 6.2      Conditions to the Obligations of the Company to Effect the Merger . . . . . . . . . . . . .  I-37
         Section 6.3      Conditions to the Obligations of Parent and the Purchaser to Effect the Merger  . . . . . .  I-37

         Section 6.4      Exception . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-38

                                                       ARTICLE VII

                                                       TERMINATION
         Section 7.1      Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-38
         Section 7.2      Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-40

                                                       ARTICLE VIII

                                                      MISCELLANEOUS
         Section 8.1      Amendment and Modification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-40
         Section 8.2      Nonsurvival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . .  I-40
         Section 8.3      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-41
         Section 8.4      Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-42
         Section 8.5      Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-42
         Section 8.6      Entire Agreement; Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . .  I-43
         Section 8.7      Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-43
         Section 8.8      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-43
         Section 8.9      Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-43
         Section 8.10     Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-43
         Section 8.11     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-43
         Section 8.12     Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-43
         Section 8.13     Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-43
         Section 8.14     Disclosure Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-44

                                                         ANNEX A

                                                 CONDITIONS TO THE OFFER

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of November 19, 1997 (this "Agreement"), by and among TEXAS INSTRUMENTS INCORPORATED, a Delaware corporation ("Parent"), DSL ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), and AMATI COMMUNICATIONS CORPORATION, a Delaware corporation (the "Company").

         WHEREAS, the Boards of Directors of Parent, the Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent and the Purchaser upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I

                              THE OFFER AND MERGER

         Section 1.1 The Offer. (a) As promptly as practicable (but in no event later than five business days from the public announcement of the execution hereof), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), an offer (the "Offer") to purchase for cash any and all of the issued and outstanding shares of Common Stock, par value $0.20 per share (referred to herein as either the "Shares" or "Company Common Stock"), of the Company at a price of $20.00 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"). The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under applicable law; provided that, if the number of Shares that have been physically tendered and not withdrawn are more than 80% but less than 90% of the outstanding Shares determined on a fully diluted basis, the Purchaser may extend the Offer for up to five business days and thereafter on a day-to-day basis for up to an additional five business days from the date that all conditions to the Offer shall first have been satisfied or waived. The obligations of the Purchaser to accept for payment and to pay for any and all Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which, together with any Shares beneficially owned by Parent or the Purchaser, represent at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and the other conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A hereto. The Purchaser shall not amend or waive the Minimum Condition and shall not decrease the Offer Price or decrease the number of Shares sought, or amend any other term or condition of the Offer in any manner adverse to the holders of the Shares or extend the expiration date of the Offer without the prior written consent of the Company (such consent to be authorized by the Board of Directors of the Company or a duly authorized committee thereof). Notwithstanding the foregoing, the Purchaser shall, and Parent agrees to cause the Purchaser to, extend the Offer from time to time until February 23, 1998 if, and to the extent that, at the initial expiration date of the Offer, or any extension thereof, all conditions to the Offer have not been satisfied or waived. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company.

                 (b) As soon as practicable on the date the Offer is commenced, Parent and the Purchaser shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on
Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1"). The Schedule 14D-1 will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents. Each of Parent and the Purchaser further agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review the initial Schedule 14D-1 before it is filed with the SEC. In addition, Parent and the Purchaser agree to provide the Company and its counsel in writing with any comments or other communications that Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications.

         Section 1.2      Company Actions.

                 (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors, at a meeting duly called and held, has (i) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 1.4), which approvals constitute approval of this Agreement, the Offer and the Merger for purposes of
Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"), and (ii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt this Agreement and the Merger, which recommendation shall not be withdrawn, modified or amended except as permitted by Section 5.4(b) hereof.

                 (b) The Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall, subject to the fiduciary duties of the Company's directors under applicable law and to the provisions of this Agreement, contain the recommendation referred to in clause (ii) of Section 1.2(a) hereof. The Company will use its reasonable best efforts to cause the Schedule 14D-9 to be filed on the same date that the Schedule 14D-1 is filed; provided, however, that in any event the Schedule 14D-9 will be filed no later than ten business days following the commencement of the Offer. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser in writing for inclusion in the Offer Documents. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review the initial Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, the Purchaser and their counsel in writing with any comments or other communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

                 (c) In connection with the Offer, the Company will promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date (which shall in no event be more than ten days prior to the date hereof), and shall furnish the Purchaser with such additional information (including updated lists of holders of Shares and their addresses, mailing labels and lists of security positions) and such other assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial shareholders of the Company. Except for such steps as are necessary to disseminate the Offer Documents, Parent and the Purchaser shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

         Section 1.3      Directors.

                 (a) Promptly upon the purchase of and payment for Shares by Parent or any of its subsidiaries which represent at least a majority of the outstanding shares of Company Common Stock (on a fully diluted basis), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser, Parent and any of their affiliates (including Shares accepted for payment) bears to the total number of shares of Company Common Stock then outstanding. The Company shall, upon request of the Purchaser, on the date of such request, either increase the size of its Board of Directors or secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Company's Board, and shall cause Parent's designees to be so elected as either may be necessary to comply with the preceding sentence. Notwithstanding the foregoing, until the Effective Time (as defined in Section 1.5 hereof), the Company shall retain as members of its Board of Directors at least two directors who are directors of the Company on the date hereof; provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent shall always have its designees represent at least a majority of the entire Board of Directors. The Company's obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a), including mailing to stockholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Parent or the Purchaser will supply the Company any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

                 (b) From and after the time, if any, that Parent's designees constitute a majority of the Company's Board of Directors, any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or the Purchaser hereunder, any waiver of any condition or any of the Company's rights hereunder or other action by the Company in connection with the rights of the Company hereunder may be effected only by the action of a majority of the directors of the Company then in office who were directors of the Company on the date hereof, which action shall be deemed to constitute the action of the full Board of Directors; provided, that if there shall be no such directors, such actions may be effected by unanimous vote of the entire Board of Directors of the Company.

         Section 1.4 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.5 hereof), the Company and the Purchaser shall consummate a merger (the "Merger") pursuant to which (a) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be organized under the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Pursuant to the Merger, (x) the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (y) the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation and such Bylaws. The Merger shall have the effects set forth in the DGCL.

         Section 1.5 Effective Time. On the date of the Closing (as defined in Section 1.6 hereof) (or on such other date as the parties may agree), the parties shall file a certificate of merger or other appropriate document (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL, and shall make all other filings, recordings and publications required by the DGCL with respect to the Merger. The Merger shall become effective on the date specified in the Certificate of Merger (the time the Merger becomes effective is hereinafter referred to as the "Effective Time").

         Section 1.6 Closing. The closing of the Merger (the "Closing") will take place at 11:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 100 Crescent Court, Suite 1300, Dallas, Texas 75201, unless another date or place is agreed to in writing by the parties hereto.

         Section 1.7 Directors and Officers of the Surviving Corporation. The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

         Section 1.8      Stockholders' Meeting.

                 (a) If the Purchaser owns less than 90% of the Shares following the purchase of Shares by the Purchaser pursuant to the Offer, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

                          (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

                          (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement, obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders and use its best efforts to obtain the necessary adoption of this Agreement by its stockholders; and

                          (iii) subject to the fiduciary obligations of the Board under applicable law as advised by the Company's outside counsel, include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the adoption of this Agreement.

                 (b) Parent agrees that it will provide the Company with the information concerning Parent and the Purchaser required to be included in the Proxy Statement and will vote, or cause to be voted, all of the Shares then owned by Parent, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

         Section 1.9 Merger Without Meeting of Stockholders. Notwithstanding Section 1.8 hereof, in the event that the Purchaser shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company.


                                   ARTICLE II

                            CONVERSION OF SECURITIES

         Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or common stock of the Purchaser (the "Purchaser Common Stock"):

                 (a) Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                 (b) Any shares of Company Common Stock owned by Parent, the Purchaser or any other wholly owned Subsidiary (as defined in Section 3.1 hereof) of Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                 (c) Each issued and outstanding share of Company Common Stock (other than Shares to be cancelled in accordance with Section 2.1(b) hereof and any Dissenting Shares (if applicable and as defined in Section 2.3 hereof)), shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2 hereof. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2 hereof, without interest, or to perfect any rights of appraisal as a holder of Dissenting Shares (as hereinafter defined) that such holder may have pursuant to Section 262 of the DGCL.

         Section 2.2      Exchange of Certificates.

                 (a) Parent shall designate a bank or trust company, or an affiliate thereof, of nationally recognized standing to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "Paying Agent") to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c) hereof. Prior to the Effective Time, Parent shall take all steps necessary to deposit or cause to be deposited with the Paying Agent such funds for timely payment hereunder. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

                 (b) As soon as reasonably practicable after the Effective Time but in no event more than three business days thereafter, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose shares were converted pursuant to Section 2.1 hereto into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

                 (c) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

                 (d) At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Section 2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the DGCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless and until such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares held by him or her in accordance with the provisions of Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal, in which case such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without interest thereon.

         Section 2.4      Company Option Plans.

                 (a) The options (the "Options") to purchase shares of Company Common Stock outstanding under the Company's 1981 Stock Option Plan, 1981 Supplemental Stock Option Plan, 1990 Stock Option Plan, Old Amati 1992 Stock Option Plan, 1990 Non-Employee Directors' Stock Option Plan and 1996 Stock Option Plan (the "Option Plans") shall, pursuant to the terms of such Option Plans, not automatically vest as a consequence of the transactions contemplated hereby nor shall the Board of Directors of the Company exercise any discretionary authority to vest such Options in connection with the transactions contemplated hereby; provided, that notwithstanding the foregoing, Options (the "Director Options") granted to non-employee directors of the Company pursuant to any of the Option Plans shall be treated in the manner contemplated by Section 2.4(d).

                 (b) The holders of outstanding Options (other than Director Options) that are vested as of the Effective Time shall be given the opportunity to make an irrevocable election, on a grant by grant basis to be effective immediately following the Effective Time, to receive in exchange for the cancellation of each such vested Option either:

                 (i) cash in the amount equal to the product of (A) the number of shares of Company Common Stock subject to such Option and (B) the excess of (1) the Merger Consideration over (2) the per share exercise price of such Option; or

                 (ii) a substitute option to purchase Parent common stock (a "Substitute Option") on the following terms:

                          (A) the Substitute Option will be exercisable for a number of shares of Parent common stock equal to (1) the number of shares of Company Common Stock subject to the Option multiplied by (2) the Option Ratio (as defined below), rounded down to the next whole number of shares;

                          (B) the exercise price for the Substitute Option shall equal the exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Option divided by the Option Ratio, rounded to the nearest hundredth of a cent; and

                          (C) shall otherwise be subject to substantially the same terms and conditions as applicable to the Option.

                          For purposes of this Section 2.4, "Option Ratio" shall mean the Offer Price divided by the average closing price per share of Parent common stock on the New York Stock Exchange for the five consecutive trading days ending immediately prior to the Closing Date.

                 (c) The holders of outstanding Options (other than Director Options) that are not vested as of the Effective Time shall, at the Effective Time, receive in substitution and cancellation for each such nonvested Option a Substitute Option, which Substitute Option shall be subject to the same vesting schedule as applicable to the Option.

                 (d) Each of the outstanding Director Options granted pursuant to (i) the 1990 Non-Employee Directors Stock Option Plan shall, in accordance with the terms thereof, be vested immediately prior to the Effective Time and (ii) any other Option Plan shall, in accordance with the discretionary authority granted to the Board of Directors of the Company under the applicable Option Plan, be vested immediately prior to the Effective Time by action of the Board of Directors of the Company. Each outstanding Director Option shall, at the Effective Time, be converted into the right to receive in cash an amount equal to the product of (i) the number of shares of Company Common Stock subject to such Director Option and (ii) the excess of (A) the Merger Consideration over (B) the per share exercise price of such Director Option.

                 (e) As soon as practicable after the Effective Time and in no event more than three (3) business days thereafter, to the extent necessary to provide for registration of shares of Parent common stock subject to such Substitute Options, Parent shall file a registration statement on Form S-8 (or any successor form) with respect to such shares of Parent common stock and shall use its reasonable best efforts to maintain such registration statement, including the current status of any related prospectus or prospectuses, for so long as the Substitute Options remain outstanding.

         Section 2.5 Company Warrants. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each unexpired and unexercised warrant ("Warrant") to purchase shares of Company Common Stock shall be converted into the right to receive an amount in cash equal to the product of (a) the number of shares of Company Common Stock subject to such Warrant and (b) the excess of the (i) Merger Consideration over
(ii) the per share exercise price of such Warrant, upon surrender of the certificate formerly representing such Warrant; provided, that any Warrant as to which the per share exercise price is equal to or greater than the Merger Consideration shall be cancelled and terminated as of the Effective Time without payment of any consideration therefor.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as otherwise disclosed to Parent and Purchaser in a letter delivered to it at or prior to the execution hereof (the "Company Disclosure Letter"), the Company represents and warrants to Parent and Purchaser as follows:

         Section 3.1 Organization; Subsidiaries. (a) Each of the Company and its Subsidiaries (as hereinafter defined) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where failure to be in good standing would not have a Company Material Adverse Effect (as hereinafter defined). Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not have a Company Material Adverse Effect. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation, partnership or other entity or organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. As used in this Agreement, "Company Material Adverse Effect" means any change in or effect on the business of the Company and its Subsidiaries that is materially adverse to the business, financial condition, assets or results of operations of the Company and its Subsidiaries taken as a whole except for any events, changes or effects substantially resulting from (i) any material and adverse change in the financial markets;
(ii) any political, economic or financial conditions affecting the industry or business generally; or (iii) the announcement of the transactions contemplated by this Agreement. Section 3.1 of the Company Disclosure Letter sets forth a complete and correct list of all of the Company's Subsidiaries and their respective jurisdictions of incorporation or organization. Except as set forth in Section 3.1 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary holds any interest in a partnership or joint venture of any kind.

                 (b) The Company has heretofore delivered to Parent a complete and correct copy of each of its Certificate of Incorporation and By-Laws, as currently in effect, and has heretofore made available to Parent a complete and correct copy of the charter and by-laws of each of its Subsidiaries, as currently in effect. In all material respects, the minute books of the Company and the Company Subsidiaries through November 1, 1997 contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Boards of Directors and all committees of the Boards of Directors of the Company and the Company Subsidiaries since July 30, 1995. Complete and accurate copies of all such minute books (except for the portions relating to deliberations regarding the Merger or the proposed acquisition of the Company by Westell Technologies, Inc. ("Westell"), which were redacted, or otherwise redacted on the basis of statutory or common law privilege), and of the stock register of the Company and each Company Subsidiary have been made available by the Company to Parent.

         Section 3.2 Capitalization. (a) As of the date hereof, the authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock and 5,000 shares of preferred stock, par value $100.00 per share (the "Company Preferred Stock"). As of October 31, 1997, (i) 19,768,978 shares of Company Common Stock were issued and outstanding, (ii) 4,885,599 shares of Company Common Stock were reserved for issuance upon exercise of Options granted pursuant to the Option Plans, (iii) 630,476 shares of the Company Common Stock were reserved for issuance upon exercise of the Warrants,
(iv) no shares of Company Common Stock were issued and held in the treasury of the Company and (v) there were no shares of Company Preferred Stock issued and outstanding. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Since October 31, 1997, no additional shares of capital stock or securities convertible into or exchangeable for such capital stock, have been issued other than any shares of Company Common Stock issued upon exercise of the Warrants or Options granted under the Option Plans, and no shares of Company Preferred Stock have been issued. Section 3.2 of the Company Disclosure Letter identifies (i) the holders of each of the Options, (ii) the number of Options vested for each holder, (iii) the Option Plan under which each Option was issued, and (iv) the exercise price of each of the Options.
All shares of Company Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.
Except as provided in Section 2.4(d), no vesting of the Options or the Warrants shall accelerate by virtue of the transactions contemplated by this Agreement and the Board of Directors of the

Company has not accelerated any of the Options or Warrants. None of the Options are "incentive stock options" within the meaning of Section 422 of the Code. Except for shares of Company Common Stock issuable upon exercise of the Options or the Warrants described in Section 3.2 of the Company Disclosure Letter or as otherwise set forth in Section 3.2 of the Company Disclosure Letter, there are no (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any Company Subsidiary to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) outstanding contractual obligations or commitments of any character of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock of the Company or any Company Subsidiary,
(iii) outstanding contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any capital stock of the Company or any Company Subsidiary, (iv) outstanding contractual obligations or commitments of any character granting any preemptive or antidilutive right with respect to, any capital stock of the Company or any Company Subsidiary or (v) voting trusts or similar agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any Company Subsidiary. Except as set forth in
Section 3.3 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than guarantees by the Company of any indebtedness of any Company Subsidiary.

                 (b) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as disclosed in Section 3.2(b) of the Company Disclosure Letter, all of the outstanding shares of capital stock of each of Company Subsidiary are owned of record and beneficially, directly or indirectly, by the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Company Material Adverse Effect.

         Section 3.3 Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its stockholders, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for those actions contemplated by Section 1.2(a) hereof and obtaining the approval of its stockholders as contemplated by Section 1.8 hereof, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, subject to approval and adoption of this Agreement by the Company's stockholders (and assuming due and valid authorization, execution and delivery hereof by Parent and the Purchaser) is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 3.4 Consents and Approvals; No Violations. Except as disclosed in Section 3.4 of the Company Disclosure Letter and except for (a) filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) applicable requirements under the Exchange Act,
(c) the filing of the Certificate of Merger, (d) applicable requirements under "takeover" or "blue sky" laws of various states, or (e) matters specifically described in this Agreement, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company or the charter or by-laws of any of its Subsidiaries, (ii) result in a violation or breach of, or result in any loss of benefit or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or modification) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the "Material Agreements"), (iii) violate any order, writ, judgment, injunction or decree applicable to the Company, any of its Subsidiaries or any of their properties or assets, (iv) violate any law, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, or (v) require on the part of the Company or any of its Subsidiaries any filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a "Governmental Entity"); except in the case of clauses (ii), (iv) or (v) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, would not have a Company Material Adverse Effect or would not materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement.

         Section 3.5 SEC Reports and Financial Statements. The Company has filed all reports required to be filed by it with the SEC pursuant to the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), since July 30, 1995 (as such documents have been amended since the date of their filing, collectively, the "Company SEC Documents"). The Company SEC Documents (a) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (b) as of their respective filing dates, or if amended, as of the date of the last such amendment, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the historical consolidated balance sheets (including the related notes) included in the Company SEC Documents fairly presents in all material respects the financial position of the Company and its consolidated Subsidiaries as of the date thereof, and the other related historical statements (including the related notes) included in the Company SEC Documents fairly present in all material respects the results of operations and cash flows of the Company and its consolidated Subsidiaries for the respective periods or as of the respective dates set forth therein. Each of the historical consolidated balance sheets and historical statements of operations and cash flow (including the related notes) included in the Company SEC Documents has been prepared in all material respects in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved, except as otherwise noted therein and, in the case of unaudited interim financial statements, subject to normal year-end adjustments and except as permitted by Form 10-Q of the SEC. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

         Section 3.6 No Undisclosed Liabilities. Except (a) for liabilities and obligations incurred in the ordinary course of business consistent with past practices since August 2, 1997, (b) for liabilities and obligations disclosed in the Company SEC Documents filed prior to the date hereof, (c) for liabilities and obligations incurred in connection with the Offer and the Merger or otherwise as contemplated by this Agreement and (d) as disclosed in Section 3.6 of the Company Disclosure Letter, since August 2, 1997, neither the Company nor any of its Subsidiaries has incurred any material liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries as of August 2, 1997.

         Section 3.7 Absence of Certain Changes. Except as (a) disclosed in the Company SEC Documents filed prior to the date hereof, (b) disclosed in
Section 3.7 of the Company Disclosure Letter, (c) contemplated by this Agreement or (d) occurring pursuant to the express terms of that certain Agreement and Plan of Merger dated as of September 30, 1997, among Westell, Kappa Acquisition Corp., a Delaware corporation, and the Company, since August 2, 1997, the Company has conducted its business in the ordinary and usual course and there has not been:

                 (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, alone or in the aggregate, has had or would have a Company Material Adverse Effect;

                 (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or such Subsidiary;

                 (iii) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

                 (iv) any acquisition, sale or transfer of any material assets of the Company or any of its Subsidiaries;

                 (v) any material contract entered into by the Company or any of its Subsidiaries or any material amendment or termination of, or default under, any Material Agreement;

                 (vi) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of the Company made in the ordinary course of business and payroll, travel and similar advances made in the ordinary course of business;

                 (vii) any change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except as required by GAAP; or

                 (viii) any entering into of any severance, termination pay, employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, increase in benefits payable under any existing severance or termination pay policies or employment agreements or increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its Subsidiaries, other than in the ordinary course of business.

         Section 3.8 Contracts. Except as disclosed in or attached as exhibits to the Company SEC Documents or as disclosed in Section 3.8 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) as of the date hereof, which requires expenditures in excess of $1,000,000 or which requires annual expenditures in excess of $500,000 and is not cancelable within one year by the Company, that has not been filed or incorporated by reference in the Company SEC Documents, (ii) which contains any material non-compete provisions with respect to any line of business or geographic area in which business is conducted with respect to the Company or any of the Company

Subsidiaries or which restricts the conduct of any line of business by the Company or any of the Company Subsidiaries or any geographic area in which the Company or any of the Company Subsidiaries may conduct business, in each case in any material respect, (iii) which are terminable by the other party thereto which if so terminated would result in a Company Material Adverse Effect, or
(iv) which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement. The Company has previously made available to Parent true and correct copies of all such agreements and of all employment and deferred compensation agreements with directors, officers and employees, and material agreements with consultants, which are in writing and to which the Company or any of the Company Subsidiaries is a party. Each Material Agreement is valid and binding on the Company or any of the Company Subsidiaries, as applicable, and in full force and effect, and the Company and each of the Company Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Material Agreement, except where such noncompliance, individually or in the aggregate, would not have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary knows of, or has received notice of, any violation or default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Material Agreement or any other loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, result in a Company Material Adverse Effect. Set forth in
Section 3.8 of the Company Disclosure Letter is a description, including amounts as of the date hereof, of all indebtedness of the Company and the Company Subsidiaries other than trade payables and accruals. Section 3.8 of the Company Disclosure Letter sets forth a list of each contract, agreement or other instrument or obligation between the Company or any of its affiliates, on the one hand, and Westell or any of its affiliates, on the other hand. Section
3.8 of the Company Disclosure Letter also sets forth a summary of all DMT licenses in which the Company is a licensee identifying (i) the parties, (ii) the royalties and basis thereof receivable by the Company as a licensor, (iii) the royalties and basis thereof payable by the Company to third parties in respect of any sales by the licensee, (iv) whether for each license, on a current basis, the amounts receivable by the Company under (ii) above exceed the amounts payable by the Company under subsection (iii) above and (v) amounts which would be owing to licensors with respect to a sale by the Company of products incorporating licensed products purchased from sublicensees.

         Section 3.9      Employee Benefit Plans; ERISA.

                 (a)      Section 3.9(a) of the Company Disclosure Letter lists
(i) all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all stock option, stock award, stock purchase or other equity-based compensation, bonus or other incentive compensation, severance, tuition assistance, salary continuation, and vacation plans, policies or agreements, written or unwritten, under which the Company or any of its Subsidiaries has any obligation or liability (collectively, "Benefit Plans") and (ii) all employment and consulting agreements with current or former officers, employers, consultants, advisors or directors of the Company or any of its Subsidiaries (collectively, "Benefit Arrangements").

                 (b) With respect to each Benefit Plan and Benefit Arrangement, a complete and correct copy of each of the following documents (if applicable) has been made available to Purchaser: (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of material modifications;
(iii) the most recent Form 5500 (including schedules); (iv) the most recent IRS determination letter; and (v) the most recent actuarial reports (including for purposes of Financial Accounting Standards Board report nos. 87, 106 and 112).

                 (c) Except as set forth in Section 3.9(c) of the Company Disclosure Letter, with respect to each Benefit Plan: (i) if intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, such plan has received a determination letter from the Internal Revenue Service stating that it so qualifies and that its trust is exempt from taxation under section 501(a) of the Code and nothing has occurred to the knowledge of the Company since the date of such determination that could adversely affect such qualification or exempt status; (ii) such plan has been administered in accordance with its terms and applicable law, except for such non-compliance which would not have, individually or in the aggregate, a Company Material Adverse Effect; (iii) no disputes are pending, or, to the knowledge of the Company, threatened that, individually or in the aggregate, would have a Company Material Adverse Effect; and (iv) all contributions required to be made to such plan as of the date hereof (taking into account any extensions for the making of such contributions) have been made in full.

                 (d)       No Benefit Plan is subject to Title IV of ERISA or
section 412 of the Code.  None of the Benefit Plans is a plan described in
Section 3(37), 4063 or 4064 of ERISA.

                 (e) Except as set forth in Section 3.9(e) of the Company Disclosure Letter, no liability relating to any Benefit Plan has been or is expected to be incurred by the Company or any Subsidiary of the Company (either directly or indirectly, including as a result of an indemnification obligation) under or pursuant to Part 4 of Title I of ERISA or Title IV of ERISA or the penalty or the excise tax provisions of the Code, which would have a Company Material Adverse Effect.

                 (f) Except as set forth in Section 3.9(f) of the Company Disclosure Letter, no employee or former employee of the Company or any of its Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar or enhanced benefit (including acceleration of vesting, time of payment, or exercise of a stock option or an incentive award) as a result of the transactions contemplated hereby.

         Section 3.10 Litigation. Except as disclosed in Section 3.10 of the Company Disclosure Letter or as disclosed in the Company SEC Documents filed prior to the date hereof, there is no action, suit, proceeding, audit or investigation pending or, to the best knowledge of the Company, action, suit, proceeding, audit or investigation threatened, involving the Company or any of its Subsidiaries, by or before any court, governmental or regulatory authority or by any third party that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement or that, if adversely determined, would have a Company Material Adverse Effect. Except as disclosed in Section
3.10 of the Company Disclosure Letter or as disclosed in the Company SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate, would have a Company Material Adverse Effect.

         Section 3.11 Permits; No Default; Compliance with Applicable Laws. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on their respective businesses substantially in the manner described in the Company SEC Documents and as it is now being conducted (the "Company Permit"), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would neither, individually or in the aggregate, (a) have a Company Material Adverse Effect nor (b) materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would neither, individually or in the aggregate, (x) have a Company Material Adverse Effect nor (y) materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement. The business of the Company and each of its Subsidiaries is not in default or violation of any term, condition or provision of (i) its respective certificate of incorporation or by-laws, (ii) any Material Agreement or (iii) any statute, law, rule, regulation, judgment, decree, order, permit, license or other governmental authorization or approval (including any Company Permit) applicable to the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or affected, including, laws, rules and regulations relating to the environment, occupational health and safety, employee benefits, wages, workplace safety, equal employment opportunity and race, religious or sex discrimination, excluding from clauses (ii) and (iii) defaults or violations which would not have a Company Material Adverse Effect.

         Section 3.12 Taxes. Except as disclosed in Section 3.12 of the Company Disclosure Letter:

                 (a) All material Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries have been filed. The Company and each of its

Subsidiaries has paid (or there has been paid on its behalf) all material Taxes that are due, except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company's financial statements (as of the date thereof).

                 (b) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to the collection or assessment of material Taxes due from the Company or any of its Subsidiaries for any taxable period. No audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending or, to the knowledge of the Company, threatened in regard to any material Taxes due from or with respect to the Company or any of the Subsidiaries. Neither the Company nor any Subsidiary of the Company has received written notice that any assessment of material Taxes is proposed against the Company or any of its Subsidiaries.

                 (c) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any of its Subsidiaries by reason of Section 280G of the Code in connection with the transactions contemplated by this Agreement.

                 (d) There are no Tax liens upon any property or assets of the Company or any of the Company Subsidiaries except liens for current Taxes not yet due and except for liens which have not had and are not reasonably likely to have a Company Material Adverse Effect.

                 (e) Neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change has had or is reasonably likely to have a Company Material Adverse Effect.

                 (f) Except as set forth in the financial statements described in Section 3.5, neither the Company nor any of its Subsidiaries has entered into a transaction which is being accounted for under the installment method of Section 453 of the Code, which would be reasonably likely to have a Company Material Adverse Effect. No compensation paid or payable by the Company is subject to Section 162(m) of the Code.

                 (g) The term "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or liabilities imposed by the United States of America, or by any state, local, or foreign government, or any subdivision, agency, or other similar person of the United States or any such government, including without limitation (i) income, gross receipts, ad valorem, premium, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, and franchise taxes; and (ii) any interest, penalties or additions to taxes resulting from, attributable to, or incurred in connection with any Tax or any contest, dispute, or refund thereof. The term "Tax Returns" shall mean any report, return, or statement required to be supplied to a taxing authority in connection with Taxes.

         Section 3.13 Certain Property. The Company and its Subsidiaries, as the case may be, have good and marketable title in fee simple to all of their respective real property and good title to all of their respective leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company SEC Documents, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company) or (iii) as disclosed in the Company SEC Documents, and except for such matters, which individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. All leases under which the Company leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default which could reasonably be expected to have a Company Material Adverse Effect. Section 3.13 of the Company Disclosure Letter sets forth all liens and security interests granted by the Company or any of the Company Subsidiaries to third parties.

         Section 3.14     Intellectual Property.

                 (a) The Company has previously given to Parent detailed information (including, where applicable, federal registration numbers and dates of registrations or applications for registration) concerning the following: (i) all of the Company's and the Company Subsidiaries' trademarks, trademark rights, service marks, trade names, and other trade rights, indicating which are registered and which are not, including all pending applications for any registrations thereof, and all patents, patent rights and copyrights used or proposed to be used by the Company in its business and all pending applications therefore; (ii) all computer software presently used by the Company which has been purchased or licensed from outside parties with a purchase price or license fee in excess of $5,000; and (iii) all other trade secrets, mailing lists, know-how, designs, plans, specifications and other intellectual property rights of the Company (whether or not registered or registrable) (collectively, "Intellectual Property"). Section 3.14 of the Company Disclosure Letter identifies (i) each patent or registration which has been issued (and which has not expired or lapsed) to the Company or any of the Company

Subsidiaries with respect to any Intellectual Property, (ii) each pending patent application or application for registration which the Company or any of the Company Subsidiaries has made with respect to any Intellectual Property, and (iii) any Intellectual Property that any third party owns and that the Company or any of the Company Subsidiaries use or propose to use in its business (including any marketing rights granted to the Company or any of the Company Subsidiaries under patents owned or licensed by third parties). Except as set forth in Section 3.14 of the Company Disclosure Letter, (i) the Company or one of the Company Subsidiaries solely owns or is in sole and exclusive possession of adequate licenses or other legal rights to use all Intellectual Property now used or held for use in connection with the business as currently conducted or as contemplated to be conducted and (ii) neither the Company nor any of the Company Subsidiaries has disclosed any of the Intellectual Property other than in a manner reasonably necessary for the operation of their business. None of the Company or any of the Company Subsidiaries have granted any licenses of or other rights to use any of the Intellectual Property to any third party. The Intellectual Property comprises all of the intellectual property rights that are in the aggregate necessary in any material respect for the operation of its business as it is presently conducted.

                 (b) To the Company's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company or any of its Subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through the Company or any of its Subsidiaries, by any third party, including any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property.

                 (c) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property.

                 (d) All patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. The Company (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; (ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; and (iii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

                 (e) The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that the Company does not already own by operation of law.

                 (f) The Company has taken all necessary and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party. All use, disclosure or appropriation of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful.

         Section 3.15     Environmental Matters.  Except as disclosed in
Section 3.15 of the Company Disclosure Letter or as disclosed in the Company SEC Documents:

                 (a) no notice, request for information, order, complaint or penalty has been received relating to, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Company, threatened which allege a violation of, any law, regulation, rule or governmental restriction relating to the environment or to pollutants, contaminants or wastes, in each case relating to the current or prior business of the Company or any of its Subsidiaries which, individually or in the aggregate, would have a Company Material Adverse Effect; and

                 (b) there has been no environmental assessment, investigation or audit conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries which has not been made available to the Parent.

         Section 3.16     Employee and Labor Matters.  Except as set forth in
Section 3.16 of the Company Disclosure Letter and except to the extent that the failure of any of the following representations to be accurate would not have a Company Material Adverse Effect: (i) since January 1, 1996 there has been no labor strike or work stoppage against, or lockout by, the Company or any of its Subsidiaries, (ii) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending before, or, to the knowledge of the Company or any of its Subsidiaries, threatened by, the National Labor Relations Board, and (iii) there is no pending or, to the knowledge of the Company or any of its Subsidiaries, threatened union grievance against the Company or any of its Subsidiaries.

         Section 3.17 Information in Offer Documents. None of the information supplied or to be supplied by the Company or any of its or agents for inclusion or incorporation by reference in the Offer Documents or the
Schedule 14D-9, including any amendments or supplements thereto, will at the respective times the Offer Documents and the Schedule 14D-9 are filed with the SEC or first published, sent or given to the Company's shareholders, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, the Company does not make any representation or warranty with respect to the information that has been or will be supplied by Parent or the Purchaser or their officers, directors, employees, representatives Subsidiaries, or any of their officers, directors, employees, representatives or agents for inclusion or incorporation by reference in any of the foregoing documents. The Schedule 14D-9 and any amendments or supplements thereto will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

         Section 3.18 Brokers or Finders. The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Deutsche Morgan Grenfell ("DMG"), the fees and expenses of which will be paid by the Company in accordance with the Company's agreement with such firm, a true and complete copy of which has heretofore been furnished to Parent. The Company has no obligations or commitments to any investment banker or financial advisor in connection with any future transactions that may be considered or entered into by the Company after the Effective Time.

         Section 3.19 Insurance. The Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance).

         Section 3.20 Opinion of Financial Advisor. The Company has received the opinion of DMG to the effect that, as of the date hereof, the consideration to be received by the stockholders of the Company in the Offer and the Merger is fair from a financial point of view.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                               AND THE PURCHASER

         Parent and the Purchaser jointly and severally represent and warrant to the Company as follows:

         Section 4.1 Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent and each of its Subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not have a material adverse effect on the consummation of the transactions contemplated hereby.

         Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and the Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by their Boards of Directors and no other corporate action on the part of Parent and the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and the Purchaser, as the case may be and (assuming due and valid authorization, execution and delivery hereof by the Company) is a valid and binding obligation of each of Parent and the Purchaser, as the case may be, enforceable against them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 4.3      Consents and Approvals; No Violations.  Except for
(a) filings pursuant to the HSR Act, (b) applicable requirements under the Exchange Act, (c) the filing of the Certificate of Merger, (d) applicable requirements under "takeover" or "blue sky" laws of various states, or (e) as described in this Agreement, neither the execution, delivery or performance of this Agreement by Parent and the Purchaser nor the consummation by Parent and the Purchaser of the transactions contemplated hereby will (i) violate any provision of the charter or by-laws or other comparable constituent documents of Parent or the Purchaser, (ii) result in a violation or breach of, or result in any loss of benefit or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or modification) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any order, writ, judgment, injunction or decree applicable to Parent, any of its Subsidiaries or any of their properties or assets, (iv) violate any law, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, or (v) require on the part of Parent or the Purchaser any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity, except in the case of clauses (ii), (iv) or (v) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, would not materially adversely affect the ability of Parent and the Purchaser to consummate the transactions contemplated by this Agreement.

         Section 4.4 SEC Reports and Financial Statements. Parent has filed all reports required to be filed by it with the SEC pursuant to the Exchange Act and the Securities Act since July 30, 1995 (as such documents have been amended since the date of their filing, collectively, the "Parent SEC Documents"). The Parent SEC Documents (a) were prepared in





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accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (b) as of their respective filing dates, or if amended, as of the date of the last such amendment, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the historical consolidated balance sheets (including the related notes) included in the Parent SEC Documents fairly presents in all material respects the financial position of the Parent and its consolidated Subsidiaries as of the date thereof, and the other related historical statements (including the related notes) included in the Parent SEC Documents fairly present in all material respects the results of operations and cash flows of Parent and its consolidated Subsidiaries for the respective periods or as of the respective dates set forth therein. Each of the historical consolidated balance sheets and historical statements of operations and cash flow (including the related notes) included in the Parent SEC Documents has been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved, except as otherwise noted therein and, in the case of unaudited interim financial statements, subject to normal year-end adjustments and except as permitted by Form 10-Q of the SEC. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

         Section 4.5      Information in Offer Documents; Proxy Statement.
None of the information supplied or to be supplied by Parent or the Purchaser, or any of their officers, directors, employees, representatives or agents for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Proxy Statement, including any amendments or supplements thereto, will, in the case of the Offer Documents and the Schedule 14D-9, at the respective times the Offer Documents and the Schedule 14D-9 are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Special Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, Parent and the Purchaser do not make any representation or warranty with respect to the information that has been supplied by the Company or any of its Subsidiaries or their officers, directors, employees, representatives or agents for inclusion or incorporation by reference in any of the foregoing documents. The Offer Documents and the Proxy Statement and any amendments or supplements thereto will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

         Section 4.6 Sufficient Funds. Either Parent or the Purchaser has sufficient funds available to purchase all of the Shares outstanding on a fully diluted basis and to pay all fees and expenses related to the transactions contemplated by this Agreement.

         Section 4.7 Share Ownership. None of Parent, the Purchaser or any of their respective affiliates beneficially owns any Shares.

         Section 4.8 Purchaser's Operations. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.


                                   ARTICLE V

                                   COVENANTS

         Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except (i) as contemplated by this Agreement, (ii) as disclosed in Section 5.1 of the Company Disclosure Letter or (iii) as agreed in writing by Parent, after the date hereof, and prior to the time the directors of the Purchaser have been elected to, and shall constitute a majority of, the Board of Directors of the Company pursuant to Section 1.3:

                 (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its reasonable best efforts to preserve in all material respects its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates;

                 (b) each of the Company and its Subsidiaries will not, directly or indirectly, (i) amend its Certificate of Incorporation or By-laws or similar organizational documents or (ii) split, combine or reclassify its outstanding capital stock;

                 (c) neither the Company nor any of its Subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution (whether payable in cash, stock or property) with respect to its capital stock (other than dividends from any Subsidiary of the Company to the Company or any other Subsidiary of the Company); (ii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to the exercise of Options outstanding on the date hereof; (iii) sell, lease, license or dispose of any assets or properties, other than in the ordinary course of business; (iv) incur or modify any material debt, other than in the ordinary course of business consistent with past practice; (v) license or sublicense any asset or property of the Company or any Company Subsidiary except in the ordinary course of business consistent with past practice on a basis that results in a positive current royalty net of any royalties due by the Company or any Company Subsidiary on account of sales by the licensee or sublicensee; or

(vi) redeem, purchase or otherwise acquire, directly or indirectly, any of its or its Subsidiaries' capital stock;

                 (d) neither the Company nor any of its Subsidiaries shall, except as may be required or contemplated by this Agreement or by applicable law, (i) enter into, adopt, materially amend or terminate any employee benefit plans, (ii) amend any employment or severance agreement, (iii) increase in any manner the compensation or other benefits of its officers or directors or (iv) increase in any manner the compensation of any other employees (except, in the case of this clause (iv), for normal increases in the ordinary course of business);

                 (e) neither the Company nor any of its Subsidiaries shall: (i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person (other than Subsidiaries of the Company), except pursuant to contractual indemnification agreements entered into in the ordinary course of business; (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than to Subsidiaries of the Company and payroll, travel and similar advances made in the ordinary course of business); or (iii) make capital expenditures other than pursuant to the Company's current capital expenditure budget, a copy of which has been provided to Parent;

                 (f) neither the Company nor any of its Subsidiaries shall change any of the accounting methods used by it unless required by GAAP or applicable law;

                 (g) the Company will not settle or compromise any claim (including arbitration) or litigation involving payments by the Company in excess of $250,000 individually which are not subject to insurance reimbursement without the prior written consent of Parent, which consent will not be unreasonably withheld;

                 (h) the Company will not amend, modify or terminate in any material respect any Material Agreement or enter into any new agreement material to the business of the Company without the prior written consent of Parent, which consent shall not be unreasonably withheld; and

                 (i) neither the Company nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

         Section 5.2 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access, during normal business hours during the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the

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requirements of federal securities laws or regulatory boards or agencies and
(b) all other information concerning its business, properties and personnel as Parent may reasonably request. Unless otherwise required by law and until the Closing Date, Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement between the Company and Parent, dated as of July 22, 1997 (the "Confidentiality Agreement").

         Section 5.3      Employee Benefits.

                 (a) Parent and the Purchaser agree that the Surviving Corporation and its Subsidiaries and successors shall provide those persons who, immediately prior to the Effective Time, were employees of the Company or its Subsidiaries ("Retained Employees") with employee plans and programs that provide benefits that are no less favorable in the aggregate to those provided to such Retained Employees immediately prior to the date hereof. With respect to such employee plans and programs provided by the Surviving Corporation and its Subsidiaries and successors, service accrued by such Retained Employees during employment with the Company and its Subsidiaries prior to the Effective Time shall be recognized for all purposes, except to the extent necessary to prevent duplication of benefits.

                 (b) Parent and the Purchaser agree to honor, and cause the Surviving Corporation to honor, without modification, all employment and severance agreements and arrangements, as amended through the date hereof, with respect to employees and former employees of the Company that are listed in
Section 3.8 of the Company Disclosure Letter (collectively, the "Severance Agreements").

                 (c) After the date hereof and prior to the Effective Time, Parent and the Company shall reasonably cooperate to develop and adopt an employee retention plan for key employees of the Company, which shall be subject to Parent approval.

         Section 5.4 No Solicitation. (a) The Company and its Subsidiaries will not, and will use their best efforts to cause their respective officers, directors, employees and investment bankers, attorneys or other agents retained by or acting on behalf of the Company or any of its Subsidiaries not to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined in Section 5.4(c) hereof), (ii) engage in negotiations or discussions (other than to advise as to the existence of the restrictions set forth in this Section 5.4) with, or furnish any information or data to, any third party relating to an Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal or approve any Acquisition Proposal. Notwithstanding anything to the contrary contained in this Section 5.4 or in any other provision of this Agreement, the Company and its Board of Directors (i) may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") or approve an unsolicited Acquisition Proposal if the Company's Board of Directors is advised by its financial advisor that such Potential Acquiror has the financial wherewithal to be reasonably capable of consummating such an Acquisition Proposal, and the Board determines in good faith (A) after receiving advice from its financial advisor, that such third party has submitted to the Company an Acquisition Proposal which is a Superior Proposal (as defined in Section 5.4(d) hereof), and (B) based upon advice of outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve an Acquisition Proposal would violate the Board's fiduciary duties under applicable law. The Company agrees that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality agreement containing confidentiality and standstill provisions substantially similar to the confidentiality and standstill provisions of the Confidentiality Agreement. In the event that the Company shall determine to provide any information as described above, or shall receive any Acquisition Proposal, it shall promptly inform Parent in writing as to the fact that information is to be provided and shall furnish to Parent the identity of the recipient of such information and/or the Potential Acquiror and the terms of such Acquisition Proposal, except to the extent that the Board determines in good faith, based upon advice of its outside legal counsel, that any such action described in this sentence would violate such Board's fiduciary duties under, or otherwise violate, applicable law. The Company will inform Parent of any material amendment to the essential terms of any such Acquisition Proposal except to the extent that the Board determines in good faith, based upon advice of outside legal counsel, that any such action would violate such Board's fiduciary duties under, or otherwise violate, applicable law.

                 (b) The Board of Directors of the Company shall not (i) withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent, the approval or recommendation of such Board of Directors of this Agreement, the Offer or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal unless, in each case, the Board determines in good faith (A) after receiving advice from its financial advisor, that such Acquisition Proposal is a Superior Proposal and (B) based upon advice of outside legal counsel, that the failure to take such action would violate the Board's fiduciary duties under applicable law.

                 (c) For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide proposal, whether in writing or otherwise, made by a third party to acquire beneficial ownership (as defined under Rule 13d-3 of the Exchange Act) of all or a material portion of the assets of, or any material equity interest in, the Company or its material Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving the Company or its material Subsidiaries including any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of any material portion of the assets of, or any material portion of the equity interest in, the Company or its material Subsidiaries (other than the transactions contemplated by this Agreement).

                 (d) The term "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Board of Directors of the Company determines in good faith to be more favorable to the Company and its stockholders than the Offer and the Merger (based on advice of the Company's financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger), for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors, after receiving advice from its financial advisor, is reasonably capable of being financed by such third party.

         Section 5.5 Publicity. The initial press releases with respect to the execution of this Agreement shall be acceptable to Parent and the Company and shall be in the form of Annex B hereto. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release with respect to the Merger, this Agreement or the other transactions contemplated hereby without prior consultation with the other party, except as may be required by law or by any listing agreement with a national securities exchange or national securities quotation system.

         Section 5.6 Indemnification. The Company shall, and from and after the consummation of the Offer, Parent and the Surviving Corporation shall jointly and severally, indemnify, defend and hold harmless the present and former directors and officers of the Company and its Subsidiaries (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by this Agreement to the fullest extent permitted or required under applicable law. All rights to indemnification existing in favor of the directors and officers of the Company as provided in the Company's Certificate of Incorporation or By-laws, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years after the consummation of the Offer in any manner that would adversely affect the rights of the individuals who at or prior to the consummation of the Offer were directors or officers of the Company with respect to occurrences at or prior to the consummation of the Offer and Parent shall cause the Surviving Corporation to honor all such rights to indemnification.

         Section 5.7      Approvals and Consents; Cooperation; Notification.
(a) The parties hereto shall use their respective reasonable best efforts, and cooperate with each other, to (i) determine as promptly as practicable all governmental and third party authorizations, approvals, consents or waivers, including, pursuant to the HSR Act, advisable (in Parent's and Purchaser's discretion) or required in order to consummate the transactions contemplated by this Agreement, including, the Offer and the Merger and (ii) obtain such authorizations, approvals, consents or waivers as promptly as practicable.

                 (b) The Company, Parent and the Purchaser shall take all actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, including, under the HSR Act, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and any other Governmental Entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any Governmental Entity in connection therewith.

                 (c) The Company shall give prompt notice to Parent of (i) the occurrence of any event, condition or development material to the Company and its Subsidiaries, taken as a whole, and (ii) any notice from any Person claiming its consent is required in connection with the transactions contemplated by this Agreement. Each of the Company and Parent shall give prompt notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would cause any condition to the consummation of the Offer or the Merger not to be satisfied.

         Section 5.8 Further Assurances. Each of the parties hereto agrees to use its respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, the Offer and the Merger.

         Section 5.9 Taxes. With respect to any Taxes, the Company shall not (i) make any material tax election or (ii) settle or compromise any material income tax liability (whether with respect to amount or timing), in each case without the prior written consent of Parent which consent shall not be unreasonably withheld.

         Section 5.10 Shareholder Litigation. The Company and Parent agree that in connection with any litigation which may be brought against the Company or its directors relating to the transactions contemplated hereby, the Company will keep Parent, and any counsel which Parent may retain at its own expense, informed of the course of such litigation, to the extent Parent is not otherwise a party thereto, and the Company agrees that it will consult with Parent prior to entering into any settlement or compromise of any such shareholder litigation; provided, that, no such settlement or compromise will be entered into without Parent's prior written consent, which consent shall not be unreasonably withheld.

         Section 5.11 Loan and Security Agreement. Concurrently with the execution and delivery of this Agreement, the Company and Parent shall execute and deliver the Loan and Security Agreement in the form of Annex C attached hereto.

                                   ARTICLE VI

                                   CONDITIONS

         Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                 (a) this Agreement shall have been adopted by the requisite vote of the holders of Company Common Stock, if required by applicable law and the Certificate of Incorporation (provided that Parent shall comply with its obligations in respect of the voting of Shares set forth in
Section 1.8(b));

                 (b) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated;

                 (c) no statute, rule, regulation, order, decree or injunction shall have been enacted, promulgated or issued by any Governmental Entity or court which prohibits the consummation of the Merger; and

                 (d) Parent, the Purchaser or their affiliates shall have purchased shares of Company Common Stock pursuant to the Offer.

         Section 6.2 Conditions to the Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following conditions:

                 (a) the representations and warranties of Parent and the Purchaser shall be true and accurate in all material respects as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period); and

                 (b) each of Parent and the Purchaser shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or the Purchaser, as the case may be, at or prior to the Effective Time.

         Section 6.3 Conditions to the Obligations of Parent and the Purchaser to Effect the Merger. The obligations of Parent and the Purchaser to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following conditions:

                 (a) the representations and warranties of the Company shall be true and accurate in all material respects as of the Effective Time as if made at and as of such time

(except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period); and

                 (b) the Company shall have performed in all material respects all of the respective obligations hereunder required to be performed by the Company, at or prior to the Effective Time.

         Section 6.4 Exception. The conditions set forth in Section 6.2 and 6.3 hereof shall cease to be conditions to the obligations of the parties if the Purchaser shall have accepted for payment and paid for Shares validly tendered pursuant to the Offer.


                                  ARTICLE VII

                                  TERMINATION

         Section 7.1 Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

                 (a) By the mutual consent of Parent, the Purchaser and the Company.

                 (b) By either of the Company, on the one hand, or Parent and the Purchaser, on the other hand:

                          (i) if shares of Company Common Stock shall not have been purchased pursuant to the Offer on or prior to February 23, 1998, which date may be extended by Parent, in its sole discretion, for up to an additional 30 days; provided further, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or the Purchaser, as the case may be, to purchase shares of Company Common Stock pursuant to the Offer on or prior to such date; or

                          (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or prohibiting Parent to acquire or hold or exercise rights of ownership of the Shares, and such order, decree, ruling or other action shall have become final and non-appealable.

                 (c)      By the Company:

                          (i) if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, either (A) a third party shall have made an Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor, is a Superior Proposal and the Company shall have concurrently executed a definitive agreement with such third party in respect of such Superior Proposal, or (B) the Board of Directors of the Company shall have withdrawn, or modified or changed in any manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger (or the Board of Directors of the Company resolves to do any of the foregoing); or

                          (ii) if Parent or the Purchaser shall have terminated the Offer, or the Offer shall have expired, without Parent or the Purchaser, as the case may be, purchasing any shares of Company Common Stock pursuant thereto; provided that the Company may not terminate this Agreement pursuant to this
                 Section 7.1(c)(ii) if the Company is in willful breach of this Agreement; or

                          (iii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent or the Purchaser shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this
                 Section 7.1(c)(iii) if the Company is in willful breach of this Agreement.

                 (d)      By Parent and the Purchaser:

                          (i) if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, the Board of Directors of the Company shall have withdrawn, modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, the Purchaser or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing); or

                          (ii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent or the Purchaser shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided that Parent may not terminate this Agreement pursuant to this Section 7.1(d)(ii) if Parent or the Purchaser is in willful breach of this Agreement.

         Section 7.2      Effect of Termination.

                 (a) In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, the Purchaser or the Company or their respective directors, officers, employees, shareholders, representatives, agents or advisors other than, with respect to Parent, the Purchaser and the Company, the obligations pursuant to this Section 7.2, Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.10, 8.11, 8.12, 8.13 and the
last sentence of Section 5.2. Nothing contained in this Section 7.2 shall relieve Parent, the Purchaser or the Company from liability for willful breach of this Agreement.

                 (b) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(i) hereof or by Parent and the Purchaser pursuant to Section 7.1(d)(i) hereof, the Company shall pay to Parent by certified check or wire transfer to an account designated by Parent immediately following receipt of a request therefor, an amount equal to $8 million (the "Termination Fee").


                                  ARTICLE VIII

                                 MISCELLANEOUS

         Section 8.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include approvals as contemplated in Section 1.3(b)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company's stockholders hereunder without the approval of such stockholders.

         Section 8.2 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section

8.2 shall not limit any covenant or agreement contained in this Agreement which by its terms contemplates performance after the Effective Time.

         Section 8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, with delivery by such service confirmed, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      if to Parent or the Purchaser, to:

                          Texas Instruments Incorporated
                          7839 Churchill Way
                          P.O. Box 650311, M/S 3995
                          Dallas, Texas  75265
                          Telephone:  (972) 917-3810
                          Telecopy:  (972) 917-3804
                          Attention:  Charles D. Tobin

                          with copies to:

                          Texas Instruments Incorporated
                          P.O. Box 655474, M/S 241
                          Dallas, Texas  75265
                          Telephone:  (972) 995-2551
                          Telecopy:  (972) 995-9133
                          Attention:  Richard J. Aqnich, Esq.

                          and

                          Weil, Gotshal & Manges LLP
                          100 Crescent Court, Suite 1300
                          Dallas, Texas  75201-6950
                          Telephone:  (214) 746-7738
                          Telecopy:  (214) 746-7777
                          Attention:  R. Scott Cohen, Esq.

                 (b)      if to the Company, to:

                          Amati Communications Corporation
                          2043 Samaritan Drive
                          San Jose, California  95124
                          Telephone:  (408) 879-2000

                          Telecopy:   (408) 879-2900
                          Attention:  James Steenbergen

                          with a copy to:

                          Heller Ehrman White & McAuliffe
                          525 University Avenue
                          Palo Alto, California  94301-1900
                          Telephone:  (650) 324-7025
                          Telecopy:  (650) 324-0638
                          Attention:  Richard A. Peers, Esq.

Any notice which is not sent to the party's counsel in the manner and at the address or telecopy number set forth above within 24 hours following the time such notice is given to such party shall be deemed not to be validly delivered to such party.

         Section 8.4 Interpretation. The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. The phrase "to the best knowledge of" or any similar phrase shall mean such facts and other information which as of the date of determination are actually known to any vice president, chief financial officer, general counsel, chief compliance officer, controller, and any officer superior to any of the foregoing, of the referenced party after the conduct of a reasonable investigation under the circumstances by such officer. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 19, 1997. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

         Section 8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 8.6 Entire Agreement; Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 5.3 and 5.6, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         Section 8.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         Section 8.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

         Section 8.9 Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

         Section 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

         Section 8.11 Expenses. Except as set forth in Section 7.2 hereof, all costs and expenses incurred in connection with the Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Offer or the Merger is consummated.

         Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

         Section 8.13 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         Section 8.14 Disclosure Letter. The Company Disclosure Letter shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Company Disclosure Letter shall be deemed to be disclosed for all purposes under this Agreement but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

         IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                     TEXAS INSTRUMENTS INCORPORATED



                                     By:    /s/ RICHARD K. TEMPLETON
                                        -------------------------------------
                                     Name:  Richard K. Templeton
                                     Title: President, Semiconductor Group


                                     DSL ACQUISITION CORPORATION



                                     By:    /s/ GEORGE BARBER
                                        -------------------------------------
                                     Name:  George Barber
                                     Title: President


                                     AMATI COMMUNICATIONS CORPORATION



                                     By:    /s/ JAMES STEENBERGEN
                                        -------------------------------------
                                     Name:  James Steenbergen
                                     Title: President and Chief Executive
                                            Officer

                                    ANNEX A

                            CONDITIONS TO THE OFFER

         Notwithstanding any other provision of the Offer, subject to the provisions of the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any tendered Shares if (i) any applicable waiting period under the HSR Act has not expired or been terminated prior to the expiration of the Offer,
(ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after November 19, 1997, and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events shall occur:

                 (a) there shall have been any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted or issued applicable to the Offer or the Merger by any federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which (1) prohibits the consummation of the Offer or the Merger,
(2) prohibits, or imposes any material limitations on, Parent's or the Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets or the Shares, except for such prohibitions or limitations which would not have a Company Material Adverse Effect, (3) prohibits, or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer, or (4) renders the Purchaser unable to accept for payment, pay for or purchase a material portion or all of the Shares; provided, that the parties shall have used their reasonable best efforts to cause any such statute, rule, regulation, judgment, order or injunction to be vacated or lifted;

                 (b) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), do not, individually or in the aggregate, have a Company Material Adverse Effect;

                 (c) the Company shall have breached or failed to perform or comply with, in all material respects, any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it as of the date of consummation of the Offer





                                     I-A-1

                 (d) the Merger Agreement shall have been terminated in accordance with its terms;

                 (e) the Board of Directors of the Company shall have withdrawn, modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, the Purchaser or their affiliates or the Board of Directors of the Company shall have adopted a resolution to do any of the foregoing;

                 (f) Thirty percent (30%) or more of the key personnel of the Company and its Subsidiaries identified on Schedule A(h) of the Company Disclosure Letter shall no longer be employed by the Company or its Subsidiaries or shall have submitted their resignations.

         The foregoing conditions are for the sole benefit of the Purchaser and Parent and, subject to the Merger Agreement, may be asserted by either of them or may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any such rights shall not be deemed a waiver of any right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.





                                     I-A-2

                                    ANNEX II



                     SECTION 262 OF THE GENERAL CORPORATION
                          LAW OF THE STATE OF DELAWARE

SECTION 262 -- APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.
     or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has compiled with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the date next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has compiled with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period of delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, of if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 299, L. '96, eff. 2-1-96 and Ch. 349, L. '96, eff. 7-1-96).

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





                                   ANNEX III



                    OPINION OF DEUTSCHE MORGAN GRENFELL INC.

                                                       [DEUTSCHE MORGAN GRENFELL
                                                       TECHNOLOGY GROUP LOGO]

                                                   Deutsche Morgan Grenfell Inc.
                                                   Technology Group
                                                   1550 El Camino Real
                                                   Suite 100
                                                   Menlo Park, California 94026

                                                   Telephone: (415) 614-5000
                                                   Fax: (415) 614-5030


                                                   November 19, 1997

Board of Directors
Amati Communications Corporation
2043 Samaritan Drive
San Jose, CA 95124

Members of the Board:

     We understand that Amati Communications Corporation ("Amati"), Texas Instruments, Inc. ("TI") and DSL Acquisition Corp. ("Acquisition Sub"), a wholly-owned subsidiary of TI, have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which TI, through Acquisition Sub, will make a tender offer for all of the outstanding shares of common stock, par value $.20 per share, of Amati (the "Amati Common Stock") for $20.00 per share net to the seller in cash (the "Offer") and, following consummation of the Offer, TI will cause Acquisition Sub to be merged with and into Amati (the "Merger"). Pursuant to the Merger, Amati will become a wholly-owned subsidiary of TI and each outstanding share of Amati Common Stock, other than shares held in treasury or held by TI or any affiliate of TI or as to which dissenters' rights have been perfected, will be converted into the right to receive $20.00 per share in cash. The terms and conditions of the Offer and the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the cash consideration to be received by the holders of Amati Common Stock (other than TI and its affiliates) in the Offer and the Merger is fair from a financial point of view to such holders.

     For purposes of the opinion set forth herein, we have:

     i. analyzed certain publicly available financial statements and other information of Amati and TI, respectively;

     ii. analyzed certain internal financial statements and other financial and operating data concerning Amati prepared by the management of Amati;

     iii. analyzed certain financial projections relating to Amati prepared by the management of Amati;

     iv. discussed the past and current operations and financial condition and the prospects of Amati with senior executives of Amati;

     v. reviewed the reported prices and trading activity for the Amati Common Stock;





                                     III-1

Amati Communications Corporation
November 19, 1997                                   [DEUTSCHE MORGAN GRENFELL
Page 2                                               TECHNOLOGY GROUP LOGO]


     vi. compared the financial performance of Amati and the prices and trading activity of the Amati Common Stock with that of certain other comparable publicly-traded companies and their securities;

     vii. reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

     viii. participated in discussions and negotiations among representatives of Amati and TI and their respective financial and legal advisors;

     ix.    reviewed the Merger Agreement and certain related agreements; and

     x. performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Amati. We have not made any independent valuation or appraisal of the assets, liabilities or technology of Amati nor have we been furnished with any such appraisals. We have assumed that the Offer and the Merger will each be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of Amati in connection with this transaction and will receive a fee for our services. In addition, in the ordinary course of our business, we may actively trade the securities and loans of Amati and TI for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities and loans.

     It is understood that this letter is for the information of the Board of Directors of Amati and may not be used for any other purpose without our prior written consent. In addition, we express no recommendation to the stockholders of Amati as to whether or not to tender shares of Amati Common Stock pursuant to the Offer.

     Based upon and subject to the foregoing, we are of the opinion on the date hereof that the cash consideration to be received by the holders of Amati Common Stock (other than TI and its affiliates) in the Offer and Merger is fair from a financial point of view to such holders.


                                    Very truly yours,

                                    DEUTSCHE MORGAN GRENFELL INC.

                                    By: /s/ GEORGE F. BOUTROS
                                        ----------------------
                                        George F. Boutros
                                        Managing Director

                                    By: /s/ DAVID A. POPOWITZ
                                        ----------------------
                                        David A. Popowitz
                                        Vice President




                                     III-2